   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1997

                                                        REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               ---------------

                           ICG COMMUNICATIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
       DELAWARE                   4813, 4899               84-1342022
   (JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
    INCORPORATION)        CLASSIFICATION CODE NUMBER)IDENTIFICATION NUMBER)
                               ---------------

                            9605 EAST MAROON CIRCLE
                                 P.O. BOX 6742
                        ENGLEWOOD, COLORADO 80155-6742
                                (303) 572-5960
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 H. DON TEAGUE
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           ICG COMMUNICATIONS, INC.
                            9605 EAST MAROON CIRCLE
                                 P.O. BOX 6742
                        ENGLEWOOD, COLORADO 80155-6742
                                (303) 572-5960
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                             OF AGENT FOR SERVICE)
                               ---------------

                                WITH COPIES TO:
         LEONARD GUBAR, ESQ.                 JORGE A. DEL CALVO, ESQ.
        AUDREY A. ROHAN, ESQ.              PILLSBURY MADISON & SUTRO LLP
          REID & PRIEST LLP                     2700 SAND HILL ROAD
         40 WEST 57TH STREET               MENLO PARK, CALIFORNIA 94028
      NEW YORK, NEW YORK 10019                    (415) 233-4500
           (212) 603-2000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ---------------

                        CALCULATION OF REGISTRATION FEE
================================================================================
                                       PROPOSED
                                       MAXIMUM        PROPOSED
 TITLE OF EACH CLASS OF    AMOUNT   OFFERING PRICE    MAXIMUM      AMOUNT OF
    SECURITIES TO BE       TO BE     PER SECURITY    AGGREGATE    REGISTRATION
       REGISTERED        REGISTERED  OR PER UNIT   OFFERING PRICE    FEE(1)
--------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share.......  11,866,388 not applicable not applicable   $68,538
================================================================================

(1) Pursuant to Rule 457(f), the registration fee is based on the average bid and asked price of common stock of NETCOM On-Line Communication Services, Inc. on November 3, 1997 of $19.06, for a maximum aggregate offering price of $226,173,355.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                           ICG COMMUNICATIONS, INC.
                            9605 EAST MAROON CIRCLE
                           ENGLEWOOD, COLORADO 80112

[LOGO OF ICG COMMUNICATIONS, INC. APPEARS HERE]

                                                                         , 1997

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of ICG
Communications, Inc., a Delaware corporation ("ICG"), to be held at    a.m. on
     ,      , 1998, at the      .

  At this important meeting, you will be asked to approve the issuance (the "ICG Share Proposal") of ICG common stock, par value $.01 per share (the "ICG Common Stock") in connection with the Agreement and Plan of Merger, dated October 12, 1997 (the "Merger Agreement"), by and between ICG and NETCOM On-Line Communication Services, Inc., a Delaware corporation ("NETCOM"). Pursuant to the terms of the Merger Agreement, a Delaware subsidiary of ICG will be merged with and into NETCOM (the "Merger"). The consummation of the Merger will result in, among other things, the conversion of the outstanding shares of the common stock of NETCOM into the right to receive shares of ICG Common Stock. As a result, ICG will become the holder of all the outstanding shares of common stock of NETCOM and the holders of shares of common stock of NETCOM outstanding immediately prior to the Merger will become holders of shares of ICG Common Stock. The proposed Merger is described in the accompanying Joint Proxy Statement-Prospectus, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction. Approval of the ICG Share Proposal requires the affirmative the vote of a majority of votes cast by the holders of the outstanding shares of ICG Common Stock present, in person or by proxy, at the ICG Special Meeting.

  Gleacher NatWest Inc. ("Gleacher NatWest") was retained by ICG to act as its independent financial advisor in connection with the Merger. As discussed in the accompanying Joint Proxy Statement-Prospectus, Gleacher NatWest has delivered to the ICG Board of Directors its written opinion, which is annexed to the accompanying Joint Proxy Statement-Prospectus as Annex C, that, as of October 12, 1997, and based upon and subject to certain matters stated in its written opinion, the exchange ratio offered by ICG to the NETCOM stockholders pursuant to the Merger is fair, from a financial point of view, to ICG and its stockholders.

  ON OCTOBER 12, 1997 YOUR BOARD OF DIRECTORS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ICG AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS HAS APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER BY UNANIMOUS VOTE AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE ICG SHARE PROPOSAL.

  Information concerning the matters to be considered and voted upon at the Special Meeting is set forth in the attached Notice of Special Meeting and Joint Proxy Statement-Prospectus. It is important that your shares be represented at the Special Meeting, regardless of the number you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

                                          Sincerely,

                                          J. Shelby Bryan
                                          President and Chief Executive
                                           Officer

                           ICG COMMUNICATIONS, INC.
                            9605 EAST MAROON CIRCLE
                           ENGLEWOOD, COLORADO 80112

                               ----------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD AT    A.M. ON      , 1998

                               ----------------

To the Stockholders of ICG Communications, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders ("Special Meeting") of ICG Communications, Inc., a Delaware corporation ("ICG"), will be
held at      , at    a.m., on      , 1998 for the following purposes:

    1. To consider and vote upon a proposal to approve the issuance (the "ICG Share Proposal") of ICG common stock, par value $.01 per share ("ICG Common Stock"), in connection with the Agreement and Plan of Merger, dated October 12, 1997 (the "Merger Agreement"), by and between ICG and NETCOM On-Line Communication Services, Inc., a Delaware corporation ("NETCOM"), pursuant to which a Delaware subsidiary of ICG will be merged with and into NETCOM (the "Merger"), and each share of NETCOM common stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (except for common stock of NETCOM issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by NETCOM, which will be canceled and retired), shall be converted into the right to receive and there shall be issued in exchange for such share, shares of ICG Common Stock. The proposed Merger is described in the accompanying Joint Proxy Statement-Prospectus, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction; and

    2. To vote to adjourn the Special Meeting of Stockholders to solicit additional proxies in the event that the number of proxies sufficient to approve the ICG Share Proposal has not been received by the time of the Special Meeting.

  Only stockholders of record at the close of business on      , 1997, are
entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Holders of ICG Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of ICG Common Stock held of record at the close of business on such date. Approval of the ICG Share Proposal requires the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of ICG Common Stock present, in person or by proxy, at the Special Meeting.

  The matters to be considered at the Special Meeting are more fully described in the accompanying Joint Proxy Statement-Prospectus, and the Annexes thereto, which form a part of this Notice.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          H. Don Teague
                                          Executive Vice President, General
                                           Counsel and Secretary

Dated:      , 1997

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                       TWO NORTH SECOND STREET, PLAZA A
                          SAN JOSE, CALIFORNIA 95113

                                                                         , 1997

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of NETCOM On-Line Communication Services, Inc., a Delaware corporation
("NETCOM"), to be held at    a.m. on      ,      , 1998 at        .

  At this important meeting you will be asked to consider a single proposal to approve and adopt the Agreement and Plan of Merger, dated October 12, 1997 (the "Merger Agreement"), by and between NETCOM and ICG Communications, Inc., a Delaware corporation ("ICG"), providing for the merger (the "Merger") of a Delaware subsidiary of ICG with and into NETCOM. The consummation of the Merger will result in, among other things, the conversion of the outstanding shares of the common stock of NETCOM into the right to receive shares of common stock of ICG. As a result, ICG will become the holder of all the outstanding shares of common stock of NETCOM and the holders of shares of common stock of NETCOM outstanding immediately prior to the Merger will become holders of shares of common stock of ICG. Under Delaware law, the holders of NETCOM common stock are not entitled to appraisal rights in connection with the Merger.

  ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT-PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY. PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

  The Board of Directors of NETCOM have received the written opinion, dated as of October 12, 1997, of BT Alex. Brown Incorporated, which is annexed to the accompanying Joint Proxy Statement-Prospectus as Annex B, that, as of such date and based upon and subject to certain matters stated therein, the exchange ratio in the Merger was fair, from a financial point of view, to the holders of NETCOM Common Stock.

  NETCOM'S BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, NETCOM AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE AUTHORIZATION OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

  In view of the importance of the action to be taken at this Special Meeting of NETCOM stockholders, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Joint Proxy Statement-Prospectus, including the Annexes thereto, which also include information on NETCOM and ICG.

  Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it in the enclosed envelope as promptly as possible.

                                          Very truly yours,

                                          David W. Garrison
                                          Chief Executive Officer and Chairman
                                           of the Board

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                       TWO NORTH SECOND STREET, PLAZA A
                          SAN JOSE, CALIFORNIA 95113

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD      , 1998

To the Stockholders of NETCOM On-Line Communication Services, Inc.:

  The Special Meeting of Stockholders of NETCOM On-Line Communication
Services, Inc., a Delaware corporation ("NETCOM"), will be held at      , on
     , 1998 at   a.m. (the "Special Meeting"), for the following purposes:

    1. To consider and vote on a single proposal (the "Merger Proposal") to adopt the Agreement and Plan of Merger, dated October 12, 1997 (the "Merger Agreement"), by and between ICG Communications, Inc., a Delaware corporation ("ICG"), and NETCOM, providing for the merger (the "Merger") of a Delaware subsidiary of ICG with and into NETCOM, and to authorize the Merger and the other transactions contemplated by the Merger Agreement. The consummation of the Merger will result in, among other things, the conversion of the outstanding shares of the common stock of NETCOM into the right to receive shares of common stock of ICG (except as provided in Section 3.1(b) of the Merger Agreement). As a result, ICG will become the holder of all the outstanding shares of common stock of NETCOM and the holders of shares of common stock of NETCOM outstanding immediately prior to the Merger will become holders of shares of common stock of ICG, all as more fully described in the accompanying Joint Proxy Statement-Prospectus. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement-Prospectus; and

    2. To vote to adjourn the Special Meeting of Stockholders to solicit additional proxies in the event that the number of proxies sufficient to approve the Merger Agreement has not been received by the date of the Special Meeting of Stockholders.

  The Board of Directors of NETCOM has fixed the close of business on      ,
1997, as the record date for the determination of the holders of NETCOM common stock entitled to notice of, and to vote at, the Special Meeting and adjournments or postponements thereof. The Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of NETCOM common stock entitled to vote at the Special Meeting. The proposal to adjourn the Special Meeting of Stockholders to solicit additional proxies requires the affirmative vote of the holders of a majority of NETCOM common stock present in person or by proxy at the Special Meeting of Stockholders.

  Information regarding the proposed Merger, the Merger Agreement and related matters is contained in the accompanying Joint Proxy Statement-Prospectus and the Annexes thereto, which are incorporated by reference herein and form a part of this Notice.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS PREVIOUSLY RETURNED A PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          David W. Garrison
                                          Chief Executive Officer and Chairman
                                           of the Board

Dated:      , 1997

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

                                  PROSPECTUS


                           ICG COMMUNICATIONS, INC.
                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                             JOINT PROXY STATEMENT


      ICG COMMUNICATIONS, INC.    NETCOM ON-LINE COMMUNICATION SERVICES, INC.
         SPECIAL MEETING OF      SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
     STOCKHOLDERS TO BE HELD ON                        , 1998
                  , 1998

                                --------------


  This Joint Proxy Statement-Prospectus (this "Joint Proxy Statement-Prospectus") is being furnished to the holders of common stock, par value $.01 per share (the "NETCOM Common Stock"), of NETCOM On-Line Communication Services, Inc., a Delaware corporation ("NETCOM"), in connection with the solicitation of proxies by the Board of Directors of NETCOM (the "NETCOM Board of Directors") for use at a Special Meeting of Stockholders of NETCOM to be
held at        , on      , 1998, at   a.m., local time, and at any and all
adjournments or postponements thereof (the "NETCOM Special Meeting").

  This Joint Proxy Statement-Prospectus is also being furnished to the holders of common stock, par value $.01 per share (the "ICG Common Stock"), of ICG Communications, Inc., a Delaware corporation ("ICG"), in connection with the solicitation of proxies by the Board of Directors of ICG (the "ICG Board of Directors") for use at the Special Meeting of Stockholders of ICG to be held
at        on      , 1998, at   a.m., local time, and at any and all
adjournments or postponements thereof (the "ICG Special Meeting").

  This Joint Proxy Statement-Prospectus relates to the proposed merger (the "Merger") into NETCOM of a wholly-owned Delaware subsidiary of ICG ("Acquisition Sub"), pursuant to the Agreement and Plan of Merger, dated October 12, 1997 (the "Merger Agreement"), by and between ICG and NETCOM. Upon consummation of the Merger, NETCOM will become a wholly-owned subsidiary of ICG. In the Merger, each outstanding share of NETCOM Common Stock will be converted into and represent the right to receive that number of shares of ICG Common Stock equal to the Exchange Ratio, as defined below, and cash in lieu of fractional shares of ICG Common Stock. The "Exchange Ratio" will equal
0.8628 shares of ICG Common Stock if the average of the Volume Weighted Average Price of ICG Common Stock, as quoted on the Nasdaq National Market ("Nasdaq"), for the ten consecutive trading days ending two trading days prior to the closing date of the Merger (the "ICG Closing Stock Price") is greater than or equal to $22.125; provided, however, that if the ICG Closing Stock Price is greater than or equal to $19.00 but less than $22.125, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $19.0625 by the ICG Closing Stock Price; and provided further, that if the ICG Closing Stock Price is less than $19.00, the Exchange Ratio shall equal 1.0078. Consummation of the Merger is subject to various conditions, including the affirmative vote of holders of a majority of the outstanding shares of NETCOM Common Stock entitled to vote at the NETCOM Special Meeting and the affirmative vote of a majority of votes cast by holders of shares of ICG Common Stock present, in person or by proxy, at the ICG Special Meeting. See "SUMMARY," "THE MERGER," and ANNEX A to this Joint Proxy Statement-Prospectus.

  This Joint Proxy Statement-Prospectus also constitutes the Prospectus of ICG with respect to an estimated (as of November 4, 1997) maximum of 11,866,388 shares of ICG Common Stock to be issued in connection with the Merger. ICG Common Stock is traded on Nasdaq under the symbol "ICGX." On November 3, 1997, the closing sales price for the ICG Common Stock as reported on Nasdaq was $23.38 per share. Holders of NETCOM Common Stock and ICG Common Stock are urged to obtain more recent market information relating to the closing sales price for the ICG Common Stock.

  The Boards of Directors of NETCOM, ICG and Acquisition Sub, and ICG as the holder of all the outstanding capital stock of Acquisition Sub, have approved the Merger Agreement. THE NETCOM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF NETCOM COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE ICG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ICG COMMON STOCK VOTE FOR THE ISSUANCE OF ICG COMMON STOCK PURSUANT TO THE ICG SHARE PROPOSAL. See "THE MERGER--Interests of Certain Persons in the Merger."

  Proxies for the NETCOM Special Meeting may be revoked, subject to the procedures described herein, at any time up to and including the date of the NETCOM Special Meeting. See "THE NETCOM SPECIAL MEETING--Record Date; Voting Rights; Proxies." Proxies for the ICG Special Meeting may be revoked, subject to the procedures described herein, at any time up to and including the date of the ICG Special Meeting. See "THE ICG SPECIAL MEETING--Record Date; Voting Rights; Proxies."

  SEE "RISK FACTORS" ON PAGE 26 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE EVALUATED IN CONNECTION WITH THE MERGER.

  This Joint Proxy Statement-Prospectus and the accompanying forms of proxy
are first being mailed to stockholders of NETCOM and ICG on or about      ,
1997.

                                --------------

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS  THE
      SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
        COMMISSION PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS  JOINT
          PROXY  STATEMENT-PROSPECTUS.  ANY  REPRESENTATION  TO   THE
            CONTRARY IS A CRIMINAL OFFENSE.

       THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS      , 1997.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NETCOM OR ICG. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE HEREOF OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  NETCOM and ICG are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

  This Joint Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Joint Proxy Statement-Prospectus is a part, and which ICG has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to ICG and the securities of ICG offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto. The information in this Joint Proxy Statement-Prospectus concerning NETCOM and ICG has been furnished by NETCOM and ICG, respectively.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents filed by ICG and NETCOM with the Commission (ICG Commission File No. 1- 11965; NETCOM Commission File No. 0-25216) under
Section 13(d) or 15(d) of the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement-Prospectus:

  ICG documents
     1. Proxy Statement on Schedule 14A filed May 16, 1997;
     2. Annual Report on Form 10-K for the fiscal year ended September 30,
        1996;
     3. Transition Report on Form 10-K/A for the transition period from October 1, 1996 to December 31, 1996;
     4. Quarterly Report on Form 10-Q for the fiscal quarter ended March
        31, 1997;
     5. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
        1997;
     6. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997;
     7. Current Report on Form 8-K dated February 20, 1997;
     8. Current Report on Form 8-K dated February 24, 1997;
     9. Current Report on Form 8-K dated September 18, 1997;
    10. Current Report on Form 8-K dated September 29, 1997;
    11. Current Report on Form 8-K dated October 21, 1997; and
    12. The description of ICG Common Stock set forth in ICG's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

  NETCOM documents

     1. Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1996;
     2. Quarterly Report on Form 10-Q for the fiscal quarter ended March
        31, 1997;
     3. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
        1997;
     4. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997; and
     5. Current Report on Form 8-K dated October 23, 1997.
     6. The description of NETCOM Common Stock set forth in NETCOM's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

  In addition, all reports and other documents filed by ICG or NETCOM pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the ICG Special Meeting or the NETCOM Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Joint Proxy Statement-Prospectus, or any amendment or supplement hereto.

  THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS FILED BY ICG OR NETCOM WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, FROM: A) ICG COMMUNICATIONS, INC., 9605 EAST MAROON CIRCLE, P.O. BOX 6742, ENGLEWOOD, COLORADO 80155-6742, ATTENTION: INVESTOR RELATIONS (TEL. (800) 408-4253); AND
B) NETCOM ON-LINE COMMUNICATION SERVICES, INC., TWO NORTH SECOND STREET, PLAZA A, SAN JOSE, CALIFORNIA 95113, ATTENTION: INVESTOR RELATIONS (TEL. (408) 881-
3516). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD
BE MADE BY        , 1998.

                          FORWARD LOOKING STATEMENTS

  THIS JOINT PROXY STATEMENT-PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE RESULTS OF OPERATIONS AND BUSINESSES OF ICG AND NETCOM. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED, PROJECTED, FORECAST, ESTIMATED OR BUDGETED IN SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (i) HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES, NET LOSSES AND NEGATIVE CASH FLOWS; (ii) RISKS RELATED TO LOCAL SERVICES AND SWITCHED SERVICES STRATEGIES OF ICG; (iii) CERTAIN FINANCIAL AND OPERATING RESTRICTIONS OF ICG; (iv) SUBSTANTIAL INDEBTEDNESS; (v) RISKS RELATED TO RAPID EXPANSION OF BUSINESS; INTEGRATION OF ACQUIRED BUSINESSES; AND (vi) COMPETITION. IN ADDITION, FACTORS THAT COULD CAUSE ACTUAL RESULTS OF ICG (ASSUMING CONSUMMATION OF THE MERGER) TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY OR PROJECTED, FORECAST, ESTIMATED OR BUDGETED IN FORWARD LOOKING STATEMENTS RELATING TO THE RESULTS OF OPERATIONS AND BUSINESS OF ICG FOLLOWING THE MERGER, INCLUDE (A) ANY COST SAVINGS OR REVENUE ENHANCEMENTS THAT MAY BE REALIZED FROM THE MERGER (SEE "THE MERGER--RECOMMENDATION OF THE BOARD OF DIRECTORS OF NETCOM; REASONS FOR THE MERGER," AND "--RECOMMENDATION OF THE BOARD OF DIRECTORS OF ICG; REASONS FOR THE MERGER") AND (B) THE COSTS ASSOCIATED WITH THE MERGER, SUCH AS THE FOLLOWING: (i) THE EXPECTED COST SAVINGS TO BE REALIZED BEGINNING PRIMARILY IN 1998 THROUGH COMBINING CERTAIN FUNCTIONS OF BOTH ICG AND NETCOM, MAKING CHANGES TO THE OPERATING STRUCTURE OF BOTH COMPANIES TO ELIMINATE REDUNDANT FACILITIES AND BETTER SERVE THE COMBINED COMPANY'S CUSTOMERS; AND (ii) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF ICG AND NETCOM ARE GREATER THAN EXPECTED. SEE "RISK FACTORS."

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   2
INCORPORATION OF DOCUMENTS BY REFERENCE....................................   3
FORWARD LOOKING STATEMENTS.................................................   4
SUMMARY....................................................................   7
  Parties To The Merger....................................................   7
  The Meetings.............................................................  12
  Recommendations of the Boards of Directors...............................  12
  Opinions of Financial Advisors...........................................  13
  The Merger...............................................................  13
  Comparative Per Share Prices.............................................  17
  Equivalent Per Share Data................................................  19
  ICG Selected Financial Data..............................................  20
  NETCOM Selected Financial Data...........................................  22
  ICG Pro Forma Consolidated Financial Information.........................  23
RISK FACTORS...............................................................  26
  Integration of the Two Companies.........................................  26
  Substantial Dilution of Ownership Interest of Current ICG Stockholders...  26
  The Effect of ICG Stock Price Fluctuations on the Consideration to be
   Received by the Holders of NETCOM Common Stock in the Merger............  26
  Shares Eligible for Future Sale; Possible Volatility of Stock Price......  26
  Historical and Anticipated Future Operating Losses, Net Losses and
   Negative Cash Flows.....................................................  27
  Risks Related to Local Services and Switched Services Strategies of ICG..  28
  Certain Financial and Operating Restrictions of ICG......................  29
  Substantial Indebtedness of ICG..........................................  29
  Risks Related to Rapid Expansion of Business; Integration of Acquired
   Businesses..............................................................  30
  Competition..............................................................  31
  Regulation...............................................................  32
  Significant Capital Requirements of ICG..................................  34
  Dependence on Key Customers of ICG.......................................  34
  Risks of Entry into Long Distance Business by ICG........................  35
  Risks of Entry into Data Transmission Business by ICG....................  35
  Dependence on Billing, Customer Service and Information Systems..........  36
  Risks Related to Joint Ventures and Strategic Alliances..................  36
  Rapid Technological Change...............................................  37
  Dependence on Rights of Way and Other Third Party Agreements by ICG......  37
  Key Personnel............................................................  37
  Dependence on WorldCom and Other Suppliers by NETCOM.....................  38
  Dependence on Network Infrastructure; Risk of System Failure; Security
   Risks by NETCOM.........................................................  38
  Dependence on Distribution and Marketing Relationships by NETCOM.........  39
  New and Uncertain Market for NETCOM's Services and Products..............  39
  Limited Intellectual Property Protection by NETCOM.......................  39
  No Dividends.............................................................  39
  Potential Liability for Content of NETCOM................................  40
  Anti-Takeover Provisions.................................................  40
THE NETCOM SPECIAL MEETING.................................................  41
  Purpose of the NETCOM Special Meeting....................................  41
  Record Date; Voting Rights; Proxies......................................  41

  Solicitation of Proxies.................................................  41
  Quorum..................................................................  41
  Required Vote...........................................................  41
THE ICG SPECIAL MEETING...................................................  42
  Purposes of the ICG Special Meeting.....................................  42
  Record Date; Voting Rights; Proxies.....................................  42
  Solicitation of Proxies.................................................  43
  Quorum..................................................................  43
  Required Vote...........................................................  43
THE MERGER................................................................  43
  General.................................................................  43
  Effective Time..........................................................  44
  Conversion of Shares; Procedures for Exchange of Certificates...........  44
  Treatment of Stock Options..............................................  45
  Background of the Merger................................................  45
  Recommendation of the Board of Directors of NETCOM; Reasons for the
   Merger.................................................................  48
  Interests of Certain Persons in the Merger..............................  50
  Recommendation of the Board of Directors of ICG; Reasons for the
   Merger.................................................................  51
  Opinion of NETCOM's Financial Advisor...................................  52
  Opinion of ICG's Financial Advisor......................................  57
  Federal Income Tax Consequences.........................................  60
  Accounting Treatment....................................................  61
  Certain Legal Matters...................................................  61
  Federal Securities Law Consequences.....................................  62
  Listing.................................................................  62
  Appraisal Rights........................................................  62
THE MERGER AGREEMENT......................................................  62
  The Merger..............................................................  62
  Effective Time..........................................................  63
  Terms of the Merger.....................................................  63
  Fractional Shares.......................................................  64
  Surrender and Payment...................................................  64
  Conditions to Consummation of the Merger................................  65
  Representations and Warranties..........................................  66
  Conduct of Business Pending the Merger..................................  66
  Covenants...............................................................  68
  Effect on Employee Benefit Plans........................................  69
  No Solicitation.........................................................  69
  Indemnification.........................................................  70
  Termination; Remedies; Fees and Expenses................................  71
  Amendment; Waiver.......................................................  73
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF ICG AND
 NETCOM...................................................................  74
COMPARISON OF STOCKHOLDER RIGHTS..........................................  81
LEGAL MATTERS.............................................................  82
EXPERTS...................................................................  82
ICG STOCKHOLDER PROPOSALS.................................................  82

Annexes:
  Annex A--Agreement and Plan of Merger, dated October 12, 1997, by and between ICG and NETCOM.
  Annex B--Opinion of BT Alex. Brown Incorporated.
  Annex C--Opinion of Gleacher NatWest Inc.

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement- Prospectus. This summary is not intended to be a complete description of the matters covered in this Joint Proxy Statement-Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement-Prospectus, including the Annexes hereto, and in the documents incorporated by reference in this Joint Proxy Statement-Prospectus. The Merger Agreement is set forth in ANNEX A to this Joint Proxy Statement-Prospectus and reference is made thereto for a complete description of the terms of the Merger. Stockholders are urged to read carefully the entire Joint Proxy Statement-Prospectus, including the Annexes. As used in this Joint Proxy Statement/Prospectus, the terms "ICG" and "NETCOM" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries.

                                    SUMMARY

PARTIES TO THE MERGER

  NETCOM. NETCOM is one of the largest independent providers of high quality Internet solutions to businesses and individuals. NETCOM offers customers integrated Internet solutions aimed at enhancing customer productivity through integration and application technologies. NETCOM provides packaged solutions to address the Internet productivity needs of individuals and small and medium-sized businesses. These offerings have led to significant growth, with revenues increasing from approximately $2 million for the 1993 fiscal year to approximately $120 million for the nine months ended September 30, 1997.

  NETCOM operates a telecommunications network comprised of regional hubs containing frame relay switches and high-performance routers, connecting a backbone of leased Asynchronous Transfer Mode (ATM) and high-speed dedicated data lines and 329 points-of-presence ("POP") in the United States, United Kingdom and Canada. The POPs allow customers in these areas to access the Internet through a local telephone call or dedicated connection. The NETCOM infrastructure is monitored by network control centers in each country in which it operates.

  NETCOM's revenues are derived from providing Internet solutions to business and individual customers, principally through monthly dial-up, dedicated connection and Web site hosting services. Currently, sales to small businesses and individuals represent a majority of NETCOM's revenues. Small business and individual revenues are comprised primarily of recurring dial-up, Web site hosting and dedicated connection revenues. In addition, NETCOM also receives revenues from non-access services, primarily from business customers. These revenues include virtual Web server hosting and domain name services. NETCOM charges set-up fees on certain of these services.

  Dial-Up Accounts. NETCOM's dial-up customers receive an integrated Internet solution comprised of high quality access, software and 24 hour a day, seven days a week, automated customer support. NETCOM customers can quickly register using NETCOMplete software, available for both Windows and Macintosh platforms via floppy or CD, and set up a NETCOM account by following a sequence of simple, on-screen steps. All the software needed to connect and access the Internet is automatically installed and configured, eliminating the need for complex set up procedures. NETCOMplete also provides an easy-to-use interface as well as software from industry leading partners, bookmark managers, off-line browsers and additional software that increase the value of a customer's Internet experience.

  NETCOM dial-up customers connect directly to the Internet via NETCOM's own network which provides high speed, reliable access. All NETCOM dial-up accounts allow access to the Internet's resources, including E-mail, the World Wide Web and USENET newsgroups. In addition, all NETCOM dial-up account holders receive a 1 Mb personal Web page, a daily customized newspage via E-mail, and access to on-line financial, corporate and market information and analytical tools. NETCOMplete Advantage and NETCOMplete Advantage Pro accounts provide features such as additional E-mail addresses, enhanced support offerings, software and virus updates and access to comprehensive research libraries.

  Network and Hosting Accounts. NETCOM offers Internet services including Web site hosting and high-speed dedicated connections. The Internet services offered to businesses are at various speeds, including 14.4 Kbps, 28.8 Kbps, 56 Kbps, T1, and T3 levels, depending upon the customer's needs. There are currently no usage charges for any of NETCOM's dedicated accounts, and E-mail service and USENET news feed are provided at no additional charge. Network connections for the 56 Kbps and above services require the customer to obtain a leased line from a local telephone company. In addition, NETCOM offers a FrameConnect service, which provides an Internet connection based on frame relay technology provided by local telephone carriers. NETCOM's high-speed digital network provides subscribers with direct access to the full range of Internet applications. As of September 30, 1997, NETCOM had approximately 11,000 network and hosting accounts.

  NETCOM has developed relationships with leading global technology companies. NETCOM is working in co-development relationships, development alliances or commercial relationships with companies including Microsoft Corporation (Microsoft Internet Explorer, Microsoft Internet News, Microsoft NetMeeting), Netscape Communications Corporation (Netscape Navigator), Lotus Development Corporation (Domino-based collaborative interactive), Qualcomm, Inc. (Eudora Pro and Eudora Light E-mail applications), McAfee Associates, Inc. (Webscan virus protection), Spyglass, Inc. (Surfwatch and NETCOM Surfwatch Service), Cisco Systems, Inc. (Cisco IOS), Adobe Systems, Inc. (PageMill), Whistle Communications Corporation (Whistle), Intel Corporation (Quick Web technology), Tumbleweed Software Corporation (Tumbleweed Posta), Symantec Corporation (Healthy PC.com) and 3Com Corporation (56 Kbps x2 technology).

  As used in this Joint Proxy Statement-Prospectus, the term "NETCOM" refers to NETCOM On-Line Communication Services, Inc. and its subsidiaries, unless the context otherwise requires. The principal executive offices of NETCOM are located at Two North Second Street, Plaza A, San Jose, California 95113; its telephone number is (408) 881-3668.

  ICG. ICG is one of the largest independent providers of competitive local telephone services in the United States, based on estimates of the industry's 1996 revenue. Competitive local exchange carriers ("CLECs") seek to provide an alternative to the incumbent local exchange carriers ("ILECs") for a full range of telecommunications services in the increasingly deregulated telecommunications industry. As a CLEC, ICG operates networks in four regional clusters covering major metropolitan statistical areas in California, Colorado, Ohio and the Southeast. ICG also provides a wide range of network systems integration services and maritime and international satellite transmission services. As a leading participant in the rapidly growing competitive local telecommunications industry, ICG has experienced significant growth, with total revenue increasing from $59.1 million for fiscal 1994 to $252.5 million for the 12-month period ended September 30, 1997.

  The Federal Telecommunications Act of 1996 (the "Telecommunications Act") and procompetitive state regulatory initiatives have substantially changed the telecommunications regulatory environment in the United States. Due to these regulatory changes, ICG is now permitted to offer all interstate and intrastate telephone services, including competitive local dial tone. ICG is marketing and selling local dial tone services in major metropolitan areas in the following regions: California, which began service in late January 1997, followed by Ohio in February 1997, Colorado in March 1997 and the Southeast in May 1997. During the nine months ended September 30, 1997, ICG sold approximately 92,000 local access lines, of which approximately 51,000 were in service at that date. In addition, the Company's operating networks have grown from 323 fiber route miles at the end of fiscal 1994 to 3,021 fiber route miles at September 30, 1997. ICG has 18 operating high capacity digital voice switches and 15 data communications switches, and plans to install additional switches as demand warrants. To facilitate the expansion of its services, ICG has entered into agreements with Lucent Technologies, Inc. ("Lucent"), Northern Telecom Inc. ("Nortel") and Cascade Communications, Inc. ("Cascade") to purchase a full range of switching systems, fiber optic cable, network electronics, software and services. See "Recent Developments."

  In developing its telecommunications service offerings, ICG continues to invest significant resources to expand its network. This expansion is being undertaken through a combination of constructing owned facilities, entering into long-term agreements with other telecommunications carriers, establishing strategic alliances with utility companies and potentially through additional acquisitions. See "Recent Developments."

TELECOM SERVICES

  ICG operates local exchange networks in the following markets within its four regional clusters: California (Sacramento, San Diego and portions of the Los Angeles and San Francisco metropolitan areas); Colorado (Denver, Colorado Springs and Boulder); the Ohio Valley (Akron, Cleveland, Columbus, Dayton and Louisville) and the Southeast (Birmingham, Charlotte and Nashville). ICG plans to build a network in Atlanta in conjunction with The Southern Company ("Southern"). Through its strategic alliance with Central and South West Corporation ("CSW"), service is expected to be offered in Austin, Corpus Christi, Dallas, Houston and San Antonio, Texas. See "Recent Developments." ICG will continue to expand its network through construction, leased facilities, strategic joint ventures and potentially through acquisitions. ICG operating networks have grown from 780 fiber route miles at the end of fiscal 1994 to 3,021 fiber route miles as of September 30, 1997. Telecom Services revenue has increased from $14.9 million for fiscal 1994 to $158.0 million for the 12-month period ended September 30, 1997.

 Strategy

  ICG's objective is to become the dominant alternative to the ILEC in the markets it serves. In furtherance of this objective, ICG has developed strategies to aggressively market its broad range of telecommunications services to business end users and to leverage its extensive network footprint and its expertise in the provision of switched telecommunications services. The key elements of this strategy are:

  Expand Service Offerings. ICG's focus is to provide a wide range of local, long distance and data communications services to business end users and wholesale customers within its service areas, with an emphasis on local exchange services. ICG believes that customers are increasingly demanding a broad, full service approach to providing telecommunications services. By offering a wide array of services bundled into customized packages, management believes ICG will be better able to capture business from telecommunications-intensive commercial accounts. To this end, ICG is complementing its core competitive local exchange services with local toll and long distance services tailored to the needs of its customers and expects to also provide tailored data services.

  Market Services to End Users. Management believes an end user strategy can accelerate its penetration of the local services market and better leverage ICG's network investment. In support of this strategy, ICG has substantially increased its direct sales and marketing staff. ICG's sales force has grown from 81 and 143 people at September 30, 1996 and December 31, 1996, respectively, to approximately 400 people (including sales management, technical sales support and administrative support) at September 30, 1997.

  Concentrate Markets in Regional Clusters. ICG believes that by focusing on regional clusters it will be able to more effectively service its customers' needs and efficiently market, operate and control its networks. As a result, ICG has concentrated its networks in regional clusters serving major metropolitan areas in California, Colorado, the Ohio Valley and the Southeast. ICG also intends to expand its network footprint to include Texas (and may also expand to Arkansas, Louisiana and Oklahoma) through a strategic alliance with CSW and to include Atlanta through a strategic alliance with Southern. See "Recent Developments."

  Network Connectivity. Significant amounts of telecommunications traffic are carried within ICG's regional clusters. Management believes that integrating these clusters through the connection of individual networks will provide significant benefits, including cost advantages. These cost advantages would result from ICG's ability to carry regional traffic on-net, thereby improving operating margins by reducing payments to other carriers for the use of their facilities. Accordingly, ICG is in the process of connecting networks within each of its California, Colorado and Ohio Valley clusters with inter-city fiber optic cable.

  Expand Alliances with Utilities. ICG has established and is actively pursuing strategic alliances with utility companies to take advantage of their existing fiber optic infrastructures and customer relationships. This approach affords ICG the opportunity to license or lease fiber optic facilities on a long-term basis, which is more timely and cost effective than constructing facilities. In addition, utilities possess conduit and other facilities that enable ICG to more easily install additional fiber to extend existing networks in a given market. Finally, management expects these strategic alliances to combine ICG's expertise in providing high quality telecommunications services with the utility's name recognition and customer relationships in marketing telecommunications products and services to the utility's customer base.

NETWORK SERVICES

  Through ICG's wholly owned subsidiary, ICG Fiber Optic Technologies, Inc. ("FOTI"), ICG supplies information technology services and selected networking products, focusing on network design, installation, maintenance and support for a variety of end users, including Fortune 1000 firms and other large businesses and telecommunications companies. Revenue from Network Services was $66.0 million for the 12-month period ended September 30, 1997.

SATELLITE SERVICES

  ICG's Satellite Services operations provide satellite voice and data services to major cruise lines, commercial shipping vessels, yachts, the U.S. Navy and offshore oil platforms. ICG also owns a teleport facility which provides international voice and data transmission services. Revenue for Satellite Services operations was $28.5 million for the 12-month period ended September 30, 1997. ICG is considering the disposition of its Satellite Services operations to better focus its efforts on its core Telecom Services unit, although it has not formally approved or adopted a plan for such disposition.

RECENT DEVELOPMENTS

  Network Expansion. ICG continues to expand its network footprint through several strategic initiatives with utility companies and other telecommunications carriers. ICG recently announced an agreement with a subsidiary of Southern that will permit it to construct a 100-mile fiber optic network in the Atlanta metropolitan area. In June 1997, ICG entered into an Indefeasible Right of Use ("IRU") agreement with Qwest for approximately 1,800 miles of fiber optic network and additional broadband capacity in California, Colorado, Ohio and the Southeast. The new capacity will connect major markets in California that ICG expects will be used for the transmission of local, long distance and data communications services in its markets.

  CSW Strategic Alliance. In January 1997, ICG announced a strategic alliance with CSW which is expected to develop and market telecommunications services in Austin, Corpus Christi, Dallas, Houston and San Antonio, Texas. The venture entity, a limited partnership named CSW/ICG ChoiceCom, L.P. ("ChoiceCom"), is based in Austin, Texas. CSW holds 100% of the interest in ChoiceCom and ICG has an option to purchase a 50% interest at any time prior to July 1, 2003. Subsequent to July 1, 1999, if ICG has not exercised its option, CSW will have the right to sell either 51% or 100% of the partnership interest in ChoiceCom to ICG. CSW and ICG each have two representatives on the Management Committee of the general partner of ChoiceCom. ChoiceCom may eventually offer local exchange, data communications, long haul and other services in other cities in Arkansas, Louisiana, Oklahoma and Texas.

  Cascade Agreement. In April 1997, ICG entered into an agreement with Cascade for the purchase of high- speed frame relay and ATM switching products that will enable ICG to provide high-speed data connectivity to its customers. In addition, ICG has obtained turnkey services from Cascade for product planning and deployment of the product, including program management, network design, onsite operations support and training.

  Acquisition of Communications Buying Group. On October 17, 1997, ICG purchased approximately 91% of the outstanding capital stock of Communications Buying Group, Inc. ("CBG"), an Ohio based local exchange and Centrex reseller (the "CBG Acquisition"). The remaining approximately 9% will be purchased on or before March 24, 1998, pursuant to the terms of the Stock Purchase Agreement governing the CBG Acquisition. The Company paid total consideration of approximately $46.5 million, plus the assumption of certain liabilities, and expects to pay approximately $2.9 million for the purchase of the remaining approximately 9% interest. Separately, on October 17, 1997, ICG sold approximately $16.0 million of ICG Common Stock to certain shareholders of CBG.

  CBG currently serves customers in Cleveland, Columbus and Akron, Ohio as well as in surrounding areas. CBG has approximately 27,000 Centrex lines in service and over 30,000 business lines in service, principally pursuant to various resale and other agreements with Ameritech Corp., the ILEC in the markets it serves. CBG focuses its sales and marketing efforts on small to medium-sized businesses and provides a one-stop solution for the local and long distance needs of its customers. For the calendar year 1996 and the nine months ended September 30, 1997, CBG's revenue was approximately $21.4 million and $24.1 million, respectively, and EBITDA losses were approximately $(1.0) million and $(1.3) million, respectively.

  ICG believes that the business strategy of CBG is closely aligned with its business strategy and that it can successfully leverage the services offered by CBG to enhance its offering of similar services in its existing Ohio markets, including all those currently served by CBG. The acquisition of CBG will double ICG's current sales presence in Ohio to approximately 60 people. In addition, ICG believes that its ability to migrate, over time, a portion of CBG's existing customer base to its fiber optic facilities offers significant cost savings. ICG believes that the transaction will significantly further its goal of becoming the dominant alternative to the ILEC in Ohio.

  Financing. In March 1997, ICG raised net proceeds of $192.4 million from the sale of 11% Senior Discount Notes due 2007 (the "11% Notes") of ICG Holdings, Inc. ("Holdings") and 14% Exchangeable Preferred Stock Mandatorily Redeemable 2008 (the "14% Preferred Stock") of Holdings. Cash interest on the 11% Notes accrues at 11% per annum beginning March 15, 2002 and is payable quarterly, commencing September 15, 2002. The 14% Preferred Stock accrues dividends quarterly at an annual rate of 14% per annum. Dividends are payable quarterly in cash or, on or prior to March 15, 2002, at the sole option of Holdings, in additional shares of 14% Preferred Stock. ICG believes that its liquidity was improved because the 11% Notes and the 14% Preferred Stock do not require the payment of cash interest or cash dividends prior to 2002. The 11% Notes and the 14% Preferred Stock have been registered under the Securities Act.

  In September and October 1997, ICG's new wholly-owned subsidiary, ICG Funding, LLC, a Delaware limited liability company ("ICG Funding"), completed a private placement of $132.25 million of Exchangeable Limited Liability Company Preferred Securities ("Preferred Securities"). The Preferred Securities are mandatorily redeemable November 15, 2009 at a liquidation preference of $50.00 per security, plus accrued and unpaid dividends. Dividends on the Preferred Securities will be cumulative at the rate of 6 3/4% per annum and will be paid in cash through November 15, 2000 and, in cash or shares of ICG Common Stock, at the option of ICG Funding, thereafter. The Preferred Securities are exchangeable, at the option of the holder, into ICG Common Stock at an exchange price of $24.025 per share. ICG Funding may, at its option, redeem the Preferred Securities at any time on or after November 18, 2000. Prior to that time, ICG Funding may redeem the Preferred Securities if the current market value of ICG Common Stock equals or exceeds the exchange price, for at least 20 days of any consecutive 30-day trading period, by 170% prior to November 16, 1998; 160% from November 16, 1998 through November 15, 1999; and 150% from November 16, 1999 through November 15, 2000. ICG is obligated to register under the Securities Act the Preferred Securities and the ICG Common Stock issuable upon exchange of the Preferred Securities.

  As used in this Joint Proxy Statement-Prospectus, the term "ICG" refers to ICG Communications, Inc. and its subsidiaries, unless the context otherwise requires. The principal executive offices of ICG are located at 9605 East Maroon Circle, P.O. Box 6742, Englewood, Colorado 80155-6742; its telephone number is 303-572-5960.

THE MEETINGS

TIMES, PLACES AND DATES

  A Special Meeting of the stockholders of NETCOM will be held at       , on
     , 1998, at   a.m., local time (including any and all adjournments or
postponements thereof, the "NETCOM Special Meeting").

  A Special Meeting of the stockholders of ICG will be held at         , on
     , 1998 at   a.m., local time (including any and all adjournments or
postponements thereof, the "ICG Special Meeting").

PURPOSES OF THE MEETINGS

  At the NETCOM Special Meeting, holders of NETCOM Common Stock will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated October 12, 1997, by and between NETCOM and ICG, a copy of which is attached as Annex A to this Joint Proxy Statement-Prospectus, providing for the Merger of Acquisition Sub with and into NETCOM. As a result of the Merger, NETCOM will become a wholly-owned subsidiary of ICG. Stockholders of NETCOM will also consider and vote upon any other matter that may properly come before the Special Meeting.

  At the ICG Special Meeting, holders of ICG Common Stock will consider and vote upon the ICG Share Proposal. Holders of ICG Common Stock will also consider and vote upon any other matter that may properly come before the Special Meeting.

VOTES REQUIRED; RECORD DATES

  Approval and adoption of the Merger Agreement require the affirmative vote of the holders of a majority of the outstanding shares of NETCOM Common Stock entitled to vote thereon. Holders of NETCOM Common Stock are entitled to one vote per share. Only holders of NETCOM Common Stock at the close of business on
     , 1997 (the "NETCOM Record Date") will be entitled to notice of and to
vote at the NETCOM Special Meeting. On      , 1997 there were     shares of
NETCOM Common Stock outstanding and entitled to vote. See "THE NETCOM SPECIAL MEETING."

  The ICG Share Proposal requires approval by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of ICG Common Stock present, in person or by proxy, at the ICG Special Meeting. Holders of ICG Common Stock are entitled to one vote per share. Only holders of
ICG Common Stock at the close of business on      , 1997 (the "ICG Record
Date") will be entitled to notice of and to vote at the ICG Special Meeting. On
     , 1997 there were    shares of ICG Common Stock outstanding and entitled
to vote. See "THE ICG SPECIAL MEETING."

  As of the ICG Record Date, ICG's directors and executive officers and their
affiliates held approximately     of the outstanding shares of ICG Common Stock
entitled to vote at the ICG Special Meeting. See "THE ICG SPECIAL MEETING." As of the NETCOM Record Date, NETCOM's directors and executive officers, and their
affiliates, held     shares of NETCOM Common Stock entitled to vote at the
NETCOM Special Meeting. See "THE NETCOM SPECIAL MEETING."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  The Boards of Directors of NETCOM and ICG believe that the terms of the Merger are fair to and in the best interests of their respective stockholders and have by the unanimous vote of all directors approved the

Merger Agreement and the related transactions. The NETCOM Board of Directors unanimously recommends that its stockholders approve and adopt the Merger Agreement, and the ICG Board of Directors unanimously recommends that its stockholders approve the ICG Share Proposal. See "THE MERGER--Background of the Merger," "--Recommendation of the Board of Directors of NETCOM; Reasons for the Merger,"
"--Recommendation of the Board of Directors of ICG; Reasons for the Merger" and "--Interests of Certain Persons in the Merger."

OPINIONS OF FINANCIAL ADVISORS

  NETCOM. BT Alex. Brown Incorporated ("BT Alex. Brown") delivered its written opinion, dated as of October 12, 1997, to the NETCOM Board of Directors that, as of such date and based upon and subject to certain matters stated in its opinion, the Exchange Ratio is fair, from a financial point of view, to NETCOM's stockholders. The full text of the written opinion of BT Alex. Brown, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. HOLDERS OF NETCOM COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER-- Opinion of NETCOM's Financial Advisor."

  ICG. Gleacher NatWest Inc. ("Gleacher NatWest") delivered its written opinion to the ICG Board of Directors to the effect that, as of October 12, 1997, and based upon and subject to certain matters stated in its opinion, the Exchange Ratio offered by ICG to the NETCOM stockholders pursuant to the Merger is fair, from a financial point of view, to ICG and its stockholders. The full text of the written opinion of Gleacher NatWest, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated herein by reference. HOLDERS OF ICG COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER--Opinion of ICG's Financial Advisor."

THE MERGER

MERGER CONSIDERATION

  At the effective time of the Merger (the "Effective Time"), each outstanding share of NETCOM Common Stock (other than shares owned by NETCOM or its subsidiaries, all of which will be canceled) will be automatically converted into and represent the right to receive a number of shares of ICG Common Stock equal to the Exchange Ratio. The Exchange Ratio will equal 0.8628 shares of ICG Common Stock if the ICG Closing Stock Price is greater than or equal to $22.125; provided, however, that if the ICG Closing Stock Price is greater than or equal to $19.00 but less than $22.125, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $19.0625 by the ICG Closing Stock Price; and provided further, that if the ICG Closing Stock Price is less than $19.00, the Exchange Ratio shall equal 1.0078. Cash will be paid in lieu of fractional shares. Upon consummation of the Merger, Acquisition Sub will be merged with and into NETCOM and NETCOM, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of ICG. See "THE MERGER AGREEMENT--Terms of the Merger."

  As of the NETCOM Record Date, options to purchase        shares of NETCOM
Common Stock were outstanding pursuant to NETCOM's stock option plan (the "NETCOM Stock Option Plan"). The Merger Agreement provides that, following the Effective Time, all outstanding options under the NETCOM Stock Option Plan will be assumed by ICG and become exercisable for a number of shares of ICG Common Stock and at an exercise price calculated in accordance with the Exchange Ratio. See "THE MERGER--Treatment of Stock Options."

CONDITIONS TO THE MERGER; TERMINATION

  Consummation of the Merger is subject to various conditions, including, but not limited to: (i) obtaining requisite stockholder and governmental approvals;
(ii) the absence of any preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger; (iii) approval for listing on Nasdaq, subject to official notice of issuance, of the ICG Common Stock to be issued in connection with Merger; and (iv) receipt by NETCOM of the opinion of counsel to NETCOM at the closing of the Merger in respect of certain federal income tax consequences of the Merger. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of NETCOM or ICG: (i) by mutual consent of the Boards of Directors of NETCOM and ICG; (ii) by either ICG or NETCOM (a) if at the meeting of its stockholders, the Merger is not approved and adopted, (b) if the Merger has not been consummated on or before March 1, 1998, or (c) if their respective independent accountants advise in writing that the Merger will not qualify for pooling-of-interests accounting treatment; (iii) by NETCOM if any of the conditions to its obligation to consummate the Merger have not been met or waived by NETCOM at such time as such condition is no longer capable of satisfaction; or (iv) by ICG if any of the conditions to its obligation to consummate the Merger have not been met or waived by ICG at such time as such condition is no longer capable of satisfaction. In addition, either NETCOM or ICG may terminate the Merger Agreement (a "Transaction Termination") if it receives a notice from the other that its board of directors has determined in good faith, after consultation with outside counsel, that the recommendation to the stockholders that the Merger be approved would be inconsistent with the fiduciary duty of the board of directors to stockholders.

  If (i) (w) the Merger Agreement is terminated by ICG pursuant to a Transaction Termination, (x) the NETCOM Board of Directors fails to recommend to the stockholders of NETCOM the approval of the Merger prior to March 2, 1998, or withdraws such recommendation, (y) the Merger is not consummated as a direct result of the failure of NETCOM to obtain stockholder approval, or (z) the financial advisor to NETCOM withdraws its opinion as to the fairness of the Merger to the stockholders of NETCOM, (ii) any person (other than ICG and any of its Affiliates) shall have acquired before the Effective Time or the termination of the Merger Agreement 50% or more of the outstanding NETCOM Common Stock and such person fails to timely deliver to ICG written confirmation that it will vote in favor of the Merger at the NETCOM meeting and will take no action to prevent or delay the Merger, or (iii) if NETCOM (a) breaches a material representation or warranty, or (b) fails to perform a material covenant or agreement, which has the effect of preventing the consummation of the Merger prior to March 2, 1998, NETCOM will promptly pay to ICG $11,340,000. This termination fee could have the effect of discouraging a third party from pursuing an acquisition transaction involving NETCOM. See "THE MERGER AGREEMENT--No Solicitation" and "--Termination; Remedies; Fees and Expenses."

  If (i) (w) the Merger Agreement is terminated by NETCOM pursuant to a Transaction Termination, (x) the ICG Board of Directors fails to recommend to the stockholders of ICG the approval of the Merger prior to March 2, 1998, or withdraws such recommendation, (y) the Merger is not consummated as a direct result of the failure of ICG to obtain stockholder approval, or (z) the financial advisor to ICG withdraws its opinion as to the fairness of the Merger to the stockholders of ICG, or (ii) if ICG (a) breaches a material representation or warranty, or (b) fails to perform a material covenant or agreement, which has the effect of preventing the consummation of the Merger prior to March 2, 1998, ICG will promptly pay to NETCOM $11,340,000. See "THE MERGER AGREEMENT--No Solicitation" and "--Termination; Remedies; Fees and Expenses."

LISTING

  It is a condition to the Merger that the shares of ICG Common Stock to be issued in the Merger be authorized for listing on Nasdaq, subject to official notice of issuance.

GOVERNMENTAL APPROVALS REQUIRED

  The consummation of the Merger is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See "THE MERGER--Certain Legal Matters."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes under generally accepted accounting principles ("GAAP"). Each of NETCOM and ICG may terminate the Merger Agreement if its respective independent accountants advise it in writing that the Merger will not qualify for pooling-of-interests accounting treatment. See "THE MERGER-- Accounting Treatment."

APPRAISAL RIGHTS

  Under Delaware law, the holders of NETCOM Common Stock and ICG Common Stock are not entitled to any appraisal rights in connection with the Merger. See "THE MERGER--Appraisal Rights."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the NETCOM Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, NETCOM stockholders should be aware that certain members of NETCOM's management and the NETCOM Board of Directors have certain interests in the Merger that are in addition to the interests of stockholders of NETCOM generally. These interests arise from, among other things, certain employee benefit plans, indemnification and insurance arrangements and other matters which ICG will assume or has agreed to provide after the Merger. In addition, it is a condition to the Merger that subject to the consummation of the Merger, ICG elect David W. Garrison, Chief Executive Officer and Chairman of the Board of NETCOM to the ICG Board of Directors. See "THE MERGER--Interests of Certain Persons in the Merger."

RISK FACTORS

  Holders of NETCOM Common Stock, in voting on the Merger, and holders of ICG Common Stock, in voting on the ICG Share Proposal, should consider risks associated with the Merger and with holding ICG Common Stock. See "RISK FACTORS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Consummation of the Merger is conditioned upon the delivery of an opinion of counsel to NETCOM dated as of the closing date of the Merger to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE MERGER--Federal Income Tax Consequences." Accordingly, except as more fully described under "THE MERGER--Federal Income Tax Consequences," no gain or loss will be recognized by NETCOM stockholders as a result of the Merger, except with respect to cash received in lieu of fractional shares, and no gain or loss will be recognized by ICG, NETCOM or Acquisition Sub as a result of the Merger.

THE ICG COMMON STOCK

  At September 30, 1997, the authorized capital stock of ICG consisted of: (a) 100,000,000 shares of common stock, par value $.01 per share, of which 32,413,010 shares were issued and outstanding; (b) 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding; (c) 4,786,680 shares of ICG Common Stock issuable upon exchange of outstanding preferred stock of ICG; and (d) 9,219,802 shares of ICG Common Stock issuable with respect to all other options, warrants, convertible debt and similar rights to acquire shares of ICG Common Stock. It is anticipated that at the Effective Time, assuming an Exchange Ratio of 0.8628, approximately 10,133,940 shares of ICG Common Stock will be issued to the holders of NETCOM Common Stock, and an additional 1,564,599 shares of ICG Common Stock will be issuable upon the exercise of options which were previously exercisable for shares of NETCOM Common Stock. Such aggregate of 11,698,539 shares will represent approximately 28% of the outstanding ICG Common Stock after such issuance. The ICG Common Stock trades on Nasdaq under the symbol "ICGX."

COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of NETCOM stockholders currently are governed by Delaware law, NETCOM's Restated Certificate of Incorporation as amended, and NETCOM's By-laws. Upon consummation of the Merger, stockholders of NETCOM will become stockholders of ICG, which is also a Delaware corporation, and their rights as stockholders of ICG will be governed by Delaware law, ICG's Certificate of Incorporation and ICG's By-laws. For a comparison of the rights of NETCOM stockholders and the rights of ICG stockholders, see "COMPARISON OF STOCKHOLDER RIGHTS."

SURRENDER OF STOCK CERTIFICATES

  At the Effective Time, ICG will instruct American Stock Transfer & Trust Company, in its capacity as exchange agent for the Merger (the "Exchange Agent"), to mail to each holder of record of NETCOM Common Stock a transmittal letter as soon as practicable. The transmittal letter will contain instructions with respect to the surrender of certificates representing NETCOM Common Stock to be exchanged for ICG Common Stock. See "THE MERGER--Conversion of Shares; Procedures for Exchange of Certificates."

COMPARATIVE PER SHARE PRICES

ICG

  The ICG Common Stock has been quoted on Nasdaq since March 25, 1997 under the symbol "ICGX," and was previously listed on the American Stock Exchange ("AMEX") from August 5, 1996 to March 24, 1997 under the symbol "ICG." Prior to August 5, 1996, the Common Shares of ICG Holdings (Canada), Inc., a Canadian federal corporation and subsidiary of ICG ("Holdings-Canada"), had been listed on the AMEX under the symbol "ITR" from January 14, 1993 through February 28, 1996, and under the symbol "ICG" thereafter through August 2, 1996. Holdings-Canada Class A Common Shares ceased trading on the AMEX at the close of trading on August 2, 1996. Holdings-Canada Class A Common Shares, which were listed on the Vancouver Stock Exchange ("VSE") under the symbol "IHC.A," ceased trading on the VSE at the close of trading on March 12, 1997.

  The following table sets forth, for the fiscal periods indicated, the high and low closing sale prices of the Holdings- Canada Class A Common Shares as reported on the AMEX through August 2, 1996, and the high and low closing sales prices of the ICG Common Stock as reported on the AMEX from August 5, 1996 through March 24, 1997 and on Nasdaq from March 25, 1997 through the date indicated below.

                                                              AMERICAN STOCK
                                                            EXCHANGE/NASDAQ(1)
                                                            ------------------
                                                              HIGH       LOW
                                                            --------- ---------
   FISCAL YEAR ENDED SEPTEMBER 30, 1995
     First Quarter......................................... $   17.88 $   12.38
     Second Quarter........................................     14.13      9.38
     Third Quarter.........................................     13.25      6.63
     Fourth Quarter........................................     14.00      8.00
   FISCAL YEAR ENDED SEPTEMBER 30, 1996
     First Quarter......................................... $   12.75 $    8.63
     Second Quarter........................................     17.88     10.25
     Third Quarter.........................................     27.38     17.13
     Fourth Quarter(1).....................................     25.88     18.50
   THREE MONTHS ENDED DECEMBER 31, 1996(2)................. $   22.25 $   14.00
   FISCAL YEAR ENDED DECEMBER 31, 1997(2)
     First Quarter......................................... $   18.13 $   10.38
     Second Quarter........................................     21.13      8.63
     Third Quarter.........................................     24.63     17.75
     Fourth Quarter through October 31, 1997...............     28.63     19.75

--------
(1) Effective at the close of trading on August 2, 1996, Holdings-Canada's Class A Common Shares ceased trading on the AMEX and the ICG Common Stock commenced trading on the AMEX on August 5, 1996. Effective March 25, 1997, the ICG Common Stock ceased trading on the AMEX and commenced trading on Nasdaq.
(2) ICG changed its fiscal year end to December 31 from September 30, effective January 1, 1997.

NETCOM

  Since December, 1994, the NETCOM Common Stock has traded on Nasdaq under the symbol "NETC." The following table sets forth the high and low closing sale prices of the NETCOM Common Stock as reported by Nasdaq for each of the quarters in the periods indicated.

                                                                   HIGH   LOW
                                                                  ------ ------
   FISCAL YEAR ENDED DECEMBER 31, 1995
     First Quarter............................................... $30.00 $22.00
     Second Quarter..............................................  27.13  20.00
     Third Quarter...............................................  47.13  25.63
     Fourth Quarter..............................................  82.75  36.00
   FISCAL YEAR ENDED DECEMBER 31, 1996
     First Quarter............................................... $38.00 $20.38
     Second Quarter..............................................  44.00  23.88
     Third Quarter...............................................  27.13  16.00
     Fourth Quarter..............................................  18.50  13.00
   FISCAL YEAR ENDED DECEMBER 31, 1997
     First Quarter............................................... $14.63 $ 8.31
     Second Quarter..............................................  16.75   8.44
     Third Quarter...............................................  16.63  11.81
     Fourth Quarter through October 31, 1997.....................  21.19  12.63

  On October 10, 1997, the last trading day prior to public announcement that ICG and NETCOM executed the Merger Agreement, the last reported sale price per share of ICG Common Stock and NETCOM Common Stock on Nasdaq were $26.25 and $15.13, respectively, or a pro forma equivalent per share of NETCOM Common Stock (based on an Exchange Ratio of 0.8628) of $22.65. NETCOM AND ICG STOCKHOLDERS SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR THE ICG COMMON STOCK.

               COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA

  The following historical earnings (loss) per share and stockholders' equity (deficit) per share of ICG and NETCOM, and pro forma loss per share and stockholders' equity (deficit) per share give effect to the Merger (using the closing price of ICG Common Stock on October 31, 1997) as though it occurred on October 1, 1993. The equivalent pro forma loss per share and stockholders' equity (deficit) is based upon an assumed share exchange ratio of 0.8628 provided by the Merger Agreement as discussed in the footnotes below. The comparative historical and combined per share data are not necessarily indicative of the results that actually would have occurred if the Merger had been completed on October 1, 1993 or which may be expected in the future. The combined financial information should be read in conjunction with the historical consolidated financial statements of ICG and NETCOM incorporated by reference herein and in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements of ICG and NETCOM included elsewhere herein.

  NETCOM's fiscal year ends December 31. The historical Consolidated Financial Statements of NETCOM have been recast and reclassified to conform with ICG's historical financial statement presentation.

  Neither ICG nor NETCOM has ever paid cash dividends. It is anticipated that ICG will retain all earnings, when attained, for use in the expansion of its business and therefore it does not anticipate paying any cash dividends in the foreseeable future.

  Estimated direct costs of the Merger and other costs of consolidation have not been determined and are not included in pro forma combined loss per share for the periods indicated. Such amounts are not expected to be significant to the combined operations of the companies.

                                                             THREE     NINE
                                                             MONTHS   MONTHS
                                        YEARS ENDED          ENDED     ENDED
                                       SEPTEMBER 30,        DECEMBER SEPTEMBER
                                    ----------------------    31,       30,
                                     1994    1995    1996     1996     1997
                                    ------  ------  ------  -------- ---------
   Historical earnings (loss) per
   share:
    ICG (1)........................ $(1.56)  (3.25)  (6.70)  (1.56)    (7.00)
    NETCOM.........................   0.01   (1.22)  (3.45)  (0.99)    (2.16)
   Pro forma combined loss per
    share (2)......................  (0.93)  (2.44)  (5.86)  (1.46)    (5.92)
   Equivalent pro forma loss per
    share (3)......................  (0.81)  (2.11)  (5.06)  (1.26)    (5.10)

                                                            DECEMBER  SEPTEMBER
                                                              31,        30,
                                                              1996      1997
                                                            --------  ---------
   Historical stockholders' equity (deficit) per share:
    ICG...................................................  $ (2.07)    (8.78)
    NETCOM................................................    12.45     10.19
   Pro forma combined stockholders' equity (deficit) per
    share (2).............................................     1.87     (3.87)
   Equivalent pro forma stockholders' equity (deficit) per
    share (3).............................................     1.62     (3.34)

--------
(1) ICG's historical loss per share is based on the weighted average number of shares outstanding. Weighted average number of shares outstanding for fiscal 1994 and 1995 represents Holdings-Canada common shares outstanding. Weighted average number of shares outstanding for fiscal 1996, the three months ended December 31, 1996 and the nine months ended September 30, 1997 represents Holdings-Canada common shares for the period from October 1, 1995 through August 2, 1996 and ICG Common Stock and Holdings-Canada Class A common shares (not owned by ICG) outstanding for the periods subsequent to August 5, 1996.

(2) During fiscal 1996, ICG changed its method of accounting for long-term telecom services contracts to recognize revenue as services are provided. Pro forma loss per share for the year ended September 30, 1996 represents loss per share before the cumulative effect of this change in accounting.

(3) Equivalent pro forma loss per share and equivalent pro forma stockholders' equity (deficit) per share represents the pro forma combined loss per share and pro forma combined stockholders' equity (deficit) per share, respectively, multiplied by an assumed share exchange ratio of 0.8628, provided by the Merger Agreement.

                          ICG SELECTED FINANCIAL DATA

  The following table sets forth the selected financial data of ICG for each fiscal year in the five-year period ended September 30, 1996 and for the three months ended December 31, 1996. Such data have been derived from, and should be read in conjunction with, ICG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, Transition Report on Form 10-K/A for the transition period from October 1, 1996 to December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which are incorporated by reference herein. See "INCORPORATION OF DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION". Interim unaudited data reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein.

  The information set forth below should be read in conjunction with the Consolidated Financial Statements of ICG and the notes thereto incorporated by reference herein. Results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results of operations for the entire year or predictive of future periods. ICG's development and expansion activities, including acquisitions, during the periods shown below materially affect the comparability of this data from one period to another.

                                                                                         NINE MONTHS ENDED
                                 YEARS ENDED SEPTEMBER 30,               THREE MONTHS      SEPTEMBER 30,
                          -------------------------------------------        ENDED       ------------------
                           1992     1993    1994     1995      1996    DECEMBER 31, 1996   1996      1997
                          -------  ------  -------  -------  --------  ----------------- --------  --------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenue:
 Telecom services(1)....  $ 1,061   4,803   14,854   32,330    87,681        34,787        74,168   123,187
 Network services.......    4,955  21,006   36,019   58,778    60,116        15,981        44,398    50,059
 Satellite services(2)..    1,468   3,520    8,121   20,502    21,297         6,188        15,129    22,306
 Other..................      126     147      118      --        --            --            --        --
                          -------  ------  -------  -------  --------       -------      --------  --------
 Total revenue..........    7,610  29,476   59,112  111,610   169,094        56,956       133,695   195,552
                          -------  ------  -------  -------  --------       -------      --------  --------
Operating costs.........    5,423  18,961   38,165   78,846   135,253        49,929       108,143   179,000
Selling, general and
 administrative
 expenses...............    3,921  10,702   28,015   62,954    76,725        24,253        58,097   111,943
Depreciation and
 amortization...........    1,602   3,473    8,198   16,624    30,368         9,825        25,449    37,624
Net loss on disposal of
 long-lived assets......      --      --       --       --        --            --          4,098     1,035
Provision for impairment
 of long-lived assets,
 investment and notes
 receivable.............      --      --       --     7,000     9,917           --          9,994       --
                          -------  ------  -------  -------  --------       -------      --------  --------
 Total operating costs
  and expenses..........   10,946  33,136   74,378  165,424   252,263        84,007       205,781   329,602
                          -------  ------  -------  -------  --------       -------      --------  --------
Operating loss..........   (3,336) (3,660) (15,266) (53,814)  (83,169)      (27,051)      (72,086) (134,050)
Interest expense........     (525) (2,523)  (8,481) (24,368)  (85,714)      (24,454)      (70,499)  (82,315)
Other income, net.......       12     325      925    3,398    10,218         6,670        11,666    16,948
                          -------  ------  -------  -------  --------       -------      --------  --------
Loss before income
 taxes, minority
 interest, share of
 losses and cumulative
 effect of change in
 accounting.............   (3,849) (5,858) (22,822) (74,784) (158,665)      (44,835)     (130,919) (199,417)
Income tax benefit......      174   1,552      --       --      5,131           --          5,131       --
                          -------  ------  -------  -------  --------       -------      --------  --------
Loss before minority
 interest, share of
 losses and cumulative
 effect of change in
 accounting.............   (3,675) (4,306) (22,822) (74,784) (153,534)      (44,835)     (125,788) (199,417)
Minority interests,
 including preferred
 stock dividends........       21    (303)     435   (1,123)  (25,306)       (4,988)      (22,091)  (24,981)
Share of losses of joint
 venture and
 investment.............      --      --    (1,481)    (741)   (1,814)          --         (1,586)      --
                          -------  ------  -------  -------  --------       -------      --------  --------
Loss before cumulative
 effect of change in
 accounting.............   (3,654) (4,609) (23,868) (76,648) (180,654)      (49,823)     (149,465) (224,398)
Cumulative effect of
 change in
 accounting(1)..........      --      --       --       --     (3,453)          --            --        --
                          -------  ------  -------  -------  --------       -------      --------  --------
Net loss................  $(3,654) (4,609) (23,868) (76,648) (184,107)      (49,823)     (149,465) (224,398)
                          =======  ======  =======  =======  ========       =======      ========  ========
Loss per share..........  $ (0.42)  (0.39)   (1.56)   (3.25)    (6.83)        (1.56)        (5.42)    (7.00)
                          =======  ======  =======  =======  ========       =======      ========  ========
Weighted average number
 of shares of ICG Common
 Stock outstanding(3)...    8,737  11,671   15,342   23,604    26,955        31,840        27,560    32,066
                          =======  ======  =======  =======  ========       =======      ========  ========

                                                                            THREE
                                                                            MONTHS    NINE MONTHS ENDED
                                  YEARS ENDED SEPTEMBER 30,                 ENDED       SEPTEMBER 30,
                          ---------------------------------------------  DECEMBER 31, ------------------
                            1992     1993     1994     1995      1996        1996       1996      1997
                          --------  -------  -------  -------  --------  ------------ --------  --------
OTHER DATA:
EBITDA(4)...............  $ (1,734)    (187)  (7,068) (30,190)  (42,884)   (17,226)    (32,545)  (95,391)
Net cash used by
 operating activities...    (1,126)  (2,839)  (7,532) (43,039)  (47,361)    (8,639)    (38,759)  (71,224)
Net cash used by
 investing activities...   (10,696) (13,401) (51,452) (71,342) (131,200)   (82,339)   (109,962) (304,540)
Net cash (used) provided
 by financing
 activities.............   (12,277)  30,382   49,428  377,772   360,227       (170)    368,640   283,187
Capital
 expenditures(5)........    12,599   20,685   54,921   88,495   175,148     78,238     151,926   204,154

                                                             SEPTEMBER 30, 1997
                                                             ------------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments available
 for sale..................................................      $  388,191
Working capital............................................         376,835
Property and equipment, net................................         565,252
Total assets...............................................       1,131,650
Current portion of long-term debt and capital lease
 obligations...............................................           7,859
Long-term debt and capital lease obligations, less current
 portion...................................................         929,571
Redeemable preferred securities of subsidiaries ($406.1
 million liquidation value)................................         393,618
Common stock and additional paid-in capital................         308,511
Accumulated deficit........................................        (593,038)
Stockholders' deficit......................................        (284,527)

--------
(1) During fiscal 1996, ICG changed its method of accounting for long-term telecom services contracts to recognize revenue as services are provided. Other than the cumulative effect of adopting this new method of accounting, the effect of this change in accounting for the periods presented was not significant.
(2) Revenue from Satellite Services is generated through ICG's satellite (voice and data) operations and, after January 1995, also includes revenue from maritime communications operations. ICG completed the sale of four of its teleports in March 1996, and has reported results of operations from these assets through December 31, 1995.
(3) Weighted average number of shares outstanding for fiscal years 1992, 1993, 1994 and 1995 represents Holdings-Canada common shares outstanding. Weighted average number of shares outstanding for fiscal 1996, the three months ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 represents Holdings-Canada common shares outstanding for the period October 1, 1995 through August 2, 1996 and ICG Common Stock and Holdings-Canada Class A common shares (not owned by ICG) outstanding for the periods subsequent to August 5, 1996.
(4) EBITDA consists of revenue less operating costs and selling, general and administrative expenses. EBITDA is provided because it is a measure commonly used in the telecommunications industry. EBITDA is presented to enhance an understanding of ICG's operating results and is not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using GAAP are also presented in Other Data.
(5) Capital expenditures include assets acquired under capital leases and through the issuance of debt or warrants.

                         NETCOM SELECTED FINANCIAL DATA

  The following table sets forth selected financial data (except for other operating data) of NETCOM for the period from August 27, 1992 (inception) to December 31, 1992 and each fiscal year in the four-year period ended December 31, 1996. Such data have been derived from, and should be read in conjunction with, NETCOM's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1996 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, which are incorporated by reference herein. See "INCORPORATION OF DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION". Interim unaudited data reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein.

  The information set forth below should be read in conjunction with the Consolidated Financial Statements of NETCOM and the notes thereto incorporated by reference herein. Results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results of operations for a full year or predictive of future periods. NETCOM's development and expansion activities, including acquisitions, during the periods shown below materially affect the comparability of this data from one period to another.

                            PERIOD FROM
                          AUGUST 27, 1992                                       NINE MONTHS ENDED
                          (INCEPTION) TO      YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                           DECEMBER 31,   ------------------------------------  -------------------
                               1992        1993      1994    1995(1)    1996      1996       1997
                          --------------- -------  --------  --------  -------  ---------  --------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................      $  356        2,412    12,359    52,422  120,540     84,161   120,131
Costs and expenses:
 Cost of revenues.......         140        1,133     6,711    36,641   88,396     61,480    87,218
 Product development....         --            69       328     2,240    6,020      4,460     4,924
 Sales and marketing....          15          371     3,080    18,771   51,237     36,986    38,732
 General and
  administrative........         180          597     2,345    11,016   23,610     17,404    16,544
 Restructuring and
  related charges.......         --           --        --        --       --         --      1,879
                              ------      -------  --------  --------  -------  ---------  --------
 Total costs and
  expenses..............         335        2,170    12,464    68,668  169,263    120,330   149,297
Income (loss) from
 operations.............          21          242      (105)  (16,246) (48,723)   (36,169)  (29,166)
Gain (loss) on
 investment.............         --           --        --        --    (1,200)    (1,200)    1,274
Interest and other
 income.................          (2)          (3)        5     2,197    5,681      4,605     2,688
                              ------      -------  --------  --------  -------  ---------  --------
Income (loss) before
 provision for income
 taxes..................          19          239      (100)  (14,049) (44,242)   (32,764)  (25,204)
Provision for income
 taxes..................         --           (12)      --        (15)     (23)       (11)      (13)
                              ------      -------  --------  --------  -------  ---------  --------
Net income (loss)(2)....          19          227      (100)  (14,064) (44,265)   (32,775)  (25,217)
                              ======      =======  ========  ========  =======  =========  ========
Net income (loss) per
 share(2)...............      $  --          0.04     (0.02)    (1.68)   (3.85)     (2.86)    (2.16)
                              ======      =======  ========  ========  =======  =========  ========
Shares used in computing
 net income (loss) per
 share..................       6,047        6,327     5,927     8,350   11,498     11,454    11,698
                              ======      =======  ========  ========  =======  =========  ========
OTHER DATA:
Net cash (used in)
 provided by operating
 activities.............      $   69          789     4,922      (461) (21,651)   (16,966)   (1,616)
Net cash used in
 investing activities...         (81)      (1,028)  (11,375)  (44,742) (53,992)   (45,438)   (6,248)
Net cash provided by
 financing activities...          12          314    27,315   170,294    2,351      2,338     1,412
Capital
 expenditures(4)........          81        1,028    11,143    43,361   53,992     45,438    13,990
OTHER OPERATING DATA:
 Approximate number of
  subscribers at end of
  period................           3           11        73       308      580        562       542
                              ======      =======  ========  ========  =======  =========  ========
EBITDA(3):
 Domestic...............          51          399     1,096    (5,815)  (5,091)    (5,644)    9,179
 International..........         --           --        --       (486) (15,206)   (11,453)  (11,576)
                              ------      -------  --------  --------  -------  ---------  --------
 Total..................      $   51          399     1,096    (6,301) (20,297)   (17,097)   (2,397)
                              ======      =======  ========  ========  =======  =========  ========
EBITDA before
 restructuring and
 related charges:
 Domestic...............          51          399     1,096    (5,815)  (5,091)    (5,644)    9,179
 International..........         --           --        --       (486) (15,206)   (11,453)   (9,697)
                              ------      -------  --------  --------  -------  ---------  --------
 Total..................      $   51          399     1,096    (6,301) (20,297)   (17,097)     (518)
                              ======      =======  ========  ========  =======  =========  ========

                                                              SEPTEMBER 30, 1997
                                                              ------------------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments............      $66,733
Working capital..............................................       42,227
Property and equipment, net..................................       77,908
Total assets.................................................      152,891
Short term lease obligations.................................        2,342
Long term capital lease obligations..........................        4,013
Common stock and additional paid-in capital..................      206,817
Accumulated deficit..........................................      (87,259)
Stockholders' equity.........................................      119,729

--------
(1) Results for the year ended December 31, 1995 include two months of results of Professional Internet Consulting, Inc. ("PICnet") which was acquired by NETCOM in August 1995. Pro forma data giving effect to the transaction as of the beginning of the period has not been presented as such results are not material.
(2) Net income (loss) per share for the period from August 2, 1992 (inception) to December 31, 1992 has not been presented, as such information is not meaningful.
(3) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is not intended to represent cash flow from operations and should not be considered as an alternative to net income (loss) as an indicator of NETCOM's operating performance or to cash flows as a measure of liquidity. NETCOM believes EBITDA is a measure used by analysts, investors and other interested parties in the on-line and Internet services industries. Accordingly, this information has been disclosed herein to permit a more complete analysis of NETCOM's operating performance.
(4) Capital expenditures include assets acquired under capital leases.

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
                               FOR ICG AND NETCOM

  The following unaudited pro forma combined selected financial data for ICG and NETCOM give effect to the Merger as though it occurred on October 1, 1993 for statement of operations and other data purposes and September 30, 1997 for balance sheet data purposes, using the pooling-of-interests method of accounting. The unaudited pro forma combined selected financial data is not necessarily indicative of the results that actually would have occurred if the Merger had been completed on the dates indicated or which may be expected in the future. Such unaudited pro forma combined selected financial data should be read in conjunction with the audited historical consolidated financial statements and notes thereto of ICG and NETCOM incorporated by reference herein and in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements of ICG and NETCOM included elsewhere herein.

  NETCOM's fiscal year ends December 31. The historical consolidated financial statements of NETCOM have been recast and reclassified to conform with ICG's historical financial statement presentation.

  Estimated direct costs of the Merger and other costs of consolidation have not been determined and are not included in the following financial data. Such amounts are not expected to be significant to the combined operations of the companies.

                                                         THREE      NINE
                                                         MONTHS    MONTHS
                                                         ENDED      ENDED
                          YEARS ENDED SEPTEMBER 30,     DECEMBER  SEPTEMBER
                          ----------------------------  31, 1996  30, 1997
                                                        --------  ---------
                            1994      1995      1996
                          --------  --------  --------
                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
DATA:
 Revenue:
  Telecom services (1)... $ 22,961    70,264   191,514   71,166    243,318
  Network services.......   36,019    58,778    60,116   15,981     50,059
  Satellite services
  (2)....................    8,121    11,360    18,819    6,188     22,306
  Other..................      118        --        --       --         --
                          --------  --------  --------  -------   --------
   Total revenue.........   67,219   140,402   270,449   93,335    315,683
                          --------  --------  --------  -------   --------
 Operating loss .........  (15,129)  (61,124) (125,745) (39,605)  (161,942)
 Interest expense........   (8,511)  (23,975)  (85,714) (24,454)   (82,626)
 Minority interests,
 including preferred
 security dividends......      435    (1,123)  (25,306)  (4,988)   (24,981)
                          --------  --------  --------  -------   --------
 Net loss before
 cumulative effect of
 change in accounting     $(23,787)  (82,359) (217,511) (61,313)  (249,615)
                          ========  ========  ========  =======   ========
 Loss per share before
 cumulative effect of
 change in   accounting
 ........................ $  (0.93)    (2.44)    (5.86)   (1.46)     (5.92)
                          ========  ========  ========  =======   ========
 Weighted average number
 of shares of ICG Common
 Stock   outstanding
 (3).....................   25,476    33,738    37,089   41,974     42,200
                          ========  ========  ========  =======   ========
OTHER DATA:
 EBITDA (4)..............   (6,248)  (33,263)  (60,475) (20,426)   (97,183)
 Net cash used by
 operating activities....   (5,512)  (43,376)  (61,349) (13,324)   (72,860)
 Net cash used by
 investing activities....  (57,238) (108,900) (189,786) (90,893)  (310,788)
 Net cash provided (used)
 by financing
 activities..............   55,529   448,836   483,007     (157)   284,599
 Capital expenditures
 (5).....................   60,466   124,921   233,494   86,792    218,144

                                                             SEPTEMBER 30, 1997
                                                             ------------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash, cash equivalents and short-term investments available
 for sale...................................................   $      454,924
 Working capital ...........................................          419,062
 Net property, plant and equipment..........................          643,160
 Total assets...............................................        1,284,541
 Current portion of long-term debt and capital lease
 obligations................................................           10,201
 Long-term debt and capital lease obligations, net of
 current portion ...........................................          933,584
 Redeemable preferred securities of subsidiaries ($406.1
 million liquidation value).................................          393,618
 Common stock and additional paid-in capital................          515,328
 Accumulated deficit........................................         (680,297)
 Stockholders' deficit......................................         (164,798)

                                                                     (continued)

(1) During fiscal 1996, ICG changed its method of accounting for long-term telecom services contracts to recognize revenue as services are provided. Other than the cumulative effect of adopting this new method of accounting, the effect of this change in accounting for the periods presented was not significant. See ICG's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997-- "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Changes" incorporated by reference herein.
(2) Revenue from Satellite Services is generated through ICG's satellite (voice and data) operations and, after January 1995, also includes revenue from maritime communications operations. In March 1996, ICG completed the sale of four teleports used in its Satellite Services operations. The unaudited pro forma combined selected financial data presents ICG's operations as though the sale of these assets was completed on October 1, 1993.
(3) For each of the periods presented, weighted average number of shares outstanding includes the estimated number of shares of ICG Common Stock to be issued as a result of the Merger (using the closing price of ICG Common Stock on October 31, 1997), as though it occurred on October 1, 1993. Weighted average number of shares outstanding for fiscal years 1994 and 1995 represents Holdings-Canada common shares outstanding. Weighted average number of shares outstanding for fiscal 1996, the three months ended December 31, 1996 and the nine months ended September 30, 1997 represents Holdings-Canada common shares for the period from October 1, 1995 through August 2, 1996 and ICG Common Stock and Holdings-Canada Class A common shares (not owned by ICG) outstanding for the periods subsequent to August 5, 1996.
(4) EBITDA consists of revenue less operating costs and selling, general and administrative expenses. Excluded from operating costs is the amortization of subscriber acquisition costs for NETCOM of $0.2 million, $1.4 million, $9.4 million, $4.4 million and $7.0 million for fiscal 1994, 1995 and 1996, the three months ended December 31, 1996 and the nine months ended September 30, 1997, respectively. EBITDA is provided because it is a measure commonly used in the telecommunications industry. EBITDA is presented to enhance the understanding of the Company's operating results and is not intended to represent cash flows or results of operations in accordance with generally accepted accounting principles ("GAAP") for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using GAAP are also presented in Other Data.
(5) Capital expenditures include assets acquired under capital leases and through the issuance of debt or warrants.

                                 RISK FACTORS

  Holders of NETCOM Common Stock and holders of ICG Common Stock should consider carefully all of the information contained in this Joint Proxy Statement-Prospectus, including the following factors:

INTEGRATION OF THE TWO COMPANIES

  NETCOM and ICG have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits. Achieving the benefits of the Merger will depend in part upon the integration of the businesses of NETCOM and ICG in an efficient manner, and there can be no assurance that this will occur. The transition to a combined company will require substantial attention from management. Neither company's management has experience in integrating operations on the scale represented by the Merger. The diversion of management attention and any difficulties encountered in the transition process could have an adverse effect on the revenues and operating results of the combined company. In addition, the process of combining the two organizations could cause the interruption of, or a disruption in, the activities of either or both of the companies' businesses, which could have a material adverse effect on their combined operations. In addition, aggressive competitors may undertake formal initiatives to attract customers and to recruit employees. There can be no assurance that the combined company will realize any of the anticipated benefits of the Merger.

SUBSTANTIAL DILUTION OF OWNERSHIP INTEREST OF CURRENT ICG STOCKHOLDERS

  Following the Merger, as of September 30, 1997, the current stockholders of ICG would own from approximately 73% to 76% of the outstanding shares of ICG Common Stock, and approximately 79% to 81% of the outstanding shares of ICG Common Stock on a fully diluted basis, depending on the Exchange Ratio. This represents substantial dilution of the ownership interest in ICG of the current ICG stockholders.

THE EFFECT OF ICG STOCK PRICE FLUCTUATIONS ON THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF NETCOM COMMON STOCK IN THE MERGER

  The price of the ICG Common Stock at the Effective Time may vary significantly from the price as of the date of execution of the Merger Agreement or the date hereof or the date on which stockholders vote on the Merger or the ICG Share Proposal. These variances may be due to changes in the business, operations and prospects of NETCOM or ICG, market assessments of the likelihood that the Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined companies by regulatory agencies in connection with or following consummation of the Merger, general market and economic conditions, and other factors. For example, between January 1, 1997 and October 31, 1997, the sales price of the ICG Common Stock has ranged from a high of $28.63 to a low of $8.63. The Exchange Ratio will be adjusted based on certain downward changes in the stock price of the ICG Common Stock if the price of ICG Common Stock is less than $22.125 immediately prior to the Effective Time. In such event, ICG will be required to issue a greater number of shares of ICG Common Stock in the Merger, resulting in greater dilution to existing holders of ICG Common Stock. Thus, the dollar value of the ICG Common Stock to be received by the holders of NETCOM Common Stock will not be determined until the Effective Time, and may be substantially more or less than the value of the ICG Common Stock as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger or the ICG Share Proposal.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE VOLATILITY OF STOCK PRICE

  After the Merger and assuming the conversion of the     shares of NETCOM
Common Stock outstanding on the NETCOM Record Date to shares of ICG Common
Stock, approximately     of the shares of ICG Common Stock issued to NETCOM
stockholders will be freely tradeable and an additional     shares of ICG
Common Stock will be tradeable under Rule 145 under the Securities Act. As a result, substantial sales of ICG Common Stock could occur after the Merger. Sales of a substantial number of such shares of ICG Common Stock could adversely affect or cause substantial fluctuations in the market price of ICG Common Stock and impair ICG's ability to raise additional capital through the sale of its equity securities.

  The market price for the ICG Common Stock is subject to significant fluctuations in response to a number of factors, including variations in ICG's quarterly operating results, changes in estimates of ICG's results of operations, perceptions about market conditions in the telecommunications industry and the effect of general economic conditions, many of which are unrelated to ICG's operating performance. In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material adverse effect on the market price or liquidity of the ICG Common Stock.

  As of September 30, 1997, there were 32,413,010 shares of ICG Common Stock outstanding, all of which are transferable without restriction or further registration under the Securities Act, except for any shares of ICG Common Stock held by affiliates of ICG, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). In addition, ICG has reserved and registered under the Securities Act the following 9,219,802 shares of ICG Common Stock for future issuance: (i) 1,981,914 shares of ICG Common Stock issuable pursuant to Holdings-Canada warrants; (ii) 3,373 shares of ICG Common Stock issuable upon conversion of the remaining interest on ICG's 7% Convertible Subordinated Notes; (iii) 4,923,011 shares of ICG Common Stock issuable pursuant to outstanding options, with exercise prices ranging from $2.92 to $25.00 per share; (iv) 424,511 shares of ICG Common Stock reserved for issuance under ICG's 401(k) Plan; (v) 250,000 shares of ICG Common Stock reserved for issuance upon the exercise of Series A Warrants, with an exercise price of $7.94 per share; (vi) 250,000 Shares of ICG Common Stock reserved for issuance upon the exercise of the Series B Warrants, with an exercise price of $8.73 per share; (vii) 949,911 shares of ICG Common Stock reserved for issuance pursuant to ICG's 1996 Employee Stock Purchase Plan, (viii) 405,382 shares of ICG Common Stock reserved for issuance under the 1996 Stock Option Plan; and (ix) 31,700 shares of ICG Common Stock which may be issued upon the exchange of an equal number of shares of Class A Common Shares of Holdings-Canada. In addition, ICG Funding, a recently formed subsidiary of the Company, may sell ICG Common Stock to fund certain dividend obligations. See "Recent Developments." Further, upon the completion of the NETCOM Merger, approximately 10.1 million shares of ICG Common Stock, subject to adjustment and subject to the exercise of options for NETCOM common stock and assuming an Exchange Ratio of 0.8628, will be issued to the holders of NETCOM Common Stock in exchange for their shares. As of September 30, 1997, NETCOM had outstanding employee and director stock options which, if outstanding upon consummation of the Merger, and assuming an Exchange Ratio of 0.8628, will convert to options to purchase 1,564,599 shares of ICG Common Stock.

  The prices of ICG Common Stock and NETCOM Common Stock have been, and are expected to continue to be, highly volatile. Factors such as legislation or regulation, variation in revenue, earnings and cash flow, the difference between actual results and the results expected by investors and analysts and announcements of new service offerings, marketing plans or price reduction by ICG or NETCOM or their respective competitors, technological innovations, mergers or strategic alliances, may cause the price of ICG and/or NETCOM Common Stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that have affected growth companies such as telecommunications and Internet access services concerns. The fluctuations in the market prices of the stocks of many companies have not been directly related to the operating performance of those companies. Such market fluctuations may materially adversely affect the price of ICG and/or NETCOM Common Stock.

HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES, NET LOSSES AND NEGATIVE CASH FLOWS

  ICG. ICG has incurred and expects to continue to incur significant operating and net losses. For the 12 months ended September 30, 1997, ICG had revenue of approximately $252.5 million, an operating loss of approximately $161.2 million, negative EBITDA of approximately $112.6 million, cash used by operating activities of approximately $80.0 million, interest expense of approximately $106.8 million and a net loss of approximately $274.2 million. In conjunction with the increase in its service offerings, ICG will need to spend significant amounts on sales, marketing, customer service, engineering and corporate personnel prior to the generation of appreciable revenue. ICG expects to continue to generate significant negative cash flows from operating activities while it emphasizes development, construction and expansion of its Telecom Services business and until ICG establishes a sufficient revenue generating customer base. As ICG's customer base grows, ICG anticipates that operating margins and cash flows will improve as incremental revenue will exceed incremental operating expenses. This is dependent upon the successful implementation of ICG's local dial tone, local toll, data communications and long distance service strategies, continued development of ICG's network infrastructure, increased traffic on ICG's facilities, any or all of which may not occur, and upon actions of competitors and regulatory authorities. ICG had an accumulated deficit and stockholders' deficit of approximately $593.0 million and $284.5 million, respectively, at September 30, 1997. There can be no assurance that ICG will achieve or sustain profitability or positive cash flows in the future or at any time have sufficient resources to meet its obligations. ICG will be adversely affected if it does not make substantial progress toward achieving profitability.

  NETCOM. NETCOM has incurred and expects to continue to incur significant operating and net losses. NETCOM experienced net losses of approximately $25.2 million in the first nine months of 1997, and had an accumulated deficit of $87.3 million as of September 30, 1997. The consolidated net loss incurred during the nine months ended September 30, 1997 included a loss of $15.3 million related to international operations. These losses are also reflected in NETCOM's operating margins, which were 24% for the nine months ended September 30, 1997.

   NETCOM's current focus is on targeting the business customer (individuals and groups), which NETCOM believes will result in increased revenues per subscriber, although at reduced subscriber growth rates. NETCOM anticipates increases in its expenses related to product development, marketing, sales, general and administrative, network, and customer support. There can be no assurance that revenue growth will continue or that NETCOM will in the future achieve or sustain profitability or positive cash flow from operations.

  NETCOM has adopted strategies designed to attract the business customer, which may result in an increase in costs as a percentage of revenues. The introduction of new technologies may also increase the costs and complexities of providing acceptable customer services. In addition, an increase in peak time usage or an overall increase in usage by subscribers could adversely affect NETCOM's ability to consistently meet the demands for its services, requiring NETCOM to hire additional personnel and increase expenses related to network infrastructure capacity. There can be no assurance that NETCOM's operating margins will not be materially adversely affected in the future by these factors or strategies.

  NETCOM's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of NETCOM's control, including capital expenditures and other costs relating to the expansion of operations, the timing of new product announcements by NETCOM or its competitors, changes in pricing strategies by NETCOM and its competitors, market acceptance of new and enhanced versions of NETCOM's software products and services and the rates of new subscriber acquisition and retention.

RISKS RELATED TO LOCAL SERVICES AND SWITCHED SERVICES STRATEGIES OF ICG

  ICG is a recent entrant in the competitive local telecommunications services industry. The local telecommunications services market has only recently opened to competition due to the passage of the Telecommunications Act, state and federal regulatory rulings designed to implement the Telecommunications Act, and negotiations with ILECs under the terms of the Telecommunications Act and state rulings. ICG is initiating the provision of long distance and data communications services. ICG believes that offering a full-service portfolio of local, long distance and data products is the best method for gaining market share among business customers and reducing customer churn. However, ICG has only recently begun to offer long distance services and has not yet generated any revenue from data services, despite its offering of these services since the first quarter of 1997. ICG is making significant operating and capital investments and will have to address numerous operating complexities associated primarily with providing local services. ICG will be required to develop new provisioning and technical support systems and will need to develop new marketing initiatives and hire and train a new sales force responsible for selling its services. ICG will also need to supplement the necessary billing and collection systems for local services and integrate these systems with those of its long distance and other services, including data services. There can be no assurance that ICG can design and install, and coordinate with ILECs regarding, necessary provisioning, billing and customer management systems in a timely manner to permit ICG to provision local exchange, local toll, long distance or data communications services as planned.

  ICG expects to face significant competition from ILECs, whose core business is providing local dial tone service. The ILECs, which currently are the dominant providers of services in their markets, are expected to mount a significant competitive response to new entrants in their market, such as ICG. ICG expects to face significant competitive product and pricing pressures from the ILECs in these markets, as well as from other CLECs.

  ICG began generating switched services revenue in the fourth quarter of fiscal 1994, and substantially all of ICG's current switched revenue is from wholesale customers. ICG is experiencing negative operating margins from the provision of wholesale switched services because it relies on ILEC networks to terminate and originate customers' switched traffic. ICG expects overall operating margins from switched services to improve as local dial tone, local toll, long distance and data communications services become a relatively larger portion of its business mix and ICG deemphasizes its wholesale switched services.

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS OF ICG

  The terms governing certain of Holdings' senior indebtedness and preferred stock impose significant operating and financial restrictions on ICG. Such restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of ICG and its subsidiaries (including NETCOM, following the Merger) to incur additional indebtedness, create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with such covenants would result in a default thereunder, in which case the lenders would be able to accelerate the maturity of the applicable indebtedness. Moreover, the instruments governing ICG's material indebtedness contain cross-default provisions which provide that a default under other indebtedness will be considered a default under the indebtedness in question. In the event that a cross-default were triggered, the maturity of substantially all of ICG's approximately $940.9 million of indebtedness at September 30, 1997 would be accelerated and become immediately due and payable. As a result, ICG would not be able to satisfy all of its debt obligations, which would have a substantial material adverse effect on the price of ICG Common Stock and ICG's ability to continue as a going concern. There can be no assurance that ICG will be able to comply with such covenants in the future or that such compliance would not cause it to forego opportunities that might otherwise be beneficial.

SUBSTANTIAL INDEBTEDNESS OF ICG

  As of September 30, 1997, ICG had, on a consolidated basis, aggregate accreted indebtedness, including capitalized lease obligations, of approximately $940.9 million. ICG believes that cash on hand and amounts expected to be available through vendor financing arrangements will provide sufficient funds necessary for ICG to expand its Telecom Services business as currently planned and to fund its operating deficits through 1997 and into the fourth quarter of 1998. With respect to indebtedness currently outstanding, ICG has interest payment obligations of approximately $113.3 million in 2001, $158.0 million in 2002 and $168.1 million in 2003. In addition, with respect to Preferred Securities and preferred stock currently outstanding, ICG has cash dividend obligations of approximately $1.3 million in 1997, $8.9 million in each of 1998, 1999 and 2000, $21.5 million in 2001, $57.0 million in 2002 and $70.9 million in 2003. Accordingly, ICG may have to refinance a substantial amount of indebtedness and obtain substantial additional funds prior to March 2001, when Holdings is required to commence cash interest payments under its senior indebtedness. ICG's ability to obtain additional sources of cash will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its indebtedness and other factors, including market conditions, beyond the control of ICG. Additional sources of cash may include public and private equity and debt financings by ICG, Holdings and their subsidiaries, sales of non-strategic assets, capitalized leases and other financing arrangements. There can be no assurance that ICG will be able to refinance such indebtedness, including such capitalized leases, or obtain such additional funds, and if ICG is unable to effect such refinancings or obtain additional funds, ICG's ability to make principal and interest payments on its indebtedness, its ability to continue as a going concern and the price of ICG Common Stock will be substantially materially adversely affected.

RISKS RELATED TO RAPID EXPANSION OF BUSINESS; INTEGRATION OF ACQUIRED
BUSINESSES

  ICG. The continued rapid expansion and development of ICG's business will depend on, among other things, ICG's ability to successfully implement its sales and marketing strategy, evaluate markets, lease fiber, design and build fiber backbone routes, secure financing, install facilities, acquire rights of way and building access, obtain any required government authorizations, implement interconnection to, and collocation with, facilities owned by ILECs and obtain appropriately priced unbundled network elements from the ILECs, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In addition, such expansion may involve acquisitions which, if made, could divert the resources and management time of ICG and require integration with ICG's existing networks and service offerings. See "--Risks Related to Local Services and Switched Services Strategies of ICG."

  ICG has experienced rapid growth. ICG intends to continue to grow through further expansion of its existing operations, through acquisitions including the CBG Acquisition and the NETCOM Merger, and through the establishment of new operations. ICG constantly evaluates acquisition opportunities. ICG's ability to manage its anticipated future growth will depend on its ability to evaluate new markets and investment vehicles, monitor operations, control costs, maintain effective quality controls, and significantly expand ICG's internal management, technical and accounting systems. ICG's rapid growth has placed, and its planned future growth will continue to place, a significant strain on ICG's financial, management and operational resources, including the identification of acquisition targets and the negotiation of acquisition agreements. In addition, acquisitions and the establishment of new operations will entail considerable expenses in advance of anticipated revenues and may cause fluctuations in ICG's operating results.

  In addition, ICG's acquired and new businesses will need to be integrated with its existing operations. For acquired businesses, including CBG and NETCOM, this may entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible. The failure to effectively integrate acquired businesses could have a material adverse effect on ICG's business, growth, financial condition and results of operations and the price of ICG Common Stock.

  NETCOM. NETCOM has in the past and may in the future experience a strain on its management, operations and financial resources as a result of NETCOM's growth. NETCOM's ability to effectively manage growth will require it to continue to implement and improve its operational, financial and management information systems and to train, motivate and manage its employees, as well as to expand its existing local access numbers. These demands will require the addition of new management personnel and the development of additional expertise by existing management. In particular, the demands on NETCOM's telecommunications infrastructure and customer support resources have grown rapidly with NETCOM's rapidly expanding subscriber base, and NETCOM has from time to time experienced difficulties meeting the demand for its connectivity services. Capacity constraints have occurred, and may in the future occur, both at the level of particular local access numbers and in connection with system-wide services that are provided from NETCOM's facilities in San Jose, California and Dallas, Texas. NETCOM has experienced difficulties in providing an adequate level of customer service and support, and has been taking steps to improve its telecommunications infrastructure and customer support resources. A failure to enhance customer support resources adequately, or to expand and enhance its telecommunications infrastructure adequately, may materially adversely affect NETCOM's business, operating results and financial condition. There can be no assurance that NETCOM's customer support or other resources will be sufficient to manage any future growth in NETCOM's business or that NETCOM will be able to implement in whole or in part its expansion program, and any failure to do so could have a material adverse effect on the NETCOM's business, operating results and financial condition.

  Although NETCOM continues to invest significant resources in its telecommunications infrastructure and customer support resources, NETCOM continues to experience attrition of its subscribers from time to time as a result of a number of factors, including difficulties associated with management of growth. There can be no assurance that NETCOM will be able to improve its ability to retain subscribers or to attract sufficient new subscribers to offset periodic losses of existing subscribers.

COMPETITION

  ICG. ICG operates in an increasingly competitive environment dominated by ILECs such as the Regional Bell Operating Companies ("RBOCs") and GTE Corporation ("GTE"). ICG's current competitors include RBOCs, GTE, other independent ILECs, other CLECs, network systems integration service providers, microwave and satellite service providers, teleport operators, wireless telecommunications providers and private networks of large end users. Potential competitors include cable television companies, utilities, ILECs outside their current local service areas and the local access operations of long distance carriers. Consolidation of telecommunications companies, including mergers between certain of the RBOCs, and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to increased competition. One of the primary purposes of the Telecommunications Act is to promote competition, particularly in the local telephone market. Since the enactment of the Telecommunications Act, several telecommunications companies have indicated their intention to aggressively expand their ability to address many segments of the telecommunications industry, including segments in which ICG participates and expects to participate. For example, AT&T Corp. ("AT&T"), MCI Communications Corp. ("MCI"), Time Warner Communications, Inc., Texas Utilities Company and other large companies are entering the local markets as competitors of ICG. This may result in more participants than can ultimately be successful in a given market.

  As a recent entrant in the telecom services industry, ICG, like other CLECs, has not achieved a significant market share. The ILECs have long-standing relationships with their customers, have the potential to subsidize services with revenue from a variety of businesses and have benefitted from certain state and federal regulations that, until recently, favored the incumbent operator over potential competitors. The Telecommunications Act, other recent state legislative actions, and current federal and state regulatory initiatives provide increased business opportunities for ICG and others by removing or substantially reducing barriers to local exchange competition. However, these new competitive opportunities are accompanied by potential new competitive opportunities for the ILECs, as the Telecommunications Act provides the conditions for the removal of previous restrictions on the provision of long distance services by the RBOCs. It is also expected that increased local competition will result in increased pricing flexibility for, and relaxation of regulatory oversight of, the ILECs. If the ILECs are permitted to engage in increased volume and discount pricing practices or charge CLECs increased fees for interconnection to their networks, or if the ILECs seek to delay implementation of interconnection to their networks, ICG's results of operations and financial condition could be adversely affected. In addition, ICG has experienced declining access unit prices and increasing price competition for access services which to date have been more than offset by increasing network usage. ICG expects to continue to experience declining prices for the foreseeable future. There can be no assurance that ICG will be able to achieve or maintain adequate market share or revenue, or compete effectively in any of its markets. Any of the foregoing factors could have a material adverse effect on ICG and the price of ICG Common Stock.

  In addition, the long distance and data transmission businesses are extremely competitive and prices have declined substantially in recent years and are expected to continue to decline.

 NETCOM.   The market for Internet services is increasingly competitive and there are few barriers to entry. NETCOM believes that its ability to compete successfully depends upon a number of factors, including market presence; the capacity, reliability and security of its network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the timing of new products and services introductions by NETCOM and its competitors; NETCOM's ability to support existing and emerging industry standards; and industry and general economic trends.


  NETCOM's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than NETCOM. NETCOM competes or expects to compete directly or indirectly with other national and regional commercial Internet services providers, with established on-line services companies which offer Internet connectivity, with national long distance carriers, with regional telephone companies, with cable operators and with other local and regional ISPs.

  Increased competition in general could result in significant reductions in the average selling price of NETCOM's services. In addition, NETCOM expects to see increased pressure to obtain and retain additional subscribers that could result in increased sales and marketing expenses and related subscriber acquisition costs, which could materially adversely affect NETCOM's profitability. There can be no assurance that NETCOM will be able to offset the effects of any such competition or resulting price reductions through an increase in the number of its subscribers, higher revenue from enhanced services, cost reductions or otherwise. Increased competition could result in erosion of NETCOM's market share and adversely affect NETCOM's operating results. There can be no assurance that NETCOM or the combined company will have financial resources, technical resources, technical expertise or marketing and support capabilities to continue to compete successfully.

REGULATION

 ICG.   ICG operates in an industry that is undergoing substantial regulatory change as a result of the passage of the Telecommunications Act. ICG's Telecom Services activities are regulated by the Federal Communications Commission ("FCC"), state regulatory agencies and municipalities. ICG's Satellite Service activities are regulated by the FCC and international regulatory bodies.


  The FCC regulates ICG's provision of interstate common carrier services, including long distance and data services, and ICG's provision of international services. ICG currently files and maintains tariffs with the FCC. In addition, the FCC and state regulatory bodies are charged with implementing the Telecommunications Act, which has a substantial impact on the development of ICG's local exchange business. The Telecommunications Act is also subject to actions of the federal courts, while state regulatory actions are subject to review and actions of both state and federal courts. State regulatory agencies regulate ICG's provision of local dial tone and other intrastate common carrier services. In general, ICG is required to obtain certification from the relevant state public utilities commissions prior to the initiation of intrastate service and is also required to file tariffs listing the rates, terms and conditions of intrastate services provided. Several states also impose operating restrictions on the CLEC industry, covering the ability to raise and lower prices and restrictions on marketing and sales activities. In addition, local authorities control ICG's access to municipal rights of way. Any failure to maintain proper federal and state tariffing or state certification, or noncompliance with federal, state or local laws or regulations, could have a material adverse effect on ICG.

  The Telecommunications Act generally requires ILECs to provide interconnection, nondiscriminatory access to ILEC networks, unbundling of ILEC networks and access to ILEC operational support systems and network portability. The Telecommunications Act imposes a variety of new duties on the ILECs in order to promote network competition in the markets for local exchange and access services, including the duty to negotiate in good faith with competitors requesting interconnection to the ILEC networks. However, negotiations with each ILEC have sometimes involved considerable delays and the resulting negotiated agreements may not necessarily be obtained on terms and conditions that are desirable to ICG. In such instances, ICG has petitioned the proper state regulatory agency to arbitrate disputed issues. In addition, following state review either party in the negotiations can appeal to the federal courts. There can be no assurance that ICG will be able to negotiate acceptable new interconnection agreements with ILECs or that, if state regulatory authorities impose terms and conditions on the parties in arbitration, such terms will be acceptable to ICG.

  On August 8, 1996, the FCC adopted rules and policies implementing the interconnection provisions of the Telecommunications Act, which rules, in general, are favorable to new competitive entrants. The FCC's rules were challenged in the federal courts of appeals by GTE, the RBOCs, other large independent ILECs and state regulatory commissions. On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit (the "Eighth Circuit Court") issued a ruling that vacated certain of the FCC's rules and upheld the FCC's rules on other issues.

  In the July 18, 1997 decision, the Eighth Circuit Court ruled that state commissions, not the FCC, have jurisdiction over the pricing of interconnection, unbundled network elements and resale services. The Eighth Circuit Court also ruled that the FCC's interpretation of Section 252(i) of the Telecommunications Act, the so- called "pick and choose" provision, was incorrect. The Eighth Circuit Court held that the Telecommunications Act allows CLECs to adopt whole interconnection agreements negotiated by other competitors but not to "pick and choose" pieces of existing agreements.

  Because the Eighth Circuit Court held that CLECs cannot "pick and choose" pieces of other interconnectors' negotiated interconnection agreements, ICG may be subject to the risk that other CLECs negotiate more favorable prices, terms or conditions with the ILECS. ICG's only recourse under such circumstances may be to adopt other interconnectors' agreements with an ILEC in whole, though these agreements may include terms and conditions ICG finds unacceptable. The Eighth Circuit Court upheld certain of the FCC's rules regarding unbundled network elements. Moreover, the Eighth Circuit Court's decision does not alter most of the basic statutory requirements of the Telecommunications Act, including the statutory requirements that the ILECs conduct negotiations and enter into interconnection agreements with competitive carriers.

  The FCC (and other parties) have announced their intention to seek Supreme Court review of the Eighth Circuit Court's decision. Additionally, separate petitions for rehearing were filed with the Eighth Circuit Court by a group of interexchange carriers ("IXC's"), two groups of ILECs and a group of CLECs. On October 14, 1997, the Eighth Circuit Court granted the ILEC petitions for rehearing, and denied the CLEC and IXC petitions. The Court's decision on rehearing vacated an additional FCC rule that addressed the ability of new entrants to purchase ILEC network elements at cost-based rates on a bundled rather than an unbundled basis. Management believes ICG could benefit from a reversal in whole, or in part, of the Eighth Circuit Court's decision.

  Although ICG believes that the Telecommunications Act and other state and federal regulatory initiatives that favor increased competition are advantageous to ICG, there can be no assurance that changes in current or future state or federal regulations, including changes that may result from further court review of the FCC's interconnection rules, or increased competitive opportunities resulting from such changes, will not have a material adverse effect on ICG and on the price of ICG Common Stock.

  ICG must obtain and maintain certain FCC authorizations for its satellite and wireless services. ICG currently provides maritime communication services pursuant to an experimental license and a grant of Special Temporary Authority ("STA"). ICG's experimental license has been renewed by the FCC on several occasions. In January 1997, ICG submitted an application for the modification and renewal of the experimental license, which was due to expire on February 1, 1997. Under the FCC's procedures, the experimental license has remained valid pending FCC action on the renewal and modification. On January 30, 1997, ICG was granted the STA for which ICG filed for a six-month extension on July 25, 1997. ICG has received a verbal grant of the extension. Although ICG expects that the FCC will issue a permanent license, there can be no assurance ICG will be granted a permanent license, that the experimental license currently being used to provide maritime services will be renewed for a further term or that any license granted by the FCC will not require substantial payments by ICG.

  The FCC and relevant state public utilities commissions have the authority to regulate interstate and intrastate telephone rates, respectively, ownership of transmission facilities and the terms and conditions under which certain of ICG's services are provided. Federal and state regulations and regulatory trends have had, and in the future are likely to have, both positive and negative effects on ICG and its ability to compete. The recent trend in both federal and state regulation of telecommunications service providers has been in the direction of reduced regulation. In general, neither the FCC nor the relevant state public utilities commission currently regulate ICG's long distance rates or profit levels, although either or both may do so in the future. There can be no assurance that changes in current or future federal or state regulations or future judicial changes would not have a material adverse effect on ICG.

 NETCOM.   NETCOM is not currently subject to direct regulation by the FCC or any other agency other than regulations applicable to businesses generally. Changes in the regulatory environment relating to the Internet connectivity industry, including regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have an adverse effect on NETCOM's business. For example, NETCOM is aware that certain third parties have petitioned the FCC to require certain Internet access providers to pay "access charges." NETCOM cannot predict the impact, if any, that future regulation or regulatory changes may have on its business.


SIGNIFICANT CAPITAL REQUIREMENTS OF ICG

  ICG's current plans for expansion of existing networks, the development of new networks, the further development of ICG's products and services and the continued funding of operating losses may require additional cash from outside sources. ICG's arrangements with utilities require it to make significant cash payments and the development of ICG's networks requires significant capital expenditures for transmission equipment, switching and network build-out from the utilities' fiber backbone to end user locations. ICG must also purchase a substantial amount of equipment and other assets from vendors. ICG anticipates that the expansion of existing networks, construction of new networks and further development of ICG's products and services will require capital expenditures of approximately $66.0 million during the last quarter of 1997 and approximately $300.0 million in 1998, and continued significant capital expenditures thereafter. Further, ICG has significant personnel expenses related to increasing its marketing efforts and offering new long distance and planned data transmission services in anticipation of revenue growth. ICG also plans to make strategic acquisitions from time to time. ICG anticipates that its substantial cash requirements will continue into the foreseeable future. Due to the number of opportunities arising from changes in the telecommunications regulatory environment and the cash required to take advantage of these opportunities, ICG believes that cash on hand and amounts expected to be available through vendor financing arrangements will provide sufficient funds necessary for ICG to expand its telecom services business as currently planned and to fund its operating deficits through 1997 and into the fourth quarter of 1998. Additional sources of cash may include public and private equity and debt financings of ICG, Holdings or their subsidiaries, sales of non-strategic assets, capitalized leases and other financing arrangements. There can be no assurance that additional financing will be available to ICG or, if available, that it can be obtained on terms acceptable to ICG. Failure to obtain such financing could result in the delay or abandonment of some or all of ICG's acquisition, development and expansion plans and expenditures, which could have a material adverse effect on its business prospects and the price of ICG Common Stock.

DEPENDENCE ON KEY CUSTOMERS OF ICG

  ICG's five largest customers accounted for approximately 28%, 30% and 28% of ICG's consolidated revenue in fiscal 1996, the three months ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The loss of, or decrease of business from, one or more of these customers could have a material adverse effect on the business, financial condition and results of operations of ICG and the price of ICG Common Stock. While ICG actively markets its products and services, there can be no assurance that ICG will be able to attract new customers or retain its existing customers.

RISKS OF ENTRY INTO LONG DISTANCE BUSINESS BY ICG

  In order to offer its end user customers a complete package of telecommunications services, ICG recently began offering long distance services. Although ICG has extensive experience in the telecommunications business, including an executive team with sales, marketing and long distance management expertise, ICG has limited experience providing long distance services. The long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. ICG does not expect long distance services to generate a material portion of its revenues over the near term.

  ICG relies on other carriers to provide transmission and termination services for a majority of its long distance traffic and will therefore be dependent on such carriers. ICG has entered into agreements with long distance carriers to provide it with long distance transmission services. Such agreements typically provide for the resale of long distance services on a per minute basis (some with minimum volume commitments). Where ICG anticipates higher volumes of traffic, it may lease point-to-point circuits on a monthly or longer term fixed cost basis. The negotiation of these agreements involves estimates of future supply and demand for long distance telecommunications transmission capacity. Should ICG fail to meet its minimum volume commitments, if any, pursuant to these agreements, it may be obligated to pay underutilization charges. Likewise, ICG may underestimate its need for long distance facilities and therefore be required to obtain the necessary transmission capacity through more expensive means. There can be no assurance that ICG will acquire long distance capacity on favorable terms or that ICG can accurately predict long distance prices and volumes so that it can generate positive gross margins. The success of ICG's entry into the long distance business will be dependent upon, among other things, ICG's ability to select new equipment and software and integrate these into its networks, hire and train qualified personnel, enhance its billing, back-office and information systems to accommodate long distance services and the acceptance of potential customers of ICG's long distance service offerings. If ICG's long distance transmission business fails to generate positive gross margins or if ICG fails in any of the foregoing respects, such failure may have a material adverse effect on ICG's business and the price of ICG Common Stock. In addition, a majority of ICG's Telecom Services revenue is derived from long distance carrier customers. ICG is subject to the risk that its entry into the long distance business will adversely affect its relationship with its long distance carrier customers.

RISKS OF ENTRY INTO DATA TRANSMISSION BUSINESS BY ICG

  To complement its telecommunications services offerings ICG began offering frame relay services in California, Colorado and Ohio during the first quarter of 1997. These services are targeted at ICG's existing customers and other businesses with substantial data communications requirements. To date, ICG has not generated any revenue from these services, despite having offered these services since the first quarter of 1997. Based on this market experience, ICG is reevaluating its previous product and customer strategies, and expects to generate low or negative gross margins and substantial start-up expenses as it develops and rolls out its data services. ICG does not expect data transmission services to generate a material portion of its revenue over the near term.

  Although ICG has extensive experience in the telecommunications business, ICG has no direct experience providing data transmission services. Additionally, the data transmission business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. In providing these services, ICG will be dependent upon vendors for assistance in the planning and deployment of its initial data product offerings as well as ongoing training and support. The success of ICG's entry into the data transmission business will be dependent upon, among other things, ICG's ability to select new equipment and software and integrate these into its networks, hire and train qualified personnel, enhance its billing, back-office and information systems to accommodate data transmission services and customer acceptance of ICG's data services. No assurance can be given that ICG will be successful with respect to these matters. If ICG is not successful with respect to these matters, there may be a material adverse effect on ICG's business and the price of ICG Common Stock.

DEPENDENCE ON BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

  Sophisticated information and processing systems are vital to each of ICG's and NETCOM'S growth and their respective abilities to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Billing and information systems for ICG's historical lines of business have been produced largely in-house with partial reliance on third party vendors. These systems have generally met ICG's needs due in part to ICG's low volume of bills and orders. As ICG commences providing local, long distance and data transmission services, the need for sophisticated billing and information systems is increasing significantly. ICG's current local billing platform plans rely on products and services provided by third party vendors. Additionally, ICG is developing automated systems and customer service centers to provision orders. Information systems are vital to the success of these centers, and the information systems for these centers are largely being developed by third party vendors.

  San Francisco Consulting Group ("SFCG") has been engaged by ICG to recommend a long-term customer care and billing solution, to provide support in development of short to long-term information systems planning and to facilitate and improve the provisioning process. The services provided by SFCG focus primarily on further development of ICG's abilities to ensure that back-office processes and functions operate at maximum effectiveness.

  NETCOM's billing and information systems are primarily products and services provided by third party vendors. These systems have generally met NETCOM's historical needs, primarily due to a relatively low volume of complex customer accounts from a billing perspective. Information systems are vital as NETCOM expects its customer base to continue to increase the variety of products and services with varying prices. Additionally, NETCOM expects the amount of customers with more complex billing requests in general to increase. NETCOM is currently evaluating a billing platform based upon an information system purchased from a third party vendor with internal enhancements to meet NETCOM's unique needs. The failure of (i) either company's vendors to deliver proposed products and services in a timely and effective manner, (ii) either company to adequately identify all of its information and processing needs or
(iii) either company to upgrade systems as necessary, could have a material adverse impact on the ability of ICG and NETCOM to reach their objectives, and on their respective financial condition and results of operations.

  While NETCOM and ICG each believes that their respective software applications are year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then function adequately. Further, if the software applications of local exchange carriers, long distance carriers or others on whose services ICG depends are not year 2000 compliant, it could have a material adverse effect on ICG's financial condition and results of operations and the value of ICG Common Stock.

RISKS RELATED TO JOINT VENTURES AND STRATEGIC ALLIANCES

  ICG has formed a strategic alliance with CSW for the purpose of providing services, through ChoiceCom, in Austin, Corpus Christi, Dallas, Houston and San Antonio, Texas. Under the terms of this arrangement, CSW holds a 100% interest in ChoiceCom and ICG has an option to purchase a 50% interest. Under the terms of certain of its indebtedness, ICG is currently prohibited from making any investment in ChoiceCom (other than a $15.0 million debt investment that ICG intends to make) and from purchasing less than a majority interest in any venture. Unless the terms of certain of ICG's indebtedness are revised (which could entail substantial costs), ICG may not be able to exploit opportunities for joint ventures, which could have an adverse effect on ICG and the price of ICG Common Stock. ICG has also formed strategic alliances with utility companies to lease fiber optic facilities. ICG expects to continue to enter into strategic alliances, joint ventures and other similar arrangements in the future.

  NETCOM has formed strategic alliances with various resellers and software and network equipment providers. Additionally, NETCOM has a joint venture in Brazil with Grupo Itamarati, a large Brazilian conglomerate which offers Internet access services. NETCOM expects to continue to enter into strategic alliances in the future.

   The other parties to such existing arrangements, and to arrangements in which ICG or NETCOM may subsequently participate, may at any time have economic, business or legal interests or goals that are inconsistent with those of the strategic alliance, joint venture or similar arrangement or those of ICG and NETCOM. In addition, a joint venture partner may be unable to meet its economic or other obligations to the venture, which, depending upon the nature of such obligations, could adversely affect the combined company and the price of ICG Common Stock.

RAPID TECHNOLOGICAL CHANGE

  ICG. The telecommunications industry is subject to rapid and significant changes in technology. The effect of technological changes, including changes relating to emerging wireline and wireless transmission technologies, on the business of ICG cannot be predicted.

  NETCOM. NETCOM's success is highly dependent upon its ability to develop new services and software that meet changing customer requirements. The market for NETCOM's services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions. There can be no assurance that NETCOM can successfully identify new service opportunities and develop and bring new services and software to market in a timely manner, or that services, software or technologies developed by others will not render NETCOM's services, software or technologies noncompetitive or obsolete. NETCOM is also at risk to fundamental changes in the way Internet access services are delivered. Required technological advances by NETCOM as the industry evolves could include compression, full-motion video, and integration of video, voice, data and graphics. NETCOM's pursuit of these technological advances may require substantial time and expense, and there can be no assurance that NETCOM will succeed in adapting its Internet service business to alternate access devices and conduits.

DEPENDENCE ON RIGHTS OF WAY AND OTHER THIRD PARTY AGREEMENTS BY ICG

  ICG must obtain easements, rights of way, franchises and licenses from various private parties, including actual and potential competitors, and local governments in order to construct and maintain fiber optic networks. There can be no assurance that ICG will obtain rights of way and franchise agreements to expand its networks or that these agreements will be on terms acceptable to ICG, or that current or potential competitors will not obtain similar rights of way and franchise agreements. Because certain of these agreements are short-term or are terminable at will, there can be no assurance that ICG will continue to have access to existing rights of way and franchises after the expiration of such agreements. An important element of ICG's strategy is to enter into long-term agreements with utilities to take advantage of their existing facilities and to license or lease their excess fiber capacity. ICG has entered into contracts and is negotiating agreements with other utilities. However, other CLECs are seeking to enter into similar arrangements and have bid and are expected to continue to bid against ICG for future licenses or leases. Furthermore, utilities are required by state or local regulators to retain the right to "reclaim" fiber licensed or leased to ICG if such fiber is needed for the utility's core business. There can be no assurance that ICG will be able to obtain additional licenses or leases on satisfactory terms or that such arrangements will not be subject to reclamation. If a franchise, license or lease agreement were terminated and ICG were forced to remove or abandon a significant portion of its network, such termination could have a material adverse effect on ICG and on the price of ICG Common Stock.

KEY PERSONNEL

  The efforts of a small number of key management and operating personnel will largely determine ICG's and NETCOM's success. The success of ICG and NETCOM also depends in part upon their ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications and Internet access services industries is intense and, accordingly, there can be no assurance that ICG and NETCOM will be able to hire or retain necessary personnel. The loss of certain key personnel could adversely affect ICG and NETCOM and the price of ICG Common Stock.

DEPENDENCE ON WORLDCOM AND OTHER SUPPLIERS BY NETCOM

  NETCOM relies on other companies, particularly WorldCom, to provide data communications capacity via leased telecommunications lines. A majority of the leased telecommunications lines used by NETCOM are currently provided by WorldCom. If WorldCom is unable or unwilling to provide or expand its current levels of service to NETCOM in the future, NETCOM's operations would be materially adversely affected. WorldCom is also a competitor to NETCOM and ICG. Although leased telecommunications lines are available from several alternative suppliers, including AT&T, MCI and Sprint Corporation, there can be no assurance that NETCOM could obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. NETCOM is also subject to risks relating to potential disruptions in WorldCom's services, and no assurances can be given that such interruptions will not occur in the future.

  NETCOM is also dependent on certain third party suppliers of hardware components. Although NETCOM attempts to maintain a minimum of two vendors for each required product, certain components used by NETCOM in providing its networking services are currently acquired from only one source, including high performance routers manufactured by Cisco Systems, Inc., modems manufactured by U.S. Robotics, Inc. and servers from Sun Microsystems, Inc. NETCOM has also from time to time experienced delays in the receipt of certain hardware components. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays that could materially adversely affect NETCOM's business, operating results and financial condition.

DEPENDENCE ON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS BY NETCOM

  The future success of NETCOM's business will depend upon the capacity, reliability and security of its network infrastructure. NETCOM has in the past experienced network problems and network slowdowns due to limited server capacity in NETCOM's San Jose and Dallas data centers. NETCOM is continually implementing systems and processes in order to address these problems and improve NETCOM's service generally. NETCOM must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transfer increases, and to meet changing customer requirements. The expansion and adaptation of NETCOM's network infrastructure will require substantial financial, operational and management resources. There can be no assurance that NETCOM will be able to expand or adapt its network infrastructure to meet additional demand or its changing customer requirements on a timely basis, at a commercially reasonable cost, or at all, or that NETCOM will be able to deploy successfully the contemplated network expansion. Any failure of NETCOM to expand its network infrastructure on a timely basis or to adapt it to changing customer requirements or evolving industry standards could have a material adverse effect on NETCOM's business, operating results and financial condition and results of operations.

  NETCOM's operations are dependent on its ability to protect its computer equipment against damage from fire, earthquakes, power loss, telecommunications failures and similar events. A significant portion of NETCOM's computer equipment, including all of NETCOM's equipment devoted to its Unix-based dial-up ("Shell") accounts, E-mail and news group services, is located at its facilities in San Jose, California and Dallas, Texas and is subject to significant risk to NETCOM's operations from a natural disaster or other unanticipated event at one of these two sites. Any damage or failure that causes interruptions in NETCOM's operations could have a material adverse effect on NETCOM's business.

  Despite the implementation of security measures, NETCOM's infrastructure is also vulnerable to computer viruses or similar disruptive problems caused by its customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to NETCOM's customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of NETCOM's customers, which may deter certain persons from subscribing to NETCOM's services.

DEPENDENCE ON DISTRIBUTION AND MARKETING RELATIONSHIPS BY NETCOM

  NETCOM believes that its success in penetrating markets for its Internet connectivity services depends in large part on its ability to maintain and develop additional relationships with leading companies that market computer products and to cultivate alternative relationships if distribution channels change. NETCOM has entered into original equipment manufacturer ("OEM") agreements, value-added reseller ("VAR") agreements, and other agreements with a number of such companies. Many of these agreements are nonexclusive, and many of the companies with which NETCOM has agreements also have similar agreements with NETCOM's competitors or potential competitors. The termination or renegotiation of certain of these relationships could have a material adverse effect on NETCOM. In addition, there can be no assurance that NETCOM's distributors and OEM and VAR partners, many of which have significantly greater financial and marketing resources than NETCOM, will not develop and market products in competition with NETCOM in the future, discontinue their relationships with NETCOM or form additional competing arrangements with NETCOM's competitors.

NEW AND UNCERTAIN MARKET FOR NETCOM'S SERVICES AND PRODUCTS

  The market for Internet connectivity services and related software products is relatively new and, because current and future competitors are likely to introduce competing services and products, it is difficult to predict the rate at which the market will grow or at which new or increased competition will result in market saturation. If demand for Internet services fails to grow, grows more slowly than anticipated, or becomes saturated with competitors, NETCOM's business, operating results and financial condition will be materially adversely affected. Although NETCOM intends to support emerging standards in the market for Internet connectivity, there can be no assurance that industry standards will emerge or, if they become established, that NETCOM will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market.

LIMITED INTELLECTUAL PROPERTY PROTECTION BY NETCOM

  NETCOM relies on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary technology and software products. NETCOM currently has no domestic or foreign patents or patent applications pending. Despite NETCOM's precautions, it may be possible for unauthorized third parties to lawfully or unlawfully copy aspects of, or otherwise obtain and use, NETCOM's software products and technology. In addition, NETCOM cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, or that equivalent products will not be marketed in competition with NETCOM's products, thereby substantially reducing the value of NETCOM's proprietary rights.

  From time to time NETCOM has received notices claiming that it is infringing the proprietary rights of third parties, and there can be no assurance that NETCOM will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead NETCOM to enter into royalty or licensing agreements rather than disputing the merits of such claims. Moreover, an adverse outcome in such proceedings could subject NETCOM to significant liabilities to third parties, require expenditure of significant resources to develop noninfringing technology, require disputed rights to be licensed from others or require NETCOM to cease the marketing or use of certain products, any of which could have a material adverse effect on NETCOM's business, operating results and financial condition.

NO DIVIDENDS

  ICG does not expect to generate net income in the near future and, therefore, does not anticipate paying cash dividends. The payment of any future dividends on ICG Common Stock is effectively prohibited by the indentures for certain of Holdings' senior indebtedness.

POTENTIAL LIABILITY FOR CONTENT OF NETCOM

  The Communications Decency Act, which was passed as part of the Telecommunications Act, as enacted imposed criminal penalties on anyone who distributes obscene, lascivious or indecent communications on the Internet. In June 1997, the United States Supreme Court ruled that the portion of the Act prohibiting dissemination of patently offensive or indecent communications is unconstitutional. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, libel and privacy is uncertain. For example, in 1996 NETCOM settled a lawsuit alleging copyright infringement against NETCOM relating to electronic messages posted by an unrelated individual to a bulletin board service which is a subscriber. New legislation or regulation with respect to on-line content could have a material adverse effect on NETCOM's business, results of operations or financial condition.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of ICG's Certificate of Incorporation and the corporate charters and debt instruments of its subsidiaries may have the effect of deterring transactions involving a change in control of ICG, including transactions in which stockholders might receive a premium for their shares. ICG's Certificate of Incorporation provides that directors serve staggered three-year terms and authorizes the issuance of up to 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by ICG's Board of Directors. In addition, the corporate charter(s) of Holdings and Holdings-Canada authorize the issuance of up to 1,000,000 and 30,000,000 shares of preferred stock, respectively, with such designations, rights and preferences as may be determined by the Board of Directors of Holdings and Holdings-Canada, respectively. The staggered board provision increases the likelihood that, in the event of a takeover of ICG, incumbent directors would retain their positions, and, consequently, may have the effect of discouraging, delaying or preventing a change in control or management of ICG. The authorization of preferred shares empowers the Board of Directors, without further shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ICG Common Stock. In the event of issuance, the preferred shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of ICG. In addition, ICG is and will continue to be, subject to the anti-takeover provisions of the Delaware General Corporation Law (the "DGCL"), which could have the effect of delaying or preventing a change of control of ICG. Furthermore, upon a change of control, the holders of substantially all of ICG's outstanding indebtedness are entitled, at their option, to be repaid in cash and the holders of the Holdings preferred stock may, at their option, require Holdings to redeem their shares for cash. Such provisions may have the effect of delaying or preventing changes in control or management of ICG. All of these factors could materially adversely affect the price of ICG Common Stock.

                          THE NETCOM SPECIAL MEETING

PURPOSE OF THE NETCOM SPECIAL MEETING

  At the NETCOM Special Meeting, holders of NETCOM Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the NETCOM Special Meeting. THE BOARD OF DIRECTORS OF NETCOM HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

  The NETCOM Board of Directors has fixed the close of business on   , 1997 as
the NETCOM Record Date for determining holders of NETCOM Common Stock entitled to notice of and to vote at the NETCOM Special Meeting.

  As of the NETCOM Record Date, there were     shares of NETCOM Common Stock
issued and outstanding, each of which entitles the holder thereof to one vote. All shares of NETCOM Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF NETCOM COMMON STOCK WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE ADJOURNMENT OF THE NETCOM SPECIAL MEETING.

  Votes cast by proxy or in person at the NETCOM Special Meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

  NETCOM will bear its own cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by the directors and officers of NETCOM by personal interview, telephone, telegram or E-mail. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of NETCOM Common Stock held of record by such persons, in which case NETCOM will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, NETCOM has engaged the services of
    to assist in the solicitation of proxies at a cost of $    plus expenses.
The cost of such solicitation will be borne by NETCOM.

QUORUM

  The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of NETCOM Common Stock entitled to vote as of the NETCOM Record Date is necessary to constitute a quorum at the NETCOM Special Meeting. Under applicable Delaware Law, abstentions and "broker non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the NETCOM Special Meeting.

REQUIRED VOTE

  The approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of NETCOM Common Stock. A proposal to adjourn the NETCOM Special Meeting to solicit additional proxies requires the affirmative vote of the holders of a majority of NETCOM Common Stock present in person or by proxy at the NETCOM Special Meeting. As
of the NETCOM Record Date, there were     shares of NETCOM Common Stock
outstanding and entitled to vote held by approximately     stockholders of
record. As of the NETCOM Record Date, directors and officers of NETCOM and
their affiliates as a group beneficially owned     shares of NETCOM Common
Stock, or approximately % of those shares of NETCOM Common Stock outstanding as of such date.

  Under applicable Delaware law, abstentions will be present and entitled to vote, and will, therefore, have the effect of a negative vote on the approval and adoption of the Merger Agreement. Since the affirmative vote of a majority of the outstanding shares of NETCOM Common Stock is required to approve and adopt the Merger Agreement, a broker non-vote will have the effect of a vote against the approval and adoption of the Merger Agreement.

  THE MATTERS TO BE CONSIDERED AT THE NETCOM SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF NETCOM. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT-PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                            THE ICG SPECIAL MEETING

PURPOSES OF THE ICG SPECIAL MEETING

  At the ICG Special Meeting, holders of ICG Common Stock will consider and vote upon the ICG Share Proposal and will transact such other business as may properly come before the ICG Special Meeting. Due to the number of shares of ICG Common Stock to be issued in the Merger, Nasdaq requires ICG to obtain stockholder approval of the issuance of such shares.

  THE BOARD OF DIRECTORS OF ICG HAS APPROVED BY UNANIMOUS VOTE THE MERGER AGREEMENT AND THE ISSUANCE OF ICG COMMON STOCK IN CONNECTION WITH THE MERGER AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE ICG SHARE PROPOSAL.

RECORD DATE; VOTING RIGHTS; PROXIES

  The ICG Board of Directors has fixed the close of business on      , 1997 as
the ICG Record Date for determining holders of ICG Common Stock entitled to notice of and to vote at the ICG Special Meeting.

  As of the ICG Record Date, there were     shares of ICG Common Stock
outstanding. Each share of ICG Common Stock is entitled to one vote on each matter to be voted upon at the ICG Special Meeting. All shares of ICG Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF ICG COMMON STOCK WILL BE VOTED IN FAVOR OF THE ICG SHARE PROPOSAL.

  It is ICG's current intention to vote all proxies that contain instructions to vote in favor of the ICG Share Proposal and those proxies that contain no voting instructions to adjourn the ICG Special Meeting in order to solicit additional votes, should such additional solicitation be necessary. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of ICG, by signing and returning a later dated proxy, or by voting in person at the ICG Special Meeting; however, mere attendance at the ICG Special Meeting will not in and of itself have the effect of revoking the proxy.

  Votes cast by proxy or in person at the ICG Special Meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

  ICG will bear its own cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by the directors and officers of ICG by personal interview, telephone, telegram or E-mail. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of ICG Common Stock held of record by such persons, in which case ICG will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

QUORUM

  The presence in person or by properly executed proxy of holders of one-third of the outstanding shares of ICG Common Stock entitled to vote as of the ICG Record Date is necessary to constitute a quorum at the ICG Special Meeting. Under applicable Delaware law, abstentions and "broker non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the ICG Special Meeting.

REQUIRED VOTE

  The approval of the ICG Share Proposal requires the affirmative vote of a majority of votes cast by the holders of the outstanding shares of ICG Common Stock at the ICG Special Meeting. Under applicable Delaware law, abstentions will be present and entitled to vote, and will, therefore, have the effect of a negative vote on the ICG Share Proposal. A broker non-vote will not be considered a vote cast and therefore will have no effect on the ICG Share Proposal.

  As of the ICG Record Date, the directors and executive officers of ICG as a
group beneficially owned   shares of the ICG Common Stock, representing in the
aggregate approximately % of outstanding ICG Common Stock at that date.

  THE MATTERS TO BE CONSIDERED AT THE ICG SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF ICG. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                  THE MERGER

GENERAL

  The Merger Agreement provides that the Merger will be consummated if the approvals of the NETCOM and ICG stockholders required therefor are obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Acquisition Sub will be merged with and into NETCOM, and NETCOM will become a wholly-owned subsidiary of ICG. Upon consummation of the Merger, each outstanding share of NETCOM Common Stock (other than shares owned by NETCOM as treasury stock or by its subsidiaries, all of which will be canceled) will be automatically converted (subject to provisions with respect to fractional shares) into the right to receive that number of shares of ICG Common Stock equal to the Exchange Ratio. The Exchange Ratio will equal 0.8628 shares of ICG Common Stock if the ICG Closing Stock Price is greater than or equal to $22.125; provided however, if the ICG Closing Stock Price is greater than or equal to $19.00 but less than $22.125, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $19.0625 by the ICG Closing Stock Price; provided further, that if the ICG Closing Stock Price is less than $19.00, the Exchange Ratio shall equal 1.0078.

  Based upon the capitalization of NETCOM and ICG (as adjusted for the
issuance of     shares of ICG Common Stock and assuming no adjustment of the
Exchange Ratio) as of the ICG Record Date, the stockholders of NETCOM will own approximately % of the outstanding ICG Common Stock following consummation of the Merger. Such percentage could change depending on the number of shares of ICG Common Stock and NETCOM Common Stock issued upon exercise of outstanding NETCOM and ICG stock options or otherwise issued prior to the Effective Time.

EFFECTIVE TIME

  The Effective Time of the Merger will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"). The filing of the Certificate of Merger will occur on the date of closing of the transactions contemplated in the Merger Agreement (the "Closing Date"). The Merger Agreement may be terminated by either party if the Merger has not been consummated on or before March 1, 1998 and under certain other conditions. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger," "--Termination; Remedies; Fees and Expenses."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  The conversion, at the Exchange Ratio, of NETCOM Common Stock into the right to receive ICG Common Stock will occur automatically at the Effective Time.

  At the Effective Time, ICG will instruct the Exchange Agent to mail to each holder of record of NETCOM Common Stock as soon as practicable a transmittal letter and instructions for use in effecting the surrender of certificates which represented shares of NETCOM Common Stock. Upon receipt of such certificates, the Exchange Agent will deliver full shares of ICG Common Stock to such stockholder and cash in lieu of fractional shares pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such stockholder is entitled, without interest.

  If any issuance of shares of ICG Common Stock in exchange for shares of NETCOM Common Stock is to be made to a person other than the holder of NETCOM Common Stock in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the holder of NETCOM Common Stock requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of ICG that such tax has been paid or is not payable.

  After the Effective Time, there will be no further transfers of NETCOM Common Stock on the stock transfer books of NETCOM. If a certificate representing NETCOM Common Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of full shares of ICG Common Stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor, without interest.

  After the Effective Time and until surrendered, shares of NETCOM Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of full shares of ICG Common Stock into which such shares of NETCOM Common Stock were converted at the Effective Time. No dividends or other distributions, if any, payable to holders of ICG Common Stock will be paid to the holders of any certificates for shares of NETCOM Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions payable after the Effective Time will be paid to the holder of record of the full shares of NETCOM Common Stock represented by the certificate issued in exchange therefor, without interest.

TREATMENT OF STOCK OPTIONS

  At the Effective Time, the obligations under the NETCOM Stock Option Plan will be assumed by ICG. At the Effective Time, options to purchase shares of NETCOM Common Stock issued pursuant to the NETCOM Stock Option Plan that are outstanding will be converted, without any action on the part of the holders thereof, into options to acquire, upon payment of the adjusted exercise price (which will equal the exercise price per share for the options immediately prior to the Merger, divided by the Exchange Ratio), the number of shares of ICG Common Stock the option holder would have received pursuant to the Merger if he or she had exercised all of his or her options immediately prior thereto. Under the terms of the NETCOM Stock Option Plan, 50% of the currently unvested stock options held by each NETCOM officer will vest upon the Merger, and each stock option held by current non-officer directors will vest 100% upon the Merger. Except as noted above, each NETCOM stock option will otherwise continue on terms and conditions that are consistent with those that were applicable at the Effective Time.

  HOLDERS OF NETCOM COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. HOLDERS OF NETCOM COMMON STOCK SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER

  From time to time, ICG has evaluated strategic alliances, including business combinations with other companies that could complement and strengthen ICG's product offerings and revenues. Similarly, from time to time, NETCOM has considered various opportunities for expanding its base of products and distribution. ICG and NETCOM believe that the product lines of the two companies are complementary, and that the Merger will strengthen the resources, product offerings and distribution channels for each company.

  In the spring of 1997, management of ICG decided that, in order to enhance its ability to compete in its markets, it should attempt to add an Internet access product to its product lines within the coming year. While ICG's product line initially consisted principally of local telecommunications services, it has more recently begun offering long distance and data communication services. This expansion of its service offerings was consistent with ICG's plan to provide a wide range of local, long distance and other services to business end users and wholesale customers, particularly to customers based near the extensive networks which ICG has developed. ICG believed that customers were increasingly demanding a broad, full service approach to their telecommunications needs. In addition, ICG recognized that its extensive networks could be of great value in the provision of Internet services. Further, in early 1997, ICG invested in a frame relay product which it is making available to corporate customers. ICG determined that its frame relay product could also be effectively used to connect, Internet service providers ("ISPs") with their customer base. Thus, ICG determined that, to enhance its sales and marketing abilities, to further its philosophy of being a full service telecommunications provider and to maximize the investments it has made in its network and its frame relay product, it would be desirable for ICG to have an Internet access product to supplement its existing product offerings.

  At its regularly scheduled meeting on May 28-29, 1997, the Board of Directors of NETCOM discussed strategic considerations and appointed a Strategic Partner Committee consisting of directors Lee Cox, Stephen

Getsy and David W. Garrison, Chief Executive Officer and Chairman of the Board. The purpose of the Committee was to consider a possible strategic operating relationship with a corporate partner, including the possibility of a minority equity investment by such a partner. On June 1, 1997, NETCOM retained BT Alex. Brown as its financial advisor in connection with seeking such a potential partner. During the period from early June through early October 1997, representatives of BT Alex. Brown contacted and held discussions with a number of companies regarding a potential partnership, including ICG. Representatives of BT Alex. Brown first contacted Sheldon O. Ohringer, President of ICG Telecom Group, Inc., on July 21, 1997. After additional discussions, ICG determined that it wanted to obtain detailed information from NETCOM. On July 28, 1997, a Confidentiality Agreement was entered into between ICG and NETCOM. On August 1, 1997, Mr. Ohringer called representatives of BT Alex. Brown and requested that a meeting be arranged between management of NETCOM and management of ICG.

  On August 18-19, 1997, the Board of Directors of NETCOM met at a regularly scheduled meeting. All of the members of the Board of Directors participated in this meeting. A representative of BT Alex. Brown also participated in this meeting and reported on discussions that had been held with possible corporate partners, including ICG.

   On August 20, 1997, senior executives of ICG and NETCOM, as well as representatives of BT Alex. Brown, met at NETCOM's corporate headquarters in San Jose, California. Participants from ICG were Messrs. J. Shelby Bryan, President and Chief Executive Officer, Ohringer, and James D. Grenfell, Executive Vice President and Chief Financial Officer, and from NETCOM were Mr. Garrison, Mike Kallet, Senior Vice President of Products and Services, Scott Wills, Senior Vice President of Planning and Development, and Craig Clemens, Vice President of Operations. During this meeting, the executives made presentations which provided an overview of their respective companies. During the months of August and September, 1997, members of NETCOM management also held discussions with other companies to discuss minority investment and strategic partnership alternatives.

  From August 20, 1997 through September 30, 1997, ICG and NETCOM continued to review various aspects of each other's businesses in meetings and telephone conversations. On September 19, 1997, Seth Levine, Director of Corporate Development, and Robert Flood, Senior Vice President of Engineering and Chief Technical Officer of ICG, traveled to San Jose and met with NETCOM executives, including Mr. Garrison, Dan Yost, President and Chief Operating Officer, Mr. Kallet, Mr. Wills and Mr. Clemens. Representatives of BT Alex. Brown also attended the meeting. During this meeting, ICG reviewed detailed information regarding NETCOM's network, cost structure, marketing initiatives, sales channels and products. During this same time frame, members of ICG's finance department reviewed additional information provided by NETCOM and discussed this information with NETCOM personnel. On September 22, 1997, Mr. Ohringer met with Mr. Yost at the Dallas/Fort Worth Airport to discuss various aspects of the operations of the two companies.

  A regularly scheduled meeting of the Board of Directors of ICG was held on September 30, 1997. All of the members of the Board were in attendance at this meeting. Mr. Grenfell, Audrey A. Rohan, a member of Reid & Priest, LLP, and H. Don Teague, Executive Vice President, Secretary and General Counsel of ICG, also attended this meeting. At this meeting Mr. Bryan informed the ICG Board that ICG had begun preliminary discussions with NETCOM regarding a possible acquisition of NETCOM. Mr. Bryan provided background information about NETCOM to the Board. Mr. Bryan indicated that, at that time, the discussions were preliminary in nature and extremely confidential.

  On October 1, 1997, Messrs. Bryan, Ohringer and Teague met with Mr. Garrison and two representatives from BT Alex. Brown at the Denver International Airport to discuss the possibility of a strategic combination. During the meeting, both parties reviewed various aspects of their businesses and discussed potential synergies. Both parties also agreed to arrange the exchange of additional due diligence information prior to a telephone meeting scheduled for October 6, 1997.

  On October 3, 1997, Mr. Bryan and Mr. Garrison spoke over the telephone to discuss the potential synergies of a strategic combination.

  On October 6, 1997, Messrs. Ohringer, Grenfell, Levine, Garrison, Wills and representatives of BT Alex. Brown held a telephone meeting to discuss ICG's business and financial results as well as further details regarding NETCOM's financial results and projections.

  On October 7, 1997 the ICG Board of Directors held a telephonic special meeting to consider whether to continue discussions regarding the possible acquisition of NETCOM by ICG. All of the members of the Board participated in this meeting. Messrs. Grenfell, Ohringer, Teague and Levine and Ms. Rohan also participated in this meeting. Mr. Bryan updated the ICG Board on the status of the discussions with NETCOM. The ICG Board then adopted resolutions authorizing Mr. Bryan to negotiate an agreement with NETCOM to acquire the outstanding shares of NETCOM. Thereafter, Mr. Bryan and Mr.Garrison spoke by telephone and began discussing the specific terms of a potential merger.

  On October 8, 1997, at a telephonic special meeting of the Strategic Partner Committee of the NETCOM Board of Directors, Mr. Garrison reported on his conversations with ICG, as well as the possibility of a merger with ICG. Immediately thereafter, a special meeting of NETCOM's Board of Directors was held, during which the Board reviewed ICG's business and reviewed Mr. Garrison's discussion with Mr. Bryan regarding the possibility and terms of a potential merger. Financial and legal advisors participated in this meeting. The NETCOM Board of Directors authorized Mr. Garrison to enter into negotiations regarding the terms of a merger.

  On October 8, 1997 the ICG Board of Directors also held a telephonic special meeting to consider and discuss the NETCOM matter. All of the members of the ICG Board participated in this meeting. Mr. Teague, Mr. Grenfell and Ms. Rohan also participated in this meeting. Mr. Bryan informed the ICG Board that the discussions with NETCOM had continued to progress. The ICG Board then adopted resolutions authorizing Mr. Bryan to make an offer for, and to reach an agreement with, NETCOM to acquire the outstanding shares of NETCOM for consideration payable in shares of ICG common stock.

  Following the October 8, 1997 NETCOM Board of Directors meeting and the ICG Board of Directors meeting, a meeting was held among Messrs. Bryan, Grenfell, Ohringer and Teague of ICG, Mr. Garrison of NETCOM, and representatives of BT Alex. Brown. During this meeting, the parties discussed in detail specific terms for a merger and reached a preliminary oral understanding regarding certain terms. The parties then agreed to begin negotiating the terms and conditions of a definitive agreement.

  On October 9, 1997, representatives from the managements of both companies met to conduct further due diligence related to sales, marketing and product development, as well as legal and financial due diligence. Representatives of ICG and NETCOM, together with their respective legal and financial advisors, also continued to conduct substantial due diligence and to negotiate the terms of the definitive agreement. At the end of the day, Mr. Garrison advised the NETCOM Board of Directors as to the status of the negotiations with ICG.

  On October 10, 1997, the Board of Directors of NETCOM held a special telephonic meeting to review the status of, and to discuss further, the proposed terms. Representatives of BT Alex. Brown and Pillsbury Madison & Sutro LLP joined the Board's conference call. During this meeting, the Board reviewed the status of the negotiations and due diligence, and discussed alternatives to pursuing the merger transaction with ICG.

  On October 10, 1997 the ICG Board of Directors held a telephonic special meeting regarding the proposed transaction. All of the members of the Board (except Mr. McLelland) participated in this meeting. Mr. Grenfell, Mr. Teague and Ms. Rohan also participated in this meeting. During this meeting, the ICG Board reviewed and discussed detailed information about NETCOM and the proposed terms and conditions of the definitive agreement. After further discussion, the ICG Board unanimously indicated support for continuing to pursue a combination with NETCOM.

  After further negotiations and due diligence by representatives of the two companies on October 11, 1997, the Board of Directors of NETCOM held a special telephonic meeting to discuss further issues relating to the proposed merger of the companies, including employee issues.

  On October 12, 1997 the ICG Board of Directors held a telephonic special meeting to discuss the proposed merger. All of the members of the Board participated in this meeting. Mr. Grenfell, Mr. Teague, Ms. Rohan and representatives from Gleacher NatWest also participated in this meeting. Mr. Bryan and the other members of the Board discussed in detail the information regarding NETCOM which had been provided to the Board over the past few days, including information that had become available in connection with the due diligence process. The representatives of Gleacher NatWest gave a detailed presentation of the terms of the merger and the proposed combined operations of the two companies. They indicated that the Exchange Ratio offered by ICG to the NETCOM Stockholders was fair from a financial point of view to ICG and its stockholders, and presented to and discussed with the Board their signed fairness opinion. See "THE MERGER--Opinion of ICG's Financial Advisor." The ICG Board then reviewed in detail the terms of the proposed Merger Agreement. After further discussions, the ICG Board voted unanimously to approve the Merger Agreement.

  On October 12, 1997, the Board of Directors of NETCOM held a special meeting to consider the proposed Merger Agreement and the transactions contemplated thereby. All of the members of the Board participated in person or by phone. Members of NETCOM's senior management, together with NETCOM's legal and financial advisors, reviewed with the Board, among other things, the background of the proposed transaction, the potential benefits and risks of the transaction, including the strategic and financial rationale, analysis of the transaction and the terms of the Merger Agreement. At the conclusion of the presentation, BT Alex. Brown delivered its oral opinion (confirmed in writing as of the same day) that as of October 12, 1997, the Exchange Ratio was fair, from a financial point of view, to the stockholders of NETCOM. See "THE MERGER--Opinion of NETCOM's Financial Advisor." The NETCOM Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby.

  The companies executed the Merger Agreement late on Sunday, October 12, 1997, and the agreement to merge was publicly announced early Monday morning, October 13, 1997 by the issuance of a joint press release.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF NETCOM; REASONS FOR THE MERGER

  The NETCOM Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, NETCOM and the NETCOM stockholders and has unanimously approved the Merger Agreement and the related transactions. The NETCOM Board of Directors unanimously recommends that the NETCOM stockholders approve and adopt the Merger Agreement.

  At its October 12, 1997 meeting, the NETCOM Board of Directors unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the holders of NETCOM stock. Accordingly, the NETCOM Board of Directors has unanimously adopted the Merger Agreement and unanimously recommends that NETCOM stockholders vote for approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, at the NETCOM Special Meeting. See "THE MERGER--Background of the Merger" and "--Certain Legal Matters."

  The NETCOM Board of Directors believes that a merger with ICG will benefit NETCOM because:

    (i) ICG has certain telecommunications infrastructure, including local circuits and intrastate frame relay network capacity, necessary to the operation of NETCOM. NETCOM currently leases intrastate network capacity from third parties such as WorldCom, and pays RBOCS for local access services. Together, these telecommunications costs currently represent approximately 50% of NETCOM's cost of operating its network in North America for 1997. Because of the foregoing and because of ICG's local presence in key NETCOM markets, the NETCOM Board of Directors believes that following the Merger, the combined companies could ultimately reduce NETCOM's expenses related to telecommunications costs;

    (ii) Based on its analysis of current market trends, NETCOM's Board of Directors believes that purchasers of telecommunications, data and Internet services will increasingly purchase such services from large, single-source suppliers with the ability to supply such customers with a full range of telecommunications, data and Internet services. Recognition of this trend is reflected in the number of recent mergers between telecommunications carriers and ISPs. NETCOM's Board of Directors believes that, following the Merger, the combined companies will be able to offer such a full range of telecommunications, data and Internet services. NETCOM currently concentrates on providing services to small and medium sized businesses and professional individuals, while ICG provides services to business customers. Thus, the two companies' customer bases overlap in the area of small and medium sized businesses;

    (iii) NETCOM would have access to expanded sales and distribution channels through ICG's direct sales force offering NETCOM's Internet services, and marketing synergies could benefit the combined companies; and

    (iv) The geographic service areas of ICG and NETCOM overlap to a significant extent such that synergies of lowered cost, increased distribution and a full service product line may be easier to achieve as compared to a possible strategic relationship between NETCOM and another telecommunications provider without such significant overlap.

  In reaching its determination, the Board consulted with management, as well as its legal counsel and financial advisors, and considered a number of factors, including the following material factors, both positive and negative:

    (i) the Board's knowledge of the business, operations, properties, assets, financial condition and operating results of NETCOM;

    (ii) the reports and opinions of NETCOM's management, its legal counsel and its independent auditors, including the result of their due diligence investigations concerning the business, operations and financial condition of ICG;

    (iii) the opinion of BT Alex. Brown that the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of NETCOM Common Stock as of the date of such opinion (see "THE MERGER--Opinion of NETCOM's Financial Advisor");

    (iv) the effect on stockholder value of NETCOM continuing as an independent entity compared to the effect of a combination with ICG, in light of the financial condition and prospects of NETCOM and the current economic and industry environment, including, but not limited to, (A) other possible strategic alternatives for NETCOM which the NETCOM Board of Directors had examined, including continuing to execute its business plan on a stand-alone basis, and (B) the potential for increased value in the combined ICG/NETCOM enterprise;

    (v) recent and current market prices of the ICG Common Stock;

    (vi) the terms and conditions of the Merger Agreement and the related documents, which were the product of extensive arms-length negotiations, including the condition that the ICG stockholders approve the issuance of shares to the NETCOM stockholders pursuant to the Merger;

    (vii) the premium over the recent trading prices of the NETCOM Common Stock represented by the Exchange Ratio of approximately 50% over the NETCOM Common Stock closing sales price on October 10, 1997, the trading day prior to the meeting of the NETCOM Board of Directors at which the Merger Agreement was approved, approximately 70% over the price one week before October 10, 1997, and approximately 75% over the price four weeks before October 10, 1997;

    (viii) the compatibility of the respective business philosophies of ICG and NETCOM;

    (ix) the opportunity for NETCOM stockholders to participate, as holders of ICG Common Stock, in a larger, more diversified company, and to do so by means of a transaction which is designed to be tax-free to NETCOM's stockholders;

    (x) the effect of the Merger on the interest of NETCOM's customers, employees and suppliers, which the NETCOM Board of Directors determined is likely to be beneficial given that ICG has indicated that after the Merger, NETCOM would continue to pursue its current business strategy as a separate business entity and that NETCOM should derive significant benefits from the financial strength, marketing resources and telecommunications infrastructure capacity of ICG;

    (xi) the risks that NETCOM will not achieve the synergies and cost savings anticipated to be achieved in the Merger, including a reduction in NETCOM's line charges and related telecommunication services (which NETCOM estimates to be approximately 50% of the cost of operating its network in North America for 1997), incremental sales from ICG's direct sales force offering NETCOM's Internet services to the customers of ICG and possible reductions in expenses resulting from the combined purchasing power of the two companies;

    (xii) the risk that the operations of the two companies would not be successfully integrated;

    (xiii) the risk that key technical and management personnel might be lost prior to or after consummation of the Merger and the potential to mitigate this risk by negotiating the conversion of NETCOM options into ICG options;

    (xiv) NETCOM's future prospects for executing its business strategy and the likelihood that such prospects would be enhanced as a result of the Merger in light of the enhanced competition from major telecommunications companies in the Internet services industry;

    (xv) the adverse effects on NETCOM's business, operations and financial condition should it not be possible to consummate the Merger following public announcement that the Merger Agreement had been entered into; and

    (xvi) other risks associated with ICG and NETCOM's businesses, including those described above under "--Risk Factors."

  The foregoing discussion of the information and factors considered by the NETCOM Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the NETCOM Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Merger, the NETCOM Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the NETCOM Board of Directors may have given different weights to different factors. In the course of its deliberations, the NETCOM Board of Directors did not establish a range of value for NETCOM; however, based on the factors outlined above, the NETCOM Board of Directors determined that the Merger is advisable and fair and in the best interests of NETCOM and its stockholders.

  THE NETCOM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF NETCOM COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board of Directors of NETCOM with respect to the Merger, holders of NETCOM Common Stock should be aware that certain members of NETCOM's management, some of whom are members of the NETCOM Board of Directors, and the members of the NETCOM Board of Directors have certain interests in the Merger, in addition to those of NETCOM's stockholders generally. The Board of Directors of NETCOM was aware of these interests when it considered and approved the Merger and the Merger Agreement.

  Pursuant to the terms of the Merger Agreement, ICG has agreed to take all action necessary to cause David W. Garrison, Chief Executive Officer and Chairman of the Board of NETCOM, to become a member of the ICG Board of Directors, subject to the consummation of the Merger.

  Pursuant to the Merger Agreement, following consummation of the Merger, ICG will, or will cause NETCOM to, honor in accordance with their terms, all employment, severance and similar agreements to which NETCOM is a party and all provisions for vested benefits or other vested amounts earned or accrued for a period of at least one year after the Effective Time under NETCOM's benefit plans. In addition, following the Effective Time, ICG has agreed to issue stock options to Mr. Garrison and other executive officers of NETCOM. See "THE MERGER AGREEMENT--Effect on Employee Benefit Plans and "--Treatment of Stock Options."

  ICG will indemnify and hold harmless directors, officers, and agents of NETCOM as provided in NETCOM's Certificate of Incorporation, By-laws or indemnification agreements, in effect on the date of the Merger Agreement with respect to matters covered thereby occurring through the Effective Time. Pursuant to the Merger Agreement, ICG will maintain in effect for a period of one year after the Effective Time the policy of officers' and directors' liability insurance maintained by NETCOM on the date of the Merger Agreement, with coverage in amount and scope at least as favorable as NETCOM's existing directors' and officers' liability insurance coverage; provided that such policy will not be required to be maintained if equivalent coverage is provided to such persons under another policy of officers' and directors' liability insurance maintained by ICG and provided that ICG will not be obligated to pay annual premiums in excess of 200% of the amount per annum paid by NETCOM in its last full fiscal year. The amount per annum of premiums paid by NETCOM in its last full fiscal year totalled $426,500.

  Following the Effective Time, as an inducement to Mr. Garrison to remain an officer of NETCOM following the Merger (the "Surviving Corporation"), the Stock Option Committee of ICG will grant Mr. Garrison an option to purchase 100,000 shares of ICG Common Stock pursuant to the ICG 1996 Stock Option Plan (the "Plan"). Such option will vest 25% annually over four years from the date of grant. As an inducement to certain NETCOM officers to remain with the Surviving Corporation following the Effective Time, the Stock Option Committee of ICG will grant options under the Plan to purchase an aggregate of up to 150,000 shares of ICG Common Stock to such officers (other than Mr. Garrison), in specific amounts to be determined. Such options will be granted under the Plan and will vest over four years.

  Following the Effective Time, each current non-officer director of NETCOM may, at his option for a period of six months following the Effective Time, serve as an independent contractor, with the honorary title of "Advisory Director" of the Surviving Corporation, without cash remuneration. Such Advisory Directors will be available for consultation with the directors of the Surviving Corporation. Electing to serve in this capacity would allow a non-officer director an additional six months in which to exercise his options under the NETCOM Stock Option Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ICG; REASONS FOR THE MERGER

  The ICG Board of Directors believes that the Merger is fair to, and in the best interests of, ICG and its stockholders. The ICG Board of Directors has approved the terms of the Merger by a unanimous vote and unanimously recommends that ICG's stockholders vote FOR approval of the ICG Share Proposal. In approving the ICG Share Proposal, the ICG Board considered a variety of relevant financial, business, legal and market factors and did not assign any relative or specific weight to the factors considered.

  ICG has identified strategic and financial benefits that the proposed Merger would provide to each company and to the stockholders, employees and customers of each company. ICG believes that the Merger represents a unique opportunity to create a stronger company with a broader product base, significant industry experience in both the Internet and voice communications markets and an enhanced ability to create value for both the ICG and NETCOM stockholders. Among the most significant benefits are the following:

  Enhanced Competitive Position. The combined company will be able to offer a bundled voice/data/Internet product to its customers, which will significantly strengthen ICG's position in an increasingly competitive marketplace. The addition of Internet related services to ICG's product portfolio will enable ICG to offer a full range of products and services to its customers, including local and long distance telephony, enhanced features (such as voice mail and caller ID) and a complete set of data services ranging from dial up and dedicated Internet access to web hosting, applications hosting and high speed frame relay data connectivity. ICG expects that the ability to provide such integrated communications solutions will assist ICG to attract new customers and to retain existing customers.

  Expanded Revenue Opportunity. The Merger will give ICG the opportunity to cost effectively expand the revenue potential from both ICG's and NETCOM's existing customer bases by offering voice products to NETCOM customers and Internet/data products to ICG customers. It is expected that the combined company will derive significant additional revenues from such cross selling. ICG currently estimates that, in the 24 months following the Merger, the combined company could achieve an additional $35 million in revenue incremental to the plans of each company.

  Cost Savings. ICG has identified several areas of potential cost savings arising from the combined company's ability to (i) provision local circuits for NETCOM in ICG's existing service territories, (ii) reduce NETCOM's access costs outside ICG's service territories by leveraging ICG's existing relationships, (iii) consolidate NETCOM's points of presence, taking advantage of both ICG's regional frame relay networks and collocation space, (iv) reduce NETCOM's backbone expenditures by utilizing ICG's frame relay network and (v) reduce incremental sales and marketing costs by jointly marketing both voice and Internet products. Subject to the qualifications expressed below, ICG currently estimates that the combined company could achieve total cost savings of approximately $13 million in the 24 months following the Merger.

  In addition to benefits set forth above, the ICG Board of Directors considered the following:

    (i) Certain Nonfinancial Information. The ICG Board considered the possible addition of Mr. Garrison to ICG's Board of Directors and the possible addition of other valuable members of NETCOM's management team. It also considered the existence of the Termination Fee to be paid to NETCOM if the Merger was not completed in certain circumstances. See "THE MERGER AGREEMENT--Termination."

    (ii) Opinion of Gleacher NatWest. The ICG Board considered the opinion of Gleacher NatWest which was delivered to the ICG Board on October 12, 1997, to the effect that as of such date, the Exchange Ratio was fair, from a financial point of view, to ICG stockholders.

  The analyses employed in order to develop estimates of specific amounts of revenues and cost savings to be achieved as a result of the Merger were based upon various assumptions which involve judgments with respect to, among other things, future national and regional economic and competitive conditions, future business decisions, future market conditions and other uncertainties, all of which are difficult to predict and many of which are beyond the control of ICG and NETCOM. Accordingly, while ICG believes that such assumptions are reasonable for purposes of the development of estimates of enhanced revenues and cost savings, there can be no assurance that such assumptions will approximate actual experience or that all such revenues or cost savings will be realized.

OPINION OF NETCOM'S FINANCIAL ADVISOR

  NETCOM retained BT Alex. Brown on June 1, 1997 to act as NETCOM's financial advisor in connection with the Merger, including rendering its opinion to the Board of Directors of NETCOM as to the fairness, from a financial point of view, of the Exchange Ratio to NETCOM's stockholders.

  At the October 12, 1997 meeting of the NETCOM Board of Directors, representatives of BT Alex. Brown made a presentation with respect to the Merger and rendered to the Board its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the Exchange Ratio was fair, from a financial point of view, to NETCOM's stockholders. No limitations were imposed by the Board upon BT Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

  THE FULL TEXT OF BT ALEX. BROWN'S WRITTEN OPINION DATED OCTOBER 12, 1997 (THE "BT ALEX. BROWN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. NETCOM STOCKHOLDERS ARE URGED TO READ THE BT ALEX. BROWN OPINION IN ITS ENTIRETY. THE BT ALEX. BROWN OPINION IS DIRECTED TO THE BOARD, ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO NETCOM'S STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NETCOM STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE NETCOM MEETING. THE BT ALEX. BROWN OPINION WAS RENDERED TO THE NETCOM BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE DISCUSSION OF THE BT ALEX. BROWN OPINION IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BT ALEX. BROWN OPINION.

  In connection with the BT Alex. Brown Opinion, BT Alex. Brown reviewed certain publicly available financial information and other information concerning NETCOM and ICG and certain internal analyses and other information furnished to it by NETCOM. BT Alex. Brown also held discussions with the members of the senior managements of NETCOM and ICG regarding the businesses and prospects of their respective companies and the joint prospects of the combined company. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for the common stock of both NETCOM and ICG, (ii) compared certain financial and stock market information for NETCOM and ICG with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  In conducting its review and arriving at its opinion, BT Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the information relating to the prospects of NETCOM and ICG, BT Alex. Brown assumed that such information reflected the best currently available judgments and estimates of the respective managements of NETCOM and ICG as to the likely future financial performances of NETCOM and ICG. BT Alex. Brown assumed, with the consent of NETCOM, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax-free transaction for federal income tax purposes. BT Alex. Brown did not make and it was not provided with, an independent evaluation or appraisal of the assets of NETCOM and ICG, nor has BT Alex. Brown been furnished with any such evaluations or appraisals. In rendering its opinion, BT Alex. Brown has not been asked to consider, and did not address, the relative merits of the Merger as compared to any alternative business transactions with third parties that might exist for NETCOM or the effect of any such other transaction in which NETCOM might engage. BT Alex. Brown did not express any opinion as to the value of ICG Common Stock when issued pursuant to the Merger or the prices at which ICG Common Stock will trade subsequent to such issuance. The BT Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the BT Alex. Brown Opinion.

  The following is a summary of the analyses performed and factors considered by BT Alex. Brown in connection with rendering the BT Alex. Brown Opinion.

  Historical Financial Position. In rendering its opinion, BT Alex. Brown reviewed and analyzed the historical and current financial condition of NETCOM which included (i) an assessment of each of NETCOM's and ICG's recent financial statements; (ii) an analysis of each of NETCOM's and ICG's revenue, growth and operating performance trends; and (iii) an assessment of each of NETCOM's and ICG's margin changes and leverage.

  Historical Stock Price Performance. BT Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for NETCOM Common Stock and ICG Common Stock for the one-year and six-month periods ended October 10, 1997. Although BT Alex. Brown reviewed the trading volume of NETCOM Common Stock and ICG Common Stock, it primarily focused on the relative stock price movements of the two companies. BT Alex. Brown also reviewed the daily closing per share market prices of the NETCOM Common Stock and ICG Common Stock and compared the movement of such daily closing prices with the movement of the Nasdaq composite average over the one-year and six-month periods ended October 10, 1997. BT Alex. Brown noted that, on a relative basis, each of NETCOM and ICG outperformed the Nasdaq composite average over the six-month period listed above and underperformed the Nasdaq composite average over the one-year period listed above. BT Alex. Brown also reviewed the daily closing per share market prices of NETCOM Common Stock and compared the movement of such closing prices with the movement of two ISPs composite averages, one consisting of companies targeting the consumer online market (consisting of America Online, EarthLink Network, MindSpring Enterprises and OzEmail (collectively, the "Online/Consumer ISPs")) and the other consisting of companies targeting the business user market (consisting of Concentric Network and PSINet (collectively, the "Business ISPs")) over the six-month and one-year periods listed above. On a relative basis the NETCOM Common Stock price underperformed the composite average of the Online/Consumer ISPs and outperformed the composite average of the Business ISPs for such periods. BT Alex. Brown also reviewed the daily closing per share market prices of ICG Common Stock and compared the movement of such closing prices with the movement of a CLEC composite average (consisting of American Communications Services, Brooks Fiber Properties, McLeodUSA, GST Telecommunications, Intermedia Communications, Teleport Communications Group and WorldCom (the "CLEC Companies")) over the six-month and one-year periods listed above. On a relative basis the ICG Common Stock price underperformed the composite average of the CLEC Companies for such periods. This information was presented to give the NETCOM Board background information regarding the respective stock prices of NETCOM and ICG over the periods indicated.

  Contribution Analysis. BT Alex. Brown analyzed the relative contributions of NETCOM and ICG, as compared to NETCOM's relative ownership of approximately 22.6% of the outstanding common stock (calculated on a treasury stock basis) of the combined company, to the pro forma income statement of the combined company, based on management's projections for NETCOM and on publicly available analyst forecasts for 1997 and 1998 ICG results. This analysis showed that on a pro forma combined basis (excluding (x) the effect of any synergies that may be realized as a result of the Merger, and (y) non-recurring expenses relating to the Merger), NETCOM would account for approximately (i) 37.5% of the combined company's pro forma 1997 revenue, 58.0% of the combined company's pro forma 1997 gross margin, 16.9% of the combined company's pro forma 1997 operating loss and 10.2% of the combined company's pro forma 1997 net loss; and (ii) 36.8% of the combined company's pro forma 1998 revenue, 35.8% of the combined company's pro forma 1998 gross margin, 9.7% of the combined company's pro forma 1998 operating loss and 3.1% of the combined company's pro forma 1998 net loss.

  Analysis of Certain Other Publicly Traded Companies--NETCOM. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. BT Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to NETCOM to certain corresponding information from the Online/Consumer ISPs and the Business ISPs. Such financial information included, among other things, (i) common equity market valuation; (ii) common equity market value as adjusted for debt and cash ("Enterprise Value"); and (iii) ratios of Enterprise Value to revenues and earnings before interest income and expense, income taxes, depreciation and amortization ("EBITDA"), each as estimated for calendar years 1997 and 1998. The financial information used in connection with the multiples provided below with respect to NETCOM, the Online/Consumer ISPs and the Business ISPs was based on publicly available information as of October 10, 1997 and estimated revenues and EBITDA. BT Alex. Brown noted that the multiple of Enterprise Value to calendar year 1997 revenues was 0.7x for NETCOM, compared to a range of 2.1x to 4.1x, with a mean of 3.2x, for the Online/Consumer ISPs, and 2.5x to 3.5x, with a mean of 3.0x, for the Business ISPs, and that the multiple of Enterprise Value to calendar year 1998 revenues was 0.6x for NETCOM, compared to a range of 2.1x to 2.9x, with a mean of 2.5x, for the Online/Consumer ISPs, and 1.5x to 1.7x, with a mean of 1.6x, for the Business ISPs. BT Alex. Brown further noted that the multiple of Enterprise Value to calendar year 1997 EBITDA was not measurable for NETCOM or the Business ISPs; and the multiple of Enterprise Value to calendar year 1998 EBITDA was 7.1x for NETCOM, compared to a range of 5.3x to 24.1x, with a mean of 13.3x, for the Online/Consumer ISPs, and 5.5x for the Business ISPs.

  Analysis of Certain Other Publicly Traded Companies--ICG. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. BT Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to ICG to certain corresponding information from the CLEC Companies. Such financial information included, among other things, (i) common equity market valuation; (ii) Enterprise Value; and (iii) ratios of Enterprise Value to revenues, as estimated for calendar years 1997 and 1998, and property, plant and equipment ("PP&E"). The financial information used in connection with the multiples provided below with respect to ICG and the CLEC Companies was based on publicly available information as of October 10, 1997 and various research analyst estimates. BT Alex. Brown noted that the multiple of Enterprise Value to calendar year 1997 revenues was 6.3x for ICG, compared to a range of 5.2x to 20.2x, with a mean of 9.4x, for the CLEC Companies, and that the multiple of Enterprise Value to calendar year 1998 revenues was 4.3x for ICG, compared to a range of 3.4x to 11.2x, with a mean of 5.4x, for the CLEC Companies. BT Alex. Brown further noted that the multiple of Enterprise Value to PP&E was 3.3x for ICG, compared to a range of 3.1x to 12.4x, with a mean of 6.2x, for the CLEC Companies.

  Historical Exchange Ratio Analysis. BT Alex. Brown reviewed and analyzed the historical ratio of the daily per share market closing prices of NETCOM Common Stock divided by the corresponding prices of the ICG Common Stock over the one-year, six-month, three-month, four-week and one-week periods prior to October 10, 1997 (the last business day prior to announcement of the transaction). Such average exchange ratios for the aforementioned time periods were 0.7799, 0.7719, 0.6463, 0.5809 and 0.5173, respectively.

  Analysis of Selected Precedent Transactions. BT Alex. Brown reviewed the financial terms, to the extent publicly available, of five proposed, pending or completed mergers and acquisitions since October 1995 in the ISP industry (the "Selected Transactions"). BT Alex. Brown calculated various financial multiples and the premiums over market value based on certain publicly available information and estimated revenues and EBITDA for each of the Selected Transactions and compared them to corresponding financial multiples and the premiums over market for the Merger, based on the Exchange Ratio of
0.8628. The five ISP industry transactions reviewed, in reverse chronological order of public announcement, were: CompuServe Corporation/WorldCom, Incorporated (September 8, 1997), DIGEX, Incorporated/Intermedia Communications, Inc. (June 5, 1997), BBN Corporation/GTE Corporation (May 6,
1997), UUNet Technologies, Inc./MFS Communications Co., Inc. (April 30, 1996) and Unipalm Group plc/UUNet Technologies, Inc. (October 10, 1995). BT Alex. Brown noted that (i) the multiple of the equity purchase price, as adjusted for debt and cash (the "Adjusted Purchase Price"), to trailing 12-month revenues was 1.5x for the Merger versus a range of 1.3x to 16.8x, with a mean of 6.2x and a median of 3.9x, for the Selected Transactions; (ii) the multiple of the Adjusted Purchase Price to calendar year 1997 revenues was 1.3x for the Merger versus a range of 1.3x to 5.8x, with a mean of 2.9x and a median of 2.2x, for the Selected Transactions; (iii) the multiple of the Adjusted Purchase Price to calendar year 1998 revenues was 1.1x for the Merger versus a range of 1.1x to 3.9x, with a mean of 1.8x and a median of 1.2x, for the Selected Transactions; (iv) the multiple of the Adjusted Purchase Price to trailing 12-month EBITDA was not measurable for the Merger or the Selected Transactions; (v) the multiple of the Adjusted Purchase Price to calendar year 1997 EBITDA was not measurable for the Merger versus a range of 13.1x to 29.5x, with a mean and a median of 21.3x, for the Selected Transactions; and
(vi) the multiple of the Adjusted Purchase Price to calendar year 1998 EBITDA was 13.7x for the Merger versus a range of 7.9x to 17.5x, with a mean of 11.5x and a median of 9.2x, for the Selected Transactions. BT Alex. Brown also noted that the Selected Transactions were effected at a range of the premium to the target's per share market price four weeks prior to announcement and to the target's per share market price one day prior to announcement of -9.6% to 125.9%, with a mean of 46.2% and a median of 31.6%, and -1.4% to 28.2%, with a mean of 15.6% and a median of 19.5%, respectively, versus transaction premiums of 75.1% and 49.7%, respectively, for the Merger (based on the per share market price four weeks prior to and one day prior to the October 13, 1997 announcement of the proposed NETCOM and ICG transaction). All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the two-year period during which the Selected Transactions occurred.

  Pro Forma Combined Earnings Analysis. BT Alex. Brown analyzed certain pro forma effects of the Merger. Based on such analysis, BT Alex. Brown computed the resulting dilution/accretion to the combined company's revenues per share, EBITDA per share and earnings per share ("EPS") estimates for the fiscal year ending December 31, 1998, pursuant to the Merger before and after taking into account any potential cost savings and other synergies that NETCOM and ICG could achieve if the Merger were consummated and before nonrecurring costs relating to the Merger. BT Alex. Brown noted that before taking into account any potential cost savings and other synergies and before certain nonrecurring costs relating to the Merger, the Merger would be approximately 19.3% accretive to the combined company's revenues per share, 75.2% accretive to the combined company's EBITDA per share and approximately 22.2% accretive to the combined company's EPS for the fiscal year ending December 31, 1998. BT Alex. Brown also noted that after taking into account potential cost savings and other synergies of approximately $10.0 million for the fiscal year ending December 31, 1998, and before nonrecurring costs relating to the Merger, the Merger would be approximately 21.1% accretive to the combined company's revenues per share, 99.7% accretive to the combined company's EBITDA per share and approximately 25.2% accretive to the combined company's EPS for the fiscal year ending December 31, 1998. There can be no assurance that the combined company will be able to realize savings and synergies in the amounts identified, or at all, following the Merger.

  Discounted Cash Flow Analysis. BT Alex. Brown performed discounted cash flow analyses for NETCOM. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. BT Alex. Brown used estimates of projected financial performance for NETCOM for the years 1998 through 2002 prepared by NETCOM's management. BT Alex. Brown aggregated the present value of the cash flows for NETCOM through 2002 with the present value of a range of terminal values. BT Alex. Brown discounted these cash flows at discount rates ranging from 20.0% to 30.0%. The terminal value was computed based on projected EBITDA in calendar year 2002 and a range of trailing EBITDA multiples of 5.0x and 7.0x. This analysis indicated a range of values of $17.56 to $31.24 per share.

  Relevant Market and Economic Factors. In rendering its opinion, BT Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly in the ISP and CLEC sectors, and the current level of economic activity.

  No company used in the analysis of certain other publicly traded companies nor any transaction used in the analysis of selected precedent transactions summarized above is identical to NETCOM, ICG or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Online/Consumer ISPs, the Business ISPs and the CLEC Companies and the companies in the Selected Transactions and other factors that would affect the public trading value and acquisition value of the Online/Consumer ISPs, the Business ISPs and the CLEC Companies and the companies in the Selected Transactions, respectively.

  While the foregoing summary describes all analyses and factors that BT Alex. Brown deemed material in its presentation to the NETCOM Board of Directors, it is not a comprehensive description of all analyses and factors considered by BT Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BT Alex. Brown Opinion. In performing its analyses, BT Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of NETCOM and ICG. The analyses performed by BT Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of ICG Common Stock may trade at any future time.

  Pursuant to a letter agreement dated June 1, 1997 between NETCOM and BT Alex. Brown, the fees to date payable to BT Alex. Brown for rendering the BT Alex. Brown Opinion have been $425,000, which amount will be credited against an aggregate fee based on the aggregate consideration paid to NETCOM's stockholders in the Merger, payable upon consummation of the Merger. Based on the closing price of ICG Common Stock on October 20, 1997, such aggregate fee is expected to equal approximately $2.6 million. In addition, NETCOM has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. NETCOM has agreed to indemnify BT Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor. The terms of the fee arrangement with BT Alex. Brown, which NETCOM and BT Alex. Brown believe are customary in transactions of this nature, were negotiated at arm's length between NETCOM and BT Alex. Brown, and the Board of Directors of NETCOM was aware of such arrangements.

  The Board of Directors of NETCOM retained BT Alex. Brown to act as its advisor based upon BT Alex. Brown having acted as the lead underwriter of two public offerings of NETCOM Common Stock and based upon BT Alex. Brown's qualifications, reputation, experience and expertise. BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. In the ordinary course of business, BT Alex. Brown may actively trade the equity securities of NETCOM and ICG for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities. BT Alex. Brown maintains a market in the Common Stock of NETCOM and regularly publishes research reports regarding the Internet and communications industries and the businesses and securities of NETCOM and other publicly traded companies in the Internet and communications industries.

OPINION OF ICG'S FINANCIAL ADVISOR

  ICG retained Gleacher NatWest to act as ICG's financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Gleacher NatWest's prior investment banking relationship and familiarity with ICG. At the meeting of the ICG Board of Directors on October 12, 1997, Gleacher NatWest delivered a written opinion to the ICG Board of Directors to the effect that, as of such date, the Exchange Ratio offered by ICG to NETCOM's stockholders is fair from a financial point of view to ICG and its stockholders.

  THE FULL TEXT OF GLEACHER NATWEST'S OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT-PROSPECTUS. ICG STOCKHOLDERS ARE URGED TO READ THE GLEACHER NATWEST OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF GLEACHER NATWEST SET FORTH IN THIS JOINT PROXY STATEMENT- PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  GLEACHER NATWEST'S OPINION IS ADDRESSED TO THE ICG BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ICG CAPITAL STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ICG ANNUAL MEETING.

  In connection with rendering its opinion, Gleacher NatWest, among other things: (i) analyzed the historical publicly filed financial statements of NETCOM and ICG; (ii) discussed the past and current operations, the financial condition and the prospects of NETCOM with the management of ICG, and reviewed with the management of ICG its due diligence of NETCOM; (iii) discussed with the management of ICG certain forecasts involving NETCOM and ICG, and certain estimates of financial synergies anticipated from the business combination resulting from the Merger as prepared by ICG; (iv) reviewed the historical market prices and reported trading volumes of ICG Common Stock and NETCOM Common Stock; (v) compared the financial performance of NETCOM with, and reviewed the prices and reported trading activity of the common shares of, a publicly traded company whose operating characteristics and industry focus resemble those of NETCOM; (vi) reviewed the financial terms of selected precedent acquisitions of companies whose operating characteristics and/or industry focus resemble those of NETCOM; (vii) performed a discounted cash flow analysis of NETCOM based upon public estimates and the financial information provided to it as referred to above; and (viii) reviewed such other information and performed such other analyses as it deemed appropriate.

  In rendering its opinion, Gleacher NatWest assumed and relied upon, without assuming responsibility for independent verification, the accuracy and completeness of the information reviewed by it. With respect to the financial forecasts provided to it, Gleacher NatWest assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of ICG and NETCOM as to the future financial performance of ICG and NETCOM. Gleacher NatWest also assumed based upon the information which has been provided to it and without assuming responsibility for independent verification thereof that no material undisclosed or contingent liability exists with respect to ICG or NETCOM. Gleacher NatWest's opinion is based necessarily on the economic, market, and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

  The following is a summary of the material analyses presented by Gleacher NatWest to the ICG Board of Directors on October 12, 1997 in connection with rendering its opinion.

  Transaction Summary. Gleacher NatWest reviewed the principal terms of the proposed transaction, noting that the Exchange Ratio shall be determined as follows: (i) if the ICG Closing Stock Price (as defined in the Merger Agreement) is greater than or equal to $22.125, the Exchange Ratio shall equal 0.8628, (ii) if the ICG Closing Stock Price is greater than or equal to $19.00 but less than $22.125, the Exchange Ratio shall equal a fraction determined by dividing $19.0625 by the ICG Closing Stock Price, and (iii) if the ICG Closing Stock Price is less than $19.00, the Exchange Ratio shall equal 1.0078. Gleacher NatWest explained that based upon ICG's Closing Stock Price of $26.25 on October 10, 1997, each NETCOM stockholder would receive $22.65 in value, representing a 50% premium to the NETCOM closing stock price of $15.125 on October 10, 1997.

  Comparable Company Analysis. Gleacher NatWest reviewed the relative performance and value of NETCOM by comparing certain market trading statistics for NETCOM with PSINet, Inc. ("PSINet"), the only remaining publicly-traded Internet service provider whose operating characteristics and industry focus resemble those of NETCOM. Market information used in ratios provided below is as of October 10, 1997, except in the case of NETCOM, which is valued at a price based on ICG's closing stock price on October 10, 1997 multiplied by the applicable exchange ratio of 0.8628 shares. This analysis showed that the ratio of aggregate market value to revenues from the most recent quarter multiplied by four (the "LQA revenues") was 1.3x for NETCOM compared to 3.0x for PSINet. The analysis also showed that the ratio of aggregate market value to revenues estimates for NETCOM for 1997 and 1998 was 1.2x and 1.0x, respectively. This compares to 2.5x and 1.4x, respectively for 1997 and 1998 estimated revenues for PSINet. In each case 1997 and 1998 revenues were based upon estimates of various equity research analysts.

  Comparable Transaction Analysis. Gleacher NatWest reviewed the premiums and multiples paid for certain selected precedent acquisitions of companies whose operating and/or industry focus resemble those of NETCOM. Premiums paid to the target's stock price one month prior to announcement, and multiples of LQA revenues, one year forward revenues and two year forward revenues implied by the consideration to be received by stockholders of NETCOM in the Merger were compared with premiums paid and multiples paid in other comparable merger transactions announced in 1996 and 1997. The comparison included a total of five transactions. The transactions examined were (target/acquiror): BBN/GTE; CERFNet/Teleport Communications Group; CompuServe/WorldCom; Digex/InterMedia Communications; and UUNET Technologies/MFS Communications. The median of the premiums paid to target price one month prior was 57% (in a range of 11% to 126%) for the comparable transactions, compared to 79% for the Merger, based on an ICG share price of $26.25. In terms of the LQA multiple of revenues, the median for the comparables was 2.8x (in a range of 1.2x to 11.4x), compared to 1.3x for the Merger. In terms of the one-year forward revenues multiple, the median for the comparables was 1.5x (in a range of 1.2x to 8.3x), compared to 1.2x for the Merger. In terms of the two-year forward revenues multiple, the median for the comparables was 1.0x (in a range of 0.8x to 4.7x), compared to 1.0x for the Merger.

  No company or transaction used in the comparable company and comparable transaction analyses is identical to NETCOM or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of NETCOM and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

  Discounted Cash Flow Analysis. Gleacher NatWest performed a discounted cash flow analysis to calculate the present value per share of NETCOM using financial forecasts for NETCOM through 2000 that were based on NETCOM management's internal strategic plan. Gleacher NatWest then applied a significant discount (40%) to NETCOM's strategic plan, to adjust the forecasts closer to what research analysts project for the Company. Gleacher NatWest used a discount rate of 20.0% and EBITDA terminal value multiples ranging from 8.0x to 10.0x to apply to forecasted EBITDA for the year 2000. This analysis showed a range of present values from $25 to $30 per share for NETCOM assuming no synergies. The analysis showed a range of present values from $30 to $36 per share for NETCOM assuming operating cost synergies resulting from sales and marketing cost savings, network cost savings, and reciprocal compensation benefits (based on ICG management estimates). This analysis did not purport to be indicative of actual values or expected values of the shares of NETCOM Common Stock before or after the Merger.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Gleacher NatWest believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion and the presentation to the ICG Board of Directors. Gleacher NatWest has not indicated that any of the analyses which it performed had a greater significance from any other. In addition, Gleacher NatWest may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Gleacher NatWest's view of the actual value of NETCOM.

  In performing its analyses, Gleacher NatWest made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ICG or NETCOM. The analyses performed by Gleacher NatWest are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Gleacher NatWest's analysis of the fairness of the Exchange Ratio to ICG and its stockholders and were provided to the ICG Board of Directors in connection with the delivery of Gleacher NatWest's opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. In addition, as described above, Gleacher NatWest's opinion and presentation to the ICG Board of Directors was one of many factors taken into consideration by the ICG Board of Directors in making its determination to approve the Merger. Consequently, the Gleacher NatWest analyses described above should not be viewed as determinative of the ICG Board of Directors' or ICG management's opinion with respect to the value of NETCOM.

  Gleacher NatWest is an internationally recognized investment banking and advisory firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions.

  In the past, Gleacher NatWest and its affiliates have provided financial advisory services to ICG. Pursuant to an engagement letter dated October 10, 1997, ICG agreed to pay Gleacher NatWest a cash fee of $375,000, payable upon completion of the Merger, for all advisory services rendered in completing the fairness opinion. In addition, ICG has agreed, among other things, to reimburse Gleacher NatWest for all reasonable out-of-pocket expenses incurred in connection with the services provided by Gleacher NatWest, and to indemnify and hold harmless Gleacher NatWest and certain related parties from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.

FEDERAL INCOME TAX CONSEQUENCES

  It is a condition to NETCOM'S obligation to consummate the Merger that it receive an opinion (the "Tax Opinion") from its legal counsel, Pillsbury Madison & Sutro LLP, dated the date of the Effective Time and to the effect that, based upon the assumptions and understandings and subject to the limitations contained in the Tax Opinion, the Merger will constitute a reorganization within the meaning of section 368(a)(1) of the Code. Pillsbury Madison & Sutro LLP has advised NETCOM that it currently expects to be able to deliver the Tax Opinion.

  The Tax Opinion will rely on certain assumptions and on representations of officers of ICG and NETCOM, and if any such assumption or representation relied upon in the Tax Opinion does not conform to the facts surrounding the Merger, the validity of the conclusions reached in the Tax Opinion could be adversely affected. The Tax Opinion neither binds the Internal Revenue Service (the "IRS") nor precludes the IRS from adopting a contrary position. An opinion of counsel sets forth such counsel's legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions would not be successfully asserted by the IRS or adopted by a court if the issues were litigated.

  If the Merger constitutes a reorganization under the Code, then (and the Tax Opinion will also conclude, again based upon the assumptions and representations and subject to the limitations contained therein, that) for United States federal income tax purposes:

    (i) no gain or loss will be recognized by ICG, NETCOM or Acquisition Sub as a result of the formation of Acquisition Sub or the Merger;

    (ii) no gain or loss will be recognized by holders of NETCOM Common Stock who exchange their NETCOM Common Stock for ICG Common Stock pursuant to the Merger, except to the extent of cash received in lieu of fractional shares;

    (iii) the aggregate tax basis of ICG Common Stock received as a result of the Merger will be the same as the stockholder's aggregate tax basis in the NETCOM Common Stock surrendered in the exchange (reduced by any basis allocable to fractional shares for which cash is received);

    (iv) the holding period of ICG Common Stock received in exchange for NETCOM Common Stock in the Merger will include the holding period of such NETCOM Common Stock, provided the shares of NETCOM Common Stock are capital assets in the hands of the holder thereof at the Effective Time;

    (v) a holder of NETCOM Common Stock receiving cash in the Merger in lieu of a fractional interest in ICG Common Stock will be treated as if such holder actually received such fractional share interest which was subsequently redeemed by ICG, resulting in the cash such holder receives in lieu of such fractional share interest being treated as having been received as full payment in exchange for stock redeemed as provided in section 302(a) of the Code;

    (vi) no gain or loss will be recognized by a holder of an unexercised option to acquire NETCOM Common Stock (a "NETCOM Option") solely as a result of the conversion of the NETCOM Options into options to purchase shares of ICG Common Stock provided that, as to any NETCOM Option that is not an incentive stock option within the meaning of section 422(b) of the Code (an "ISO"), such NETCOM Option (x) was issued in connection with the performance of services and (y) did not when issued and does not at the Effective Time have a readily ascertainable fair market value (within the meaning of Income Tax Regulations section 1.83-7(b)); and

    (vii) to the extent any such unexercised NETCOM Option is an ISO prior to the Merger, such NETCOM Option will remain an ISO after its conversion into an option to purchase shares of ICG Common Stock.

  THE FOREGOING IS NOT INTENDED TO BE A COMPREHENSIVE DISCUSSION OF ALL POSSIBLE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. FURTHERMORE, THE JOINT PROXY STATEMENT-PROSPECTUS DOES NOT PROVIDE INFORMATION REGARDING THE TAX CONSEQUENCES OF THE MERGER UNDER THE TAX LAWS OF ANY STATE OR OF ANY LOCAL OR FOREIGN JURISDICTION. NETCOM AND ICG STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO SPECIFIC TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes under GAAP. Under this method of accounting, as of the Effective Time, the assets and liabilities of NETCOM would be combined with those of ICG at their recorded book values and the stockholders' equity accounts of ICG and NETCOM would also be combined. Consummation of the Merger is conditioned on, among other things, receipt by ICG and NETCOM of letters from ICG's and NETCOM's independent accountants confirming management's assessment that the Merger will qualify for pooling of interests accounting treatment under GAAP. See "SUMMARY" and "PRO FORMA FINANCIAL DATA."

CERTAIN LEGAL MATTERS

  Except as set forth below, no federal or state regulatory requirements or approvals (other than those that arose in connection with the registration of ICG Common Stock to be issued in the Merger and the effectiveness of this Joint Proxy Statement-Prospectus and certain notice filings after the Effective Time) must be complied with or obtained in connection with the Merger.

  Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), NETCOM and ICG have filed Notification and Report Forms for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division").

  The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the Merger under the antitrust laws. At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of substantial assets of ICG, NETCOM or their respective subsidiaries. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to NETCOM and ICG relating to the businesses in which ICG, NETCOM and their respective subsidiaries are engaged, NETCOM and ICG believe that the consummation of the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or, if such a challenge is made, that NETCOM and ICG will prevail. Consummation of the Merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any federal or state court in the United States which prevents the consummation of the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

  All ICG Common Stock issued in connection with the Merger will be freely transferable, except that any ICG Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of NETCOM or ICG prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of NETCOM, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of ICG, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of NETCOM or ICG generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

  Affiliates may not sell their shares of ICG Common Stock acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who become affiliates of ICG) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time an affiliate (together with certain related persons) would be entitled to sell shares of ICG Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of ICG Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to affiliates if ICG remained current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, an affiliate would be able to sell such ICG Common Stock without such manner of sale or volume limitations provided that ICG was current with its Exchange Act informational filings and such affiliate was not then an affiliate of ICG. Two years after the Effective Time, an affiliate would be able to sell such shares of ICG Common Stock without any restrictions so long as such affiliate had not been an affiliate of ICG for at least three months prior thereto.

LISTING

  It is a condition to the Merger that the shares of ICG Common Stock to be issued in connection with the Merger be authorized for listing on Nasdaq, subject to official notice of issuance.

APPRAISAL RIGHTS

  UNDER THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THE HOLDERS OF NETCOM COMMON STOCK ARE NOT ENTITLED TO ANY APPRAISAL RIGHTS WITH RESPECT TO THE MERGER AND THE HOLDERS OF ICG COMMON STOCK ARE NOT ENTITLED TO ANY APPRAISAL RIGHTS WITH RESPECT TO THE ICG SHARE PROPOSAL.

                             THE MERGER AGREEMENT

  The following description of the Merger Agreement is necessarily a summary thereof and is therefore qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement-Prospectus as Annex A and incorporated herein by reference. Stockholders of NETCOM and ICG are urged to read the Merger Agreement in its entirety.

THE MERGER

  The Merger Agreement provides that, subject to the approval of the Merger by the stockholders of NETCOM, the approval of the ICG Share Proposal by the stockholders of ICG and the satisfaction or waiver of the other conditions to the Merger, a newly formed Delaware subsidiary of ICG ("Acquisition Sub"), will be merged with and into NETCOM in accordance with Delaware law, whereupon the separate existence of Acquisition Sub will cease and NETCOM will be the surviving corporation of the Merger (the "Surviving Corporation"). Acquisition Sub was formed solely to complete the Merger. At the Effective Time, the conversion of NETCOM Common Stock and the conversion of shares of the common stock of Acquisition Sub pursuant thereto will be effected as described below. The Certificate of Incorporation and By-laws of Acquisition Sub will become the Certificate of Incorporation and By-laws of the Surviving Corporation and may thereafter be amended and/or restated as provided therein and by Delaware law.

EFFECTIVE TIME

  Following the adoption of the Merger Agreement and the ICG Share Proposal and subject to the satisfaction or waiver of certain terms and conditions, including conditions to closing, contained in the Merger Agreement, the Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The filing of the Certificate of Merger will be made on the closing date of the Merger (the "Closing Date").

TERMS OF THE MERGER

  At the Effective Time:

    (i) each share of capital stock of NETCOM issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by NETCOM, if any, will be canceled and retired, and no ICG Common Stock or other consideration will be delivered in exchange therefor;

    (ii) each share of the capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by Acquisition Sub, if any, will be canceled and retired, and no common stock of the Surviving Corporation or other consideration will be delivered in exchange therefor;

    (iii) each remaining outstanding share of NETCOM Common Stock will be converted into and represent the right to receive that number of shares of ICG Common Stock equal to the Exchange Ratio, plus cash in lieu of any fractional share. The Exchange Ratio shall be determined as follows: (a) if the ICG Closing Stock Price of a share of ICG Common Stock is greater than or equal to $22.125, the Exchange Ratio shall equal 0.8628, (b) if the ICG Closing Stock Price of a share of ICG Common Stock is greater than or equal to $19.00 but less than $22.125, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $19.0625 by the ICG Closing Stock Price of a share of ICG Common Stock, and (c) if the ICG Closing Stock Price is less than $19.00, the Exchange Ratio shall equal 1.0078; and

    (iv) each remaining outstanding share of common stock of Acquisition Sub will be converted into and represent that number of fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation equal to the quotient of (a) the number of shares of NETCOM Common Stock outstanding immediately prior to the Effective Time divided by (b) the number of shares of common stock of Acquisition Sub outstanding immediately prior to the Effective Time rounded, in the case of any fractional share, down to the nearest whole number.

  As of the Effective Time, present holders of NETCOM Common Stock will cease to have any rights as holders of such shares, but will have the rights of holders of ICG Common Stock. At the Effective Time, the stock transfer books of NETCOM will be closed and there will be no further transfers of NETCOM Common Stock. See "MERGER--Conversion of Shares," "--Procedures for Exchange of Certificates."

  At the Effective Time, each outstanding stock option, warrant or other right to acquire shares of NETCOM Common Stock ("NETCOM Options"), whether or not exercisable, as of the Effective Time will be converted into and become rights with respect to ICG Common Stock, and ICG shall assume each NETCOM Option, in accordance with the terms and conditions of the stock option, warrant or other agreement by which it is evidenced, except that from and after the Effective Time, (i) each NETCOM Option assumed by ICG may be exercised solely for shares of ICG Common Stock, (ii) the number of shares of ICG Common Stock subject to such NETCOM Option will be equal to the number of shares of NETCOM Common Stock subject to such NETCOM Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such NETCOM Option will be adjusted by dividing the per share exercise price under each such NETCOM Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, ICG will not be obligated to issue any fraction of a share of ICG Common Stock upon exercise of NETCOM Options.

FRACTIONAL SHARES

  Fractional shares of ICG Common Stock will not be issued in connection with the Merger. No such fractional interest will entitle the owner thereof to any rights as a security holder of ICG. In lieu of any such fractional share, each holder of NETCOM Common Stock who would otherwise have been entitled to a fraction of a share of ICG Common Stock upon surrender of certificates for exchange will be paid cash (without interest), rounded to the nearest cent, determined by multiplying the fractional share interest in ICG Common Stock to which such holder would otherwise be entitled (after taking into account all shares of NETCOM Common Stock held of record by such holder immediately prior to the Effective Time) by the market value of one share of ICG Common Stock at the Effective Time. The market value of one share of ICG Common Stock at the Effective Time will be the ICG Closing Stock Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of NETCOM Common Stock in lieu of any fractional shares of ICG Common Stock, ICG will promptly deposit with the bank or trust company selected by ICG and reasonably acceptable to NETCOM to act as the exchange agent (the "Exchange Agent") cash in the required amounts and the Exchange Agent will mail such amounts without interest to such holders; provided however, that no such amount will be paid to any holder with respect to any certificate prior to the surrender by such holder of such certificate.

SURRENDER AND PAYMENT

  The Merger Agreement provides that as of the Effective Time, ICG will appoint the Exchange Agent for the Merger. Prior to the Closing Date, ICG will deposit with the Exchange Agent certificates evidencing the shares of ICG Common Stock to be issued in the Merger ("ICG Certificates"). Upon surrender of a NETCOM Stock Certificate to the Exchange Agent or to such other agents as may be appointed by ICG, together with such letter of transmittal, duly executed, and such other documents as may be required by the Exchange Agent or such other agent, the holder of such NETCOM Stock Certificate will be entitled to receive an exchange therefor ICG Certificates representing the number of whole shares of ICG Common Stock that such holder has the right to receive pursuant to the Merger Agreement (together with any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares of ICG Common Stock) and the NETCOM Stock Certificates so surrendered will be canceled.

  No dividends or other distributions that are declared or made after the Effective Time with respect to shares of ICG Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered NETCOM Stock Certificate with respect to the shares of ICG Common Stock issuable upon surrender thereof until the holder of such NETCOM Stock Certificate surrenders such NETCOM Stock Certificate pursuant to the terms of the Merger Agreement. Following such surrender, ICG will pay or cause to be paid, without interest, to the record holder of ICG Certificates issued in exchange therefor, (a) at the time of such surrender, the amount of cash in lieu of fractional shares of ICG Common Stock to which such holder is entitled and the amount, if any, of dividends or other distributions by ICG with a record date after the Effective Time theretofore paid with respect to such whole shares of ICG Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions (if any) by ICG with a record date after the Effective Time but prior to surrender of such NETCOM Stock Certificate and a payment date subsequent to such surrender payable with respect to such whole shares of ICG Common Stock.

  In the event of a transfer of ownership of NETCOM Common Stock that is not registered in the transfer records of NETCOM, ICG Certificates representing the proper number of shares of ICG Common Stock may be issued to a person other than the person in whose name the surrendered NETCOM Stock Certificate is registered if the NETCOM Stock Certificate representing such NETCOM Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to ICG that any applicable stock transfer tax has been paid. ICG will not directly or indirectly pay or reimburse any person for any transfer taxes of the type referred to in the preceding sentence. If any ICG Certificates are to be delivered to a person other than the person in whose name the NETCOM Stock Certificates surrendered in exchange therefor are registered, it will be a condition to the delivery of such ICG Certificates that the NETCOM Stock Certificates so surrendered are properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise is proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

  DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO HOLDERS OF RECORD OF NETCOM COMMON STOCK AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF NETCOM COMMON STOCK FOR CERTIFICATES REPRESENTING SHARES OF ICG COMMON STOCK. SEE "THE MERGER--CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES." STOCKHOLDERS OF NETCOM SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO NETCOM OR TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The obligations of ICG and NETCOM to consummate the Merger are subject to the satisfaction of certain conditions, including: (i) the approval of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the holders of the outstanding NETCOM Stock, (ii) the approval of the ICG Share Proposal by the requisite vote of the holders of ICG Common Stock;
(iii) the authorization for listing on Nasdaq upon official notice of issuance of the ICG Common Stock issuable to NETCOM stockholders pursuant to the Merger Agreement; (iv) expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; (v) effectiveness of the Registration Statement on Form S-4 that includes this Joint Proxy Statement-Prospectus in accordance with the provisions of the Securities Act and approvals under any necessary state securities law and no stop orders with respect thereto shall have been issued by the SEC and remain in effect; and
(vi) the absence of any preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger (each party agreeing to use its reasonable best efforts to have any such injunction lifted).

  The obligation of NETCOM to consummate the Merger is also subject to the satisfaction of the following further conditions (unless waived by NETCOM):
(i) ICG having performed or complied in all material respects with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time, and NETCOM shall have received a certificate of ICG to such effect signed by the Chief Executive Officer of ICG; (ii) the representations and warranties of ICG contained in the Merger Agreement shall be true in all material respects, as of the Effective Time, except (a) for changes contemplated by the Merger Agreement, (b) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (c) in all such cases, for such breaches or inaccuracies of such representations and warranties as do not have a material adverse effect on ICG, and NETCOM shall have received a certificate of ICG to such effect signed by the Chief Executive Officer of ICG; (iii) NETCOM shall have received a written opinion of Pillsbury Madison & Sutro LLP, counsel to NETCOM, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");
(iv) David W. Garrison shall have been elected to the Board of Directors of ICG effective as of the Effective Time; and (v) the opinion of BT Alex. Brown shall not have been withdrawn.

  The obligations of ICG and Acquisition Sub to consummate the Merger are also subject to the satisfaction of the following further conditions (unless waived by ICG): (i) NETCOM shall have performed or complied in all material respects with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, and ICG shall have received a certificate of NETCOM to such effect signed by the Chief Executive Officer of NETCOM; (ii) the representations and warranties of NETCOM contained in the Merger Agreement shall be true in all material respects as of the Effective Time, except (a) for changes contemplated by the Merger Agreement, (b) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (c) in all such cases, for such breaches or inaccuracies of such representations and warranties as do not have a material adverse effect on NETCOM, and ICG shall have received a certificate of NETCOM to such effect signed by the Chief Executive Officer of NETCOM; (iii) the opinion of Gleacher Natwest shall not have been withdrawn; and (iv) prior to the Effective Time, NETCOM shall have disposed of all of its interest in Internetcom do Brasil, S.A., or, alternatively, shall have acquired, and hold as of the Effective Time, more than 51 percent of the equity interests of such company.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of ICG and NETCOM relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, power and standing of, and similar corporate matters with respect to, each of NETCOM and ICG; (ii) the capitalization of each of NETCOM and ICG; (iii) performance and enforceability of the Merger Agreement by each such party and of the transactions contemplated thereby; (iv) the absence of any conflict with each of NETCOM's and ICG's Certificate of Incorporation, By-Laws and material agreements and instruments and compliance with applicable laws; (v) reports and other documents filed with the Securities and Exchange Commission (the "Commission") and other regulatory authorities and the accuracy of the information contained therein; (vi) the absence of certain changes or events having material adverse effect on the financial condition, business or results of operations of NETCOM and ICG; (vii) the absence of any default under NETCOM's and ICG's employee benefit plans and compliance with ERISA; and (viii) compliance with applicable laws.

CONDUCT OF BUSINESS PENDING THE MERGER

  Prior to the Effective Time, except as contemplated, permitted or required by the Merger Agreement, NETCOM will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course in accordance with past practice, and will, and will cause its subsidiaries to, use its reasonable best efforts to preserve intact its present business organization and to preserve relationships with customers, suppliers and others having business dealings with them.

  Except as contemplated, permitted or required by the Merger Agreement, NETCOM will not, and will not permit any of its subsidiaries to, among other things: (i) amend or propose to amend its Certificate of Incorporation or By-laws; (ii) split, combine or reclassify its outstanding capital stock; (iii) declare, set aside or pay any dividend, distribution or other payment to any stockholder, director or officer; (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of NETCOM capital stock except for the repurchase at cost upon termination of employment pursuant to existing contractual rights of repurchase; or (v) agree to do any of the foregoing.

  Except with the written consent of ICG, which consent will not be unreasonably withheld, NETCOM will not, and will not permit any of its subsidiaries to: (i) encumber, issue, deliver or sell or agree to issue, deliver or sell any shares of capital stock of, or other equity interests (including any option, warrant or other similar right to acquire any equity interest) in NETCOM or any of its subsidiaries, except for shares issued under NETCOM's

Employee Stock Purchase Plan and except for options to purchase an aggregate of up to 150,000 shares of NETCOM Common Stock, exercisable for fair market value on the date of grant, issued consistent with past practices to employees either hired before or after October 12, 1997 and officers hired after October 12, 1997; (ii) acquire, lease or dispose of any assets other than in the ordinary course of business consistent with past practice; (iii) create, assume or incur any indebtedness except in the ordinary course of business consistent with past practice; (iv) encumber any of its assets other than in connection with equipment leases incurred in the ordinary course of business consistent with past practice; (v) enter into any other material transaction other than in each case in the ordinary course of business consistent with past practice; (vi) make any payment with respect to any indebtedness of NETCOM or its subsidiaries except such payments that are scheduled to come due prior to the Effective Time; (vii) acquire by merging or consolidating with, or by acquiring assets of, or by purchase a substantial ownership interest in, or by any other method, any business or any other person; or (viii) agree to do any of the foregoing.

  Except with the written consent of ICG, which consent will not be unreasonably withheld, and except as required to comply with applicable law, or existing NETCOM employee benefit plans, NETCOM will not, and will not permit any of its subsidiaries to: (i) adopt, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other NETCOM employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee; (ii) increase in any manner the compensation or benefits of any director, officer or employee (except normal increases in the ordinary course of business consistent with past practice); (iii) except as permitted under clause (i) of the previous paragraph, grant any award or option under any bonus, incentive, performance or other compensation plan or arrangement or NETCOM employee benefit plan;
(iv) take any action to fund or in any other way secure the payment of compensation or benefits (including any option, warrant or other similar right to acquire any equity interest) under any employee plan, agreement, contract or arrangement or NETCOM employee benefit plan (except in the ordinary course of business consistent with past practice); or (v) agree to do any of the foregoing.

  NETCOM will not take or agree to take, and will cause its subsidiaries not to take or agree to take, any action that would: (i) make any representation or warranty of NETCOM set forth in the Merger Agreement untrue or incorrect so as to cause the condition that the representations and warranties of NETCOM contained in the Merger Agreement will be true and correct in all material respects as of the Effective Time not to be fulfilled as of the Effective Time; or (ii) result in any breach of the Merger Agreement or of the other conditions to consummation of the Merger described in the first two paragraphs of the section entitled, "Conditions to Consummation of the Merger" contained herein, not to be satisfied as of the Effective Time.

  NETCOM will not, and will not permit any of its subsidiaries to enter into any transaction with any officer, stockholder, director, consultant or employee of NETCOM or any subsidiary thereof or any person or entity that is an "affiliate" or "associate" of any of the foregoing, as those terms are defined in Rule 12b-2 under the Exchange Act, whether or not such transaction would be in the ordinary course of business.

  NETCOM will take no action that reasonably could be expected to adversely affect the qualification of the Merger for pooling-of-interests accounting treatment under GAAP.

  The Board of Directors of NETCOM will recommend to the stockholders of NETCOM the approval of the Merger, unless the Board of Directors reasonably determines in good faith, after consultation with outside counsel, that such action would be inconsistent with its fiduciary duties to stockholders as required by law and, if such determination is made, will give written notice to ICG of such determination within two business days of the making of such determination. Upon the issuance of such written notice to ICG, and upon the written election of ICG, NETCOM will negotiate in good faith with ICG for a period of two business days regarding such adjustments in the terms of the Merger as would enable the Board of Directors of NETCOM consistent with its fiduciary duties to the stockholders, to proceed to recommend the Merger to the stockholders of NETCOM as contemplated in the Merger Agreement.

  Upon the request of ICG, NETCOM will prepare and deliver to ICG, within twenty days after such request, such financial statements (including audited financial statements) as may be required by ICG to meet its financial reporting obligations (including requirements under applicable securities laws.)

  NETCOM shall take no action that reasonably could be expected to adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code.

  NETCOM will use its reasonable best efforts to dispose of all of its interest in Internetcom do Brasil, S.A., or, alternatively, acquire and hold more than 51 percent of the equity interests of such company.

  Prior to the Effective Time, except as contemplated, permitted or required by the Merger Agreement, (i) ICG will, and will cause its subsidiaries to, conduct its business in the ordinary course in accordance with past practice and will, and will cause its subsidiaries to, use its reasonable best efforts to preserve intact its present business organization and to preserve relationships with customers, suppliers and others having business dealings with them; (ii) ICG will not take or agree to take, and will cause its subsidiaries not to take or agree to take, any action that would (a) make any representation or warranty of ICG set forth in the Merger Agreement untrue or incorrect in any material respect, or (b) result in any breach of the Merger Agreement or of the conditions of ICG set forth in the Merger Agreement not to be satisfied as of the Effective Time; (iii) without the prior written consent of NETCOM, for a period ending upon the earlier of the termination of the Merger Agreement or twelve months after the date of the Merger Agreement, ICG will not, except as provided in the Merger Agreement, (a) acquire or agree to acquire any voting securities or direct or indirect rights to acquire any voting securities of NETCOM, or (b) (1) make or participate in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Commission) with respect to the voting of any securities of NETCOM, (2) form, join or in any way participate in a group within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of NETCOM or (3) otherwise act, alone or with others, to seek to control the management, Board of Directors or policies of NETCOM.

  The Board of Directors of ICG will recommend to the stockholders of ICG the approval of the Merger, unless the Board of Directors reasonably determines in good faith, after consultation with outside counsel, that such action would be inconsistent with its fiduciary duties to its stockholders as required by law and, if such determination is made, will give written notice to NETCOM within two business days of the making of such determination. Upon the issuance of such written notice to NETCOM, and upon the election of NETCOM, ICG will negotiate in good faith with NETCOM for a period of two business days regarding such adjustments in the terms of the Merger as would enable the Board of Directors of ICG, consistent with its fiduciary duties to the stockholders, to proceed to recommend the Merger to the stockholders of ICG as contemplated by the Merger Agreement.

  ICG shall take no action that reasonably could be expected to adversely affect the qualification of the Merger for pooling-of-interests accounting treatment under GAAP.

  ICG shall take no action that reasonably could be expected to adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code.

  ICG shall not enter into any agreement with any person for the purchase or other acquisition by such person of more than 50 percent of the ICG Common Stock, unless such person agrees in writing prior to the Effective Time to vote in favor of the Merger.

COVENANTS

  Each of NETCOM and ICG and their respective subsidiaries will give the other access throughout the period prior to the Effective Time to its properties, books, contracts, commitments, records and personnel. NETCOM and ICG have further agreed to prepare and file with the Commission a registration statement consisting of this Joint Proxy Statement-Prospectus with respect to the ICG Common Stock to be issued in connection with the

Merger and to make all necessary filings with respect to the transactions contemplated by the Merger under applicable state securities laws.

  Prior to the Closing Date, NETCOM has agreed to deliver to ICG a letter identifying all persons who were in NETCOM's opinion, at the date of the Merger Agreement, "affiliates" of NETCOM as that term is used in Rule 145 under the Securities Act (the "Affiliates"). NETCOM agreed to use its reasonable best efforts to cause each Affiliate to deliver to ICG, a written agreement that such person will not sell ICG Common Stock unless such sale has been registered under the Securities Act, such sale is effected in compliance with Rule 145, or in the opinion of independent counsel or pursuant to a "no action" letter obtained from the staff of the Commission, such sale is exempt from registration under the Securities Act.

  NETCOM and ICG each have filed notifications under the HSR Act in connection with the Merger and the transactions contemplated thereby, and have agreed to respond as promptly as practicable to any inquiries received from the FTC and the Antitrust Division for additional information and documentation and to respond as promptly as possible to all inquiries and requests from any State Attorney General or other governmental authority in connection with antitrust
matters. The waiting period under the federal antitrust laws expired on      ,
1997.

  Each of NETCOM and ICG has agreed to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement in the most expeditious manner practicable, including the satisfaction of all conditions to the Merger.

EFFECT ON EMPLOYEE BENEFIT PLANS

  For a period of at least one year after the Effective Time, ICG will cause the Surviving Corporation to make generally available to the employees of NETCOM employee benefits, including severance benefits and accrued vacation time, which are no less favorable than those currently afforded to the employees of NETCOM. At the Effective Time, NETCOM's employee stock purchase plan will be terminated and any cash in participants' accounts will be refunded to them.

NO SOLICITATION

  NETCOM and its subsidiaries will (i) not take any action to initiate, solicit or encourage, directly or indirectly, any inquires or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of assets or any equity securities of, NETCOM or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or other entity or group as defined in Section 13(d)(3) of the Exchange Act relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing and take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken hereby; and (iii) notify ICG immediately if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with, NETCOM or any of its subsidiaries. Nothing contained in this paragraph will prohibit the Board of Directors of NETCOM from (1) furnishing information to, or entering into discussions or negotiations with, any person or other entity or group that makes an Acquisition Proposal or recommending to its stockholders that they accept such Acquisition Proposal, if (A) the Board of Directors of NETCOM reasonably determines in good faith, after consultation with outside counsel, that such action is consistent with its fiduciary duties to stockholders imposed by law,
(B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, NETCOM provides written notice to ICG to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such other party (which NETCOM determines in good faith, after consultation with outside counsel, is required to be executed in order for the Board of Directors to act consistently with its fiduciary duties to stockholders imposed by law), NETCOM keeps ICG informed of the status (not the terms) of any such discussions or negotiations; and (2) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this paragraph will (x) permit any party to terminate the Merger Agreement (except as specifically provided in the Merger Agreement), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of the Merger Agreement (it being agreed that during the term of the Merger Agreement, no party will enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) breach any obligation of any party under the Merger Agreement.

INDEMNIFICATION

ICG will cause the Surviving Corporation to, and, should the Surviving Corporation fail or be unable to do so, ICG will, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of NETCOM (each, an "Executive"), against all losses, expenses, damages, liabilities, costs, judgments, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation based on or arising out of, in whole or in part, any actions or omissions of such Executive as an officer or director of NETCOM on or prior to the Effective Time, including actions or omissions relating to any of the transactions contemplated by the Merger Agreement, to the fullest extent permitted under Delaware law, the Certificate of Incorporation and By-Laws of NETCOM and any indemnification agreements with such Executive, a list of which has been provided to ICG. ICG will cause the Surviving Corporation to pay expenses in advance of the final disposition of any such claim, action, suit, proceeding, or investigation to each Executive to the fullest extent permitted by applicable law upon receipt of any undertaking required or contemplated by applicable law. Without limiting the foregoing, in any case in which approval of or a determination by the Surviving Corporation is required to effectuate any indemnification, (i) the Executives will conclusively be deemed to have met the applicable standards for indemnification with respect to any actions or omissions of such Executives as an officer or director of NETCOM on or prior to the Effective Time relating to any of the transactions contemplated by the Merger Agreement and (ii) ICG shall cause the Surviving Corporation to direct, at the election of any Executive, that the determination of any such approval shall be made by independent counsel selected by the Executive and reasonably acceptable to ICG. If any such claim, action, suit, proceeding, or investigation is brought against any Executive (whether arising before or after the Effective Time), (i) the Executive may retain counsel satisfactory to him or her that is reasonably acceptable, and (ii) ICG will pay or will cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Executive, as such fees and expenses are incurred, upon receipt of a written undertaking by the Executive that the Executive will repay the amounts so paid if it ultimately is determined in a final non-appealable judgment by a court of competent jurisdiction that he is not entitled to be indemnified by the Surviving Corporation as authorized by Delaware law. Neither ICG nor the Surviving Corporation shall have any obligation under the Merger Agreement to any Executive when and if a court of competent jurisdiction shall ultimately determine in a final non-appealable judgment that such Executive is not entitled to indemnification under the Merger Agreement.

  The Surviving Corporation will maintain in effect for a period of one year after the Effective Time the policy of officers' and directors' liability insurance maintained by NETCOM on the date of the Merger Agreement, with coverage in amount and scope at least as favorable as NETCOM's then existing directors' and officers' liability insurance coverage; provided that such policy will not be required to be maintained if equivalent coverage is provided to such persons under another policy of officers' and directors' liability insurance maintained by ICG or any of its Affiliates; and provided further that in satisfying the obligations under the indemnification provision of the Merger Agreement, the Surviving Corporation will not be obligated to pay annual premiums in excess of 200% of the amount per annum paid by NETCOM in its last full fiscal year. The amount per annum of premiums paid by NETCOM in its last full fiscal year equaled $426,500.

  If ICG or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions will be made so that the successors and assigns of ICG or the Surviving Corporation assume the indemnification obligations under the Merger Agreement.

TERMINATION; REMEDIES; FEES AND EXPENSES

  The obligations of NETCOM and ICG to consummate the Merger are subject to various conditions as described above under "--Conditions to Consummation of the Merger."

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of NETCOM or ICG as follows:

    (i) by mutual written consent of the Boards of Directors of NETCOM and ICG;

    (ii) by either ICG or NETCOM (a) if at the special meeting of its stockholders (including any postponement or adjournment thereof), the Merger is not approved and adopted by the affirmative vote specified in the Merger Agreement, (b) after March 1, 1998 or (c) if its independent accountants advise it in writing that the Merger will not qualify for pooling-of-interests accounting treatment under GAAP;

    (iii) by NETCOM if it receives notice from ICG of the good faith determination of the Board of Directors of ICG, after consultation with outside counsel, that the Board of Directors of ICG will not recommend to the stockholders of ICG the approval of the Merger because such action would be inconsistent with its fiduciary duties to its stockholders as required by law;

    (iv) by ICG, if it receives notice from NETCOM of the good faith determination of the Board of Directors of NETCOM, after consultation with outside counsel, that the Board of Directors of NETCOM will not recommend to the Stockholders of NETCOM the approval of the Merger because such action would be inconsistent with its fiduciary duties to its stockholders as required by law; or

    (v) by ICG, if any person (other than ICG and any of its Affiliates) shall have acquired before the Effective Time or the termination of the Merger Agreement 50 percent or more of the outstanding NETCOM Common Stock, unless such person has delivered to ICG within two business days of such acquisition definitive written confirmation to the effect that such person will vote in favor of the Merger at the special meeting and take no action to prevent or delay the Merger.

  In the event of the termination of the Merger Agreement or breach of any provision of the Merger Agreement by either ICG or NETCOM, ICG and NETCOM will be entitled to all remedies available at law, provided that, subject to the specific performance remedy in the succeeding sentence, the remedies specified in the following paragraphs will be the sole remedies allowable to ICG or NETCOM, as the case may be, as a result of the events specified therein. Notwithstanding anything to the contrary in the Merger Agreement, in the event of a breach of any provision of the Merger Agreement prior to the termination of the Merger Agreement, the non-breaching party will be entitled to all available equitable remedies.

  Subject to the paragraph below the following paragraph, if (i) (w) ICG receives notice from NETCOM of the good faith determination of the Board of Directors of NETCOM, after consultation with outside counsel, that the Board of Directors of NETCOM will not recommend to the stockholders of NETCOM the approval of the Merger because such action would be inconsistent with its fiduciary duties to its stockholders as required by law, (x) the Board of Directors of NETCOM fails to recommend to the stockholders of NETCOM the approval of the Merger prior to March 2, 1998, or withdraws such recommendation, (y) the Merger is not consummated as a direct result of the failure of NETCOM to obtain the requisite stockholder approval or (z) the opinion of BT Alex. Brown is withdrawn, and the giving of such notice or such failure or withdrawal is neither the result of the failure of ICG to have performed or complied in all material respects with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time, nor the result of the failure of ICG's representations and warranties contained in the Merger Agreement to be true and correct in all material respects as of the Effective Time, (ii) any person (other than ICG and any of its Affiliates) shall have acquired before the Effective Time or the termination of the Merger Agreement 50 percent or more of the outstanding NETCOM Common Stock and such person fails to timely deliver the written confirmation to ICG to the effect that such person will vote in favor of the Merger and take no action to prevent or delay the Merger, or (iii) if NETCOM's representations and warranties contained in the Merger Agreement fail to be true and correct in all material respects as of the Effective Time, or NETCOM has failed to materially perform or comply with all its material agreements and covenants required by the Merger Agreement, and NETCOM's failure to perform such agreements and covenants prevented the consummation of the Merger prior to March 2, 1998, NETCOM will promptly pay to ICG by wire transfer, in immediately available funds, a termination fee in the amount of $11,340,000 (the "Termination Fee").

  Subject to the following paragraph, if (i)(w) NETCOM receives notice from ICG of the good faith determination of the Board of Directors of ICG, after consultation with outside counsel, that the Board of Directors of ICG will not recommend to the stockholders of ICG the approval of the Merger because such action would be inconsistent with its fiduciary duties to its stockholders as required by law, (x) the Board of Directors of ICG fails to recommend to the stockholders of ICG the approval of the Merger prior to March 2, 1998, or withdraws such recommendation, (y) if the Merger is not consummated as a direct result of the failure of ICG to obtain the requisite stockholder approval or (z) the opinion of Gleacher NatWest is withdrawn, and the giving of such notice or such failure or withdrawal is not the result of the failure of NETCOM to satisfy the conditions set forth in clause (iii) of the foregoing paragraph, or (ii) if ICG fails to fulfill the warranties and representations contained in the Merger Agreement, or fails to comply or perform in all material respects with all material agreements and covenants required by the Merger Agreement and ICG's failure to perform such agreements and covenants prevented the consummation of the Merger prior to March 2, 1998, ICG will promptly pay to NETCOM by wire transfer, in immediately available funds, the Termination Fee.

  Notwithstanding anything to the contrary in the Merger Agreement, no party will have any liability under the Merger Agreement, including under the provisions thereof specifically governing termination remedies, in the event the Merger Agreement is terminated or terminable as a consequence of the nonfulfillment of any of the following conditions: (i) effectiveness of the Registration Statement on Form S-4 that includes this Joint Proxy Statement-Prospectus in accordance with the provisions of the Securities Act and approvals under any necessary state securities law and no stop orders with respect thereto will have been issued by the Commission and remain in effect;
(ii) the waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been earlier terminated; (iii) the absence of any federal or state court in the United States which prevents the consummation of the Merger (each party agrees to use its best efforts to have any such injunctions lifted); (iv) as of the Effective Time, the shares of ICG Common Stock issued in connection with the Merger will be quoted on Nasdaq, subject to the satisfaction, in each case, of applicable Nasdaq requirements upon official notice of issuance; (v) David W. Garrison will have been appointed to the Board of Directors of ICG effective as of the Effective Time; and (vi) NETCOM will have received a written opinion of Pillsbury Madison & Sutro LLP, or other evidence, in form and substance reasonably satisfactory to NETCOM, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; unless such nonfulfillment is caused by that party's material breach of any of its covenants or obligations under the Merger Agreement.

  If NETCOM or ICG terminates the Merger Agreement as a consequence of any failure of ICG's or NETCOM's respective representations and warranties contained in the Merger Agreement to be true and correct in all material respects as of the Effective Time for purposes of determining whether payment of the Termination Fee by either party is required, the party so terminating the Merger Agreement on that basis will bear the burden of proof of demonstrating by clear and convincing evidence that such failure occurred and in so doing may not introduce into evidence, nor may a court consider in its deliberation, any change in the stock price of the capital stock of either party whether or not such change is in conjunction with or otherwise relates to the event giving rise to the breach or otherwise.

  Generally, all costs and expenses incurred in connection with the Merger will be paid by the party incurring such expense.

AMENDMENT; WAIVER

  The Merger Agreement provides that it may be amended by the parties thereto, by or pursuant to action taken by the respective Boards of Directors of NETCOM and ICG, at any time before or after approval thereof by the stockholders of NETCOM and ICG and prior to the Effective Time, but, after either such approval, no amendment may be made that changes the Exchange Ratio or changes, in any way adverse to such stockholders, the terms of the ICG Common Stock or that in any other way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of ICG and NETCOM.

  At any time prior to the Effective Time, the parties to the Merger Agreement, by or pursuant to action taken by their respective Boards of Directors, may: (i) extend the time for performance of any of the obligations or other acts of the other party thereto; (ii) waive any inaccuracies in the representations and warranties contained therein or in any documents delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such party.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                               OF ICG AND NETCOM

  The following sets forth the unaudited pro forma combined condensed financial statements of ICG and NETCOM. The following combined financial statements give effect to the Merger as though it occurred on September 30, 1997 for the balance sheet and October 1, 1993 for the statements of operations, using the pooling-of-interests method of accounting. The combined financial statements are not necessarily indicative of the results that actually would have occurred if the Merger had been completed on the dates indicated or which may be expected in the future. Such combined financial statements should be read in conjunction with the audited historical Consolidated Financial Statements and notes thereto of ICG and NETCOM incorporated by reference herein.

  NETCOM's fiscal year ends December 31. The historical consolidated financial statements of NETCOM have been recast and reclassified to conform with ICG's historical financial statement presentation.

  Estimated direct costs of the Merger and other costs of consolidation have not been determined and are not included in the following combined financial statements. Such amounts are not expected to be significant to the combined operations of the companies.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               OF ICG AND NETCOM

                              SEPTEMBER 30, 1997

                                  HISTORICAL  HISTORICAL   PRO FORMA   PRO FORMA
                                     ICG        NETCOM   ADJUSTMENT(1) COMBINED
                                  ----------  ---------- ------------- ---------
                                                 (IN THOUSANDS)
 ASSETS
 Cash and cash equivalents .....  $  267,357    66,733                   334,090
 Short-term investments
 available for sale.............     120,834       --                    120,834
 Other current assets...........      81,632     4,643                    86,275
                                  ----------   -------                 ---------
   Total current assets.........     469,823    71,376                   541,199
 Net property, plant and
 equipment......................     565,252    77,908                   643,160
 Other non-current assets.......      96,575     3,607                   100,182
                                  ----------   -------                 ---------
   Total assets.................  $1,131,650   152,891                 1,284,541
                                  ==========   =======                 =========
 LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
 Liabilities:
  Accounts payable and accrued
   liabilities..................  $   85,129    26,807                   111,936
  Current portion of long-term
   debt and capital lease
   obligations..................       7,859     2,342                    10,201
  Long-term debt and capital
   lease obligations, net of
   current portion..............     929,571     4,013                   933,584
                                  ----------   -------                 ---------
    Total liabilities...........   1,022,559    33,162                 1,055,721
                                  ----------   -------                 ---------
 Redeemable preferred securities
  of subsidiaries ($406.1
  million liquidation value)....     393,618       --                    393,618
 Stockholders' equity (deficit):
  Common stock..................         700       117        101            918
  Additional paid-in capital....     307,811   206,700       (101)       514,410
  Cumulative translation
   adjustment and other.........         --        171                       171
  Accumulated deficit...........    (593,038)  (87,259)                 (680,297)
                                  ----------   -------                 ---------
   Total stockholders' equity
    (deficit)...................    (284,527)  119,729                  (164,798)
                                  ----------   -------                 ---------
    Total liabilities and
     stockholders' equity
     (deficit)..................  $1,131,650   152,891                 1,284,541
                                  ==========   =======                 =========

--------
(1) The pro forma adjustment reflects the par value of ICG common stock to be issued as a result of the Merger, using an assumed share exchange ratio of
    0.8628 provided by the Merger Agreement, as though the Merger occurred on September 30, 1997.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                               OF ICG AND NETCOM

                     NINE MONTHS ENDED SEPTEMBER 30, 1997

                                               HISTORICAL  HISTORICAL PRO FORMA
                                                  ICG        NETCOM   COMBINED
                                               ----------  ---------- ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
Revenue:
 Telecom services............................  $ 123,187    120,131    243,318
 Network services............................     50,059        --      50,059
 Satellite services..........................     22,306        --      22,306
                                               ---------    -------   --------
  Total revenue..............................    195,552    120,131    315,683
                                               ---------    -------   --------
Operating costs and expenses:
 Operating costs ............................    179,000     71,695    250,695
 Selling, general and administrative
  expenses...................................    111,943     50,228    162,171
 Depreciation and amortization...............     37,624     25,495     63,119
 Other operating costs and expenses..........      1,035        605      1,640
                                               ---------    -------   --------
  Total operating costs and expenses.........    329,602    148,023    477,625
  Operating loss.............................   (134,050)   (27,892)  (161,942)
Other income (expense):
 Interest expense............................    (82,315)      (311)   (82,626)
 Other income, net...........................     16,948      2,999     19,947
                                               ---------    -------   --------
                                                (65,367)      2,688    (62,679)
                                               ---------    -------   --------
Loss before income taxes and minority
 interest....................................   (199,417)   (25,204)  (224,621)
Income taxes.................................        --         (13)       (13)
                                               ---------    -------   --------
Loss before minority interest ...............   (199,417)   (25,217)  (224,634)
Minority interest in share of losses, net of
 accretion and preferred dividends on
 subsidiary preferred securities.............    (24,981)       --     (24,981)
                                               ---------    -------   --------
Net loss.....................................  $(224,398)   (25,217)  (249,615)
                                               =========    =======   ========
Loss per share...............................  $   (7.00)     (2.16)     (5.92)
                                               =========    =======   ========
Weighted average number of shares outstanding
 (1).........................................     32,066     11,698     42,200
                                               =========    =======   ========

--------
(1) The weighted average number of shares outstanding of ICG represents ICG Common Stock and Holdings-Canada Class A common shares (not owned by ICG). Pro forma combined weighted average number of shares outstanding includes the estimated 10,133,940 shares of ICG Common Stock to be issued as a result of the Merger, using an assumed share exchange ratio of 0.8628 provided by the Merger Agreement, as though the Merger occurred on October 1, 1993.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                               OF ICG AND NETCOM

                     THREE MONTHS ENDED DECEMBER 31, 1996

                                               HISTORICAL HISTORICAL PRO FORMA
                                                   ICG      NETCOM    COMBINED
                                               ---------- ---------- ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
Revenue:
 Telecom services.............................  $ 34,787    36,379     71,166
 Network services.............................    15,981       --      15,981
 Satellite services...........................     6,188       --       6,188
                                                --------   -------    -------
  Total revenue...............................    56,956    36,379     93,335
                                                --------   -------    -------
Operating costs and expenses:
 Operating costs .............................    49,929    22,661     72,590
 Selling, general and administrative
 expenses.....................................    24,253    16,918     41,171
 Depreciation and amortization................     9,825     9,354     19,179
                                                --------   -------    -------
  Total operating costs and expenses..........    84,007    48,933    132,940
  Operating loss..............................   (27,051)  (12,554)   (39,605)
Other income (expense):
 Interest expense.............................   (24,454)      --     (24,454)
 Other income, net............................     6,670     1,076      7,746
                                                --------   -------    -------
                                                 (17,784)    1,076    (16,708)
                                                --------   -------    -------
Loss before income taxes and minority
interest......................................   (44,835)  (11,478)   (56,313)
Income taxes..................................         -       (12)       (12)
                                                --------   -------    -------
Loss before minority interest ................   (44,835)  (11,490)   (56,325)
Minority interest in share of losses, net of
 accretion and preferred dividends on
 subsidiary preferred securities..............    (4,988)      --      (4,988)
                                                --------   -------    -------
Net loss......................................  $(49,823)  (11,490)   (61,313)
                                                ========   =======    =======
Loss per share................................  $  (1.56)    (0.99)     (1.46)
                                                ========   =======    =======
Weighted average number of shares outstanding
(1)...........................................    31,840    11,630     41,974
                                                ========   =======    =======

--------
(1) The weighted average number of shares outstanding of ICG represents ICG Common Stock and Holdings-Canada Class A common shares (not owned by ICG). Pro forma combined weighted average number of shares outstanding includes the estimated 10,133,940 shares of ICG Common Stock to be issued as a result of the Merger, using an assumed share exchange ratio of 0.8628 provided by the Merger Agreement, as though the Merger occurred on October 1, 1993.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                               OF ICG AND NETCOM

                         YEAR ENDED SEPTEMBER 30, 1996

                                               PRO FORMA
                                               HISTORICAL  HISTORICAL PRO FORMA
                                                 ICG(1)      NETCOM   COMBINED
                                               ----------  ---------- ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
Revenue:
 Telecom services............................  $  87,681    103,833    191,514
 Network services............................     60,116         --     60,116
 Satellite services..........................     18,819         --     18,819
                                               ---------    -------   --------
  Total revenue..............................    166,616    103,833    270,449
                                               ---------    -------   --------
Operating costs and expenses:
 Operating costs ............................    133,340     62,680    196,020
 Selling, general and administrative
 expenses....................................     75,449     59,455    134,904
 Depreciation and amortization...............     29,715     24,361     54,076
 Other operating costs and expenses..........      9,994      1,200     11,194
                                               ---------    -------   --------
  Total operating costs and expenses.........    248,498    147,696    396,194
  Operating loss.............................    (81,882)   (43,863)  (125,745)
Other income (expense):
 Interest expense............................    (85,714)        --    (85,714)
 Other income, net...........................     10,295      5,657     15,952
                                               ---------    -------   --------
                                                 (75,419)     5,657    (69,762)
                                               ---------    -------   --------
Loss before income taxes, minority interest,
 share of losses and cumulative effect of
 change in accounting........................   (157,301)   (38,206)  (195,507)
Income taxes.................................      5,131        (15)     5,116
                                               ---------    -------   --------
Loss before minority interest ...............   (152,170)   (38,221)  (190,391)
Minority interest in share of losses, net of
 accretion and preferred dividends on
 subsidiary preferred securities.............    (25,306)        --    (25,306)
Share of losses of joint venture and
investment...................................     (1,814)        --     (1,814)
                                               ---------    -------   --------
Net loss before cumulative effect of change
 in accounting (2)...........................  $(179,290)   (38,221)  (217,511)
                                               =========    =======   ========
Loss before cumulative effect of change in
 accounting per share........................  $   (6.65)     (3.45)     (5.86)
                                               =========    =======   ========
Weighted average number of shares outstanding
(3)..........................................     26,955     11,084     37,089
                                               =========    =======   ========

--------
(1) In March 1996, ICG completed the sale of four teleports used in its Satellite Services operations. The above pro forma historical statement of operations of ICG presents ICG's operations as though the sale of these assets was completed on October 1, 1995 and, accordingly, excludes the operating results of the teleports for the year ended September 30, 1996.
(2) During the year ended September 1996, ICG changed its method of accounting for long-term telecom services contracts to recognize revenue as services are provided. The cumulative effect of this change in accounting of $3.5 million is not included in the pro forma historical statement of operations. See ICG's audited Consolidated Financial Statements for the year ended September 30, 1996 incorporated by reference herein.
(3) The weighted average number of shares outstanding of ICG represents Holdings-Canada common shares for the period from October 1, 1995, through August 2, 1996 and ICG Common Stock and Holdings-Canada Class A common shares (not owned by ICG) for the period subsequent to August 5, 1996. Pro forma combined weighted average number of shares outstanding includes the estimated 10,133,940 shares of ICG Common Stock to be issued as a result of the Merger, using an assumed share exchange ratio of 0.8628 provided by the Merger Agreement, as though the Merger occurred on October 1, 1993.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                               OF ICG AND NETCOM

                         YEAR ENDED SEPTEMBER 30, 1995

                                               PRO FORMA
                                               HISTORICAL HISTORICAL PRO FORMA
                                                ICG (1)     NETCOM   COMBINED
                                               ---------- ---------- ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
Revenue:
 Telecom services.............................  $ 32,330    37,934     70,264
 Network services ............................    58,778        --     58,778
 Satellite services ..........................    11,360        --     11,360
                                                --------    ------    -------
  Total revenue ..............................   102,468    37,934    140,402
                                                --------    ------    -------
Operating costs and expenses:
 Operating costs .............................    73,042    21,928     94,970
 Selling, general and administrative expenses
 .............................................    59,180    19,515     78,695
 Depreciation and amortization ...............    14,410     6,451     20,861
 Other operating costs and expenses ..........     7,000        --      7,000
                                                --------    ------    -------
  Total operating costs and expenses .........   153,632    47,894    201,526
  Operating loss .............................   (51,164)   (9,960)   (61,124)
Other income (expense):
 Interest expense ............................   (23,966)       (9)   (23,975)
 Other income, net............................     3,403     1,178      4,581
                                                --------    ------    -------
                                                 (20,563)    1,169    (19,394)
                                                --------    ------    -------
Loss before income taxes, minority interest
 and share of losses..........................   (71,727)   (8,791)   (80,518)
Income taxes..................................        --        23         23
                                                --------    ------    -------
Loss before minority interest ................   (71,727)   (8,768)   (80,495)
Minority interest in share of losses, net of
 accretion and preferred dividends on
 subsidiary preferred securities..............    (1,123)       --     (1,123)
Share of losses of joint venture and
investment....................................      (741)       --       (741)
                                                --------    ------    -------
Net loss .....................................  $(73,591)   (8,768)   (82,359)
                                                ========    ======    =======
Loss per share................................     (3.12)    (1.22)     (2.44)
                                                ========    ======    =======
Weighted average number of shares outstanding
(2)...........................................  $ 23,604     7,175     33,738
                                                ========    ======    =======

--------
(1) In March 1996, ICG completed the sale of four teleports used in its Satellite Services operations. The above pro forma historical statement of operations of ICG presents ICG's operations as though the sale of these assets was completed on October 1, 1994 and accordingly, excludes the operating results of the teleports for the year ended September 30, 1995.
(2) The weighted average number of shares outstanding of ICG represents Holdings-Canada common shares. Pro forma combined weighted average number of shares outstanding includes the estimated 10,133,940 shares of ICG Common Stock to be issued as a result of the Merger, using an assumed share exchange ratio of 0.8628 provided by the Merger Agreement, as though the Merger occurred on October 1, 1993.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                               OF ICG AND NETCOM

                         YEAR ENDED SEPTEMBER 30, 1994

                                               HISTORICAL HISTORICAL PRO FORMA
                                                  ICG       NETCOM   COMBINED
                                               ---------- ---------- ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
Revenue:
 Telecom services.............................  $ 14,854    8,107      22,961
 Network services.............................    36,019      --       36,019
 Satellite services...........................     8,121      --        8,121
 Other........................................       118      --          118
                                                --------    -----     -------
  Total revenue...............................    59,112    8,107      67,219
                                                --------    -----     -------
Operating costs and expenses:
 Operating costs .............................    38,165    3,640      41,805
 Selling, general and administrative
 expenses.....................................    28,015    3,647      31,662
 Depreciation and amortization................     8,198      683       8,881
                                                --------    -----     -------
  Total operating costs and expenses..........    74,378    7,970      82,348
  Operating loss..............................   (15,266)     137     (15,129)
Other income (expense):
 Interest expense.............................    (8,481)     (30)     (8,511)
 Other income, net............................       925       10         935
                                                --------    -----     -------
                                                  (7,556)     (20)     (7,576)
                                                --------    -----     -------
Loss before income taxes, minority interest
 and share of losses..........................   (22,822)     117     (22,705)
Income taxes..................................        --      (36)        (36)
                                                --------    -----     -------
Loss before minority interest ................   (22,822)      81     (22,741)
Minority interest in share of losses, net of
 accretion and preferred dividends on
 subsidiary preferred securities..............       435      --          435
Share of losses of joint venture and
investment....................................    (1,481)     --       (1,481)
                                                --------    -----     -------
Net loss .....................................  $(23,868)      81     (23,787)
                                                ========    =====     =======
Earnings (loss) per share.....................  $  (1.56)    0.01       (0.93)
                                                ========    =====     =======
Weighted average number of shares outstanding
(1)...........................................    15,342    6,254      25,476
                                                ========    =====     =======

--------
(1) The weighted average number of shares outstanding of ICG represents Holdings-Canada common shares. Pro forma combined weighted average number of shares outstanding includes the estimated 10,133,940 shares of ICG Common Stock to be issued as a result of the Merger, using an assumed share exchange ratio of 0.8628 provided by the Merger Agreement, as though the Merger occurred on October 1, 1993.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The following is a summary of material differences between the rights of holders of ICG Common Stock and the rights of holders of NETCOM Common Stock.

  Each of ICG and NETCOM is organized under the laws of the State of Delaware. Any material differences in the rights of their respective stockholders would arise from various provisions of the Certificate of Incorporation and By-Laws of each of ICG and NETCOM. Among the differences between the rights of the holders of ICG and NETCOM are the following:

  CAPITAL STOCK. The total number of authorized shares of capital stock of ICG is 101,000,000 shares, consisting of 100,000,000 shares of Common Stock with a par value of $.01 per share and 1,000,000 shares of Preferred Stock with a par value of $.01 per share, while the total number of authorized shares of capital stock of NETCOM is 45,000,000 shares, consisting of 40,000,000 shares of Common Stock with a par value of $.01 per share and 5,000,000 shares of Preferred Stock with a par value of $.01 per share.

  SPECIAL MEETINGS OF STOCKHOLDERS. The By-laws of ICG provide that a special meeting of the stockholders may be called only by the Chairman of the Board, the President or a majority of the directors, while the By-laws of NETCOM provide that the Board of Directors, the Chairman of the Board, the Chief Executive Officer or one or more stockholders entitled to cast not less than twenty percent (20%) of the votes at such meeting.

  ANNUAL MEETINGS OF STOCKHOLDERS. The By-laws of NETCOM provide that to propose business to be transacted at an annual meeting, a stockholder's timely notice must be received by NETCOM not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, while the By-laws of ICG remain silent on this notice issue.

  QUORUM. The By-laws of ICG provide that the holders of one-third of the outstanding shares of each class of stock entitled to vote at meetings, present in person or represented by proxy, shall constitute a quorum, and at all meetings of the Board of Directors the presence of a majority of the total number of directors shall constitute a quorum for the transaction of business, while the By-laws of NETCOM provide that the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, and at all meetings of the board a majority of directors then in office, or two directors, whichever number is greater, but in no event less than one third of the entire board, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors.

  ADJOURNMENTS OF STOCKHOLDER MEETINGS. The By-laws of ICG provide that if the adjournment of a meeting of stockholders is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting, while the By-laws of NETCOM provide that if the adjournment is for more than 45 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at each meeting.

  REMOVAL OF DIRECTORS. The By-laws of ICG provide that directors may be removed with or without cause at any time upon the affirmative vote of a majority of the total number of directors, while the By-laws of NETCOM provide that any director or the entire board of directors may be removed, but only for cause, by the holders of a majority of shares then entitled to vote at an election of directors, unless otherwise specified by law or the Certificate of Incorporation.

  NOMINATION OF DIRECTORS. The By-laws of NETCOM provide that a stockholder's notice in connection with the nomination of directors is timely if received by NETCOM not less than 120 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 100 days' notice of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the secretary or the assistant secretary of the corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed, while the By-laws of ICG are silent on this issue.

                                 LEGAL MATTERS

  The legality of the ICG Common Stock offered hereby will be passed upon for ICG by Reid & Priest LLP, New York, New York.

                                    EXPERTS

  The Consolidated Financial Statements of ICG Communications, Inc. as of September 30, 1995 and 1996, and December 31, 1996 and for each of the years in the three-year period ended September 30, 1996 and the three-month period ended December 31, 1996, and the related schedule, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the September 30, 1996 consolidated financial statements refers to a change in the method of accounting for long-term telecom services contracts.

  The Consolidated Financial Statements of NETCOM On-Line Communication Services, Inc. appearing in NETCOM's Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           ICG STOCKHOLDER PROPOSALS

  ICG. Proposals of stockholders intended to be presented at ICG's 1998 Annual Meeting of Stockholders must be received by ICG at ICG's principal executive office not later than January 16, 1998. All such proposals should be in compliance with applicable Commission regulations.

  NETCOM. NETCOM will hold a 1998 Annual Meeting of Stockholders only if the Merger is not consummated before the time of such meeting. In the event such a meeting is held, any proposals of stockholders intended to be presented must be received by NETCOM no later than December 23, 1997. All such proposals should be in compliance with applicable Commission regulations.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------





                          AGREEMENT AND PLAN OF MERGER

                                     DATED

                                OCTOBER 12, 1997

                                     AMONG

                            ICG COMMUNICATIONS, INC.

                                      AND

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I
                                  Definitions
 Section 1.1  Definitions.................................................    1
 Section 1.2  Other Definitions...........................................    2
 Section 1.3  Use of Terms................................................    3
                                   ARTICLE II
                         The Merger and Related Matters
 Section 2.1  The Merger..................................................    4
 Section 2.2  Effective Time of the Merger................................    4
                                  ARTICLE III
                          Conversion of Capital Stock
 Section 3.1  Conversion of Stock.........................................    4
 Section 3.2  Exchange of Certificates....................................    5
 Section 3.3  Dividends and Other Distributions...........................    6
 Section 3.4  No Fractional Shares........................................    7
 Section 3.5  No Liability................................................    7
 Section 3.6  Lost Certificates...........................................    7
 Section 3.7  Treatment of Stock Options, Etc. ...........................    7
 Section 3.8  Closing of the Company's Transfer Books.....................    8
 Section 3.9  Closing.....................................................    8
 Section 3.10 No Repurchase Rights........................................    8
                                   ARTICLE IV
                     Representations and Warranties of ICG
 Section 4.1  Organization and Qualification..............................    8
 Section 4.2  Capitalization..............................................    8
 Section 4.3  Subsidiaries................................................    8
 Section 4.4  Authority Relative to this Agreement........................    9
 Section 4.5  No Breach; Required Consents................................    9
 Section 4.6  Consents and Approvals......................................    9
 Section 4.7  Reports and Financial Statements............................   10
 Section 4.8  Compliance with Law; Litigation.............................   10
 Section 4.9  Title to Assets.............................................   11
 Section 4.10 Employee Matters............................................   11
 Section 4.11 ERISA.......................................................   11
 Section 4.12 Operations of Acquisition Sub...............................   12
 Section 4.13 No Broker...................................................   12
 Section 4.14 Taxes.......................................................   12
 Section 4.15 Environmental Laws..........................................   12
 Section 4.16 Transactions with Affiliates................................   13
 Section 4.17 Approval....................................................   13

                                                                          PAGE
                                                                          ----
                                   ARTICLE V
                 Representations and Warranties of the Company
 Section 5.1  Organization and Qualification............................   13
 Section 5.2  Capitalization............................................   13
 Section 5.3  Subsidiaries..............................................   14
 Section 5.4  Authority Relative to this Agreement......................   14
 Section 5.5  No Breach; Required Consents..............................   15
 Section 5.6  Consents and Approvals....................................   15
 Section 5.7  Reports and Financial Statements..........................   15
 Section 5.8  Compliance with Law; Litigation...........................   16
 Section 5.9  Title to Assets...........................................   16
 Section 5.10 Employee Matters..........................................   16
 Section 5.11 ERISA.....................................................   16
 Section 5.12 Approval..................................................   17
 Section 5.13 Financial Advisor.........................................   18
 Section 5.14 Taxes.....................................................   18
 Section 5.15 Environmental Laws........................................   18
 Section 5.16 Transactions with Affiliates..............................   18
 Section 5.17 Contracts.................................................   18
 Section 5.18 Intellectual Property.....................................   18
                                   ARTICLE VI
                     Conduct of Business Pending the Merger
 Section 6.1  Conduct of Business of the Company........................   19
 Section 6.2  Conduct of Business of ICG................................   21
                                  ARTICLE VII
                             Additional Agreements
 Section 7.1  Access and Information....................................   22
 Section 7.2  SEC Filings...............................................   22
 Section 7.3  Meetings of Stockholders..................................   24
 Section 7.4  Compliance with the Securities Act........................   24
 Section 7.5  Reasonable Best Efforts...................................   25
 Section 7.6  Confidentiality and Public Announcements..................   25
 Section 7.7  Notification..............................................   25
 Section 7.8  HSR Act Filings...........................................   25
 Section 7.9  Indemnification of Executives.............................   26
 Section 7.10 Employee Benefits.........................................   26
                                  ARTICLE VIII
                              Conditions Precedent
 Section 8.1  Conditions to Each Party's Obligation to Effect the
               Merger...................................................   27
 Section 8.2  Conditions to Obligation of the Company to Effect the
               Merger...................................................   27
 Section 8.3  Conditions to Obligations of ICG and Acquisition Sub to
               Effect the Merger........................................   28

                                                                          PAGE
                                                                          ----
                                   ARTICLE IX
                       Termination, Amendment and Waiver
 Section 9.1  Termination...............................................   28
 Section 9.2  Remedies..................................................   29
 Section 9.3  Amendment.................................................   29
 Section 9.4  Waiver....................................................   30
                                   ARTICLE X
                        General Provisions; Definitions
 Section 10.1 Non-Survival of Representations, Warranties and
               Agreements...............................................   30
 Section 10.2 Notices...................................................   30
 Section 10.3 Fees and Expenses.........................................   31
 Section 10.4 Specific Performance......................................   31
 Section 10.5 Third Party Beneficiaries.................................   31
 Section 10.6 Entire Agreement; Miscellaneous...........................   31
 Section 10.7 Governing Law and Venue; Waiver of Jury Trial.............   31

                                    EXHIBITS

 EXHIBIT DESCRIPTION
 ------- -----------
    A    Form of Affiliate Agreement

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated October 12, 1997 and is entered into by and among ICG Communications, Inc., a Delaware corporation ("ICG"), and NETCOM On-Line Communication Services, Inc., a Delaware corporation (the "Company").

                                   RECITALS

  A. ICG and the Company have agreed to enter into a transaction in which a Delaware subsidiary of ICG to be formed ("Acquisition Sub") will merge with and into the Company (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of the Company shall be converted into the right to receive shares of common stock of ICG (except as provided herein). As a result, ICG will become the holder of all the outstanding shares of capital stock of the Company and the holders of shares of capital stock of the Company outstanding immediately prior to the Merger will become holders of shares of common stock of ICG.

  B. The Boards of Directors of ICG and the Company each have determined that the transactions described herein are in the best interests of their respective corporations and stockholders.

  C. It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code.

  D. For financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests" under generally accepted accounting principles.

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained in this Agreement, the parties to this Agreement agree as follows:

                                   ARTICLE I

                                  Definitions

  Section 1.1 Definitions. As used in this Agreement, the following terms with initial capital letters will have the meanings set forth below:

  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with correlative meaning, "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through the ownership of voting securities, by contract or otherwise).

  "Business Day" means any day on which commercial banks are open for business in Denver, Colorado and San Jose, California.

  "Company Common Stock" means the shares of common stock, par value $.01 per share, of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Environmental Law" means any applicable Legal Requirement relating to the protection, preservation or restoration of the environment (including, air, water vapor, surface water, ground water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

  "Equity Affiliate" means, as to any Person, any other Person in which such Person or any of its Subsidiaries holds a five percent or greater equity interest.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" means, as to any Person, any trade or business (whether or not incorporated) that is treated as a single employer with such Person under
Section 414(b), (c), (m) or (o) or the Code.

  "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

  "ICG Closing Stock Price" means the average of the Volume Weighted Average Price of ICG Common Stock, as quoted by NASDAQ, for the ten consecutive trading days ending two trading days prior to the Closing Date.

  "ICG Common Stock" means the shares of common stock, par value $.01 per share, of ICG.

  "Intellectual Property" means copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

  "Knowledge" means the actual present knowledge of a Person that is a human being and, in the case of a Person that is not a human being, the present actual knowledge of any executive officer (or any human being having duties comparable to those of an executive officer) of such Person.

  "Legal Requirement" means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Entity, including judicial decisions applying common law or interpreting any other Legal Requirement or any agreement entered into with a Governmental Entity in resolution of a dispute or otherwise.

  "Lien" means any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or encumbrance of any nature.

  "Material Adverse Effect" means a material adverse effect on the business, properties, assets, prospects, condition (financial or otherwise), liabilities or operations of a Person and its Subsidiaries, taken as a whole, or on the ability of such Person to perform its obligations under this Agreement.

  "NASDAQ" means the over-the-counter market of the National Association of Securities Dealers, Inc.

  "Person" means any human being or any partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity.

  "SEC" means the United States Securities and Exchange Commission.

  "Subsidiary" means, with respect to any Person, any other Person more than 50% of whose outstanding voting securities or partnership or other equity interests, as the case may be, are directly or indirectly owned by such Person.

  "Termination Fee" means cash in the amount of $11,340,000.

  Section 1.2 Other Definitions. The following terms are defined in the Sections indicated:

     TERM                  SECTION
     ----                  -------
     Acquisition Proposal  6.1(h)
     Acquisition Sub       Recital A
     Agreement             Preamble

     TERM                                          SECTION
     ----                                          -------
     Antitrust Division                            7.8
     BT Alex. Brown                                5.4
     Certificate of Incorporation                  2.1(a)
     Certificate of Merger                         2.2
     Closing                                       3.9
     Closing Date                                  3.9
     Company                                       Preamble
     Company Benefit Plans                         5.11(a)
     Company Options                               3.7
     Company Permits                               5.8(a)
     Company SEC Reports                           5.7(a)
     Company Stock                                 3.1(b)
     Company Stock Certificates                    3.2(a)
     DGCL                                          2.1
     Effective Time                                2.2
     Exchange Act                                  4.6
     Exchange Agent                                3.2(a)
     Exchange Ratio                                3.1(a)
     Executive                                     7.9(a)
     FTC                                           7.8
     Governmental Entity                           4.8(a)
     HSR Act                                       4.6
     ICG                                           Preamble
     ICG Benefit Plans                             4.11(a)
     ICG Certificates                              3.2(a)
     ICG Permits                                   4.8(a)
     ICG SEC Reports                               4.7(a)
     Indemnified Party                             7.2(h)(iii)
     Indemnifying Party                            7.2(h)(iii)
     Joint Proxy Statement/Prospectus              7.2(a)
     Losses                                        7.2(h)(i)
     Meeting                                       7.3
     Merger                                        Recital A
     Most Recent Company Balance Sheet             5.7(c)
     Most Recent ICG Balance Sheet                 4.7(c)
     NASD                                          7.3
     Other Filings                                 7.2(b)
     Preliminary Joint Proxy Statement/Prospectus  7.2(a)
     Secretary                                     2.2
     SEC Filings                                   7.2(c)
     Securities Act                                4.6
     Surviving Corporation                         2.1
     Tax                                           4.14

  Section 1.3 Use of Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variations) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. The word day means a calendar day. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under GAAP.

                                  ARTICLE II

                        The Merger and Related Matters

  Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and applicable provisions of the Delaware General Corporation Law ("DGCL"), at the Effective Time: (i) Acquisition Sub will be merged with and into the Company; (ii) the separate existence of Acquisition Sub will cease and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation"); and (iii) the name of the Surviving Corporation will be NETCOM On-Line Communication Services, Inc. From and after the Effective Time, and without any further action on the part of any Person, the Merger will have all the effects provided by applicable Legal Requirements, including Sections 251 and 259 of the DGCL, the effects described in Section 3.1 with respect to the capital stock of Acquisition Sub and the Company and, subject to applicable Legal Requirements, the following additional effects as of the Effective Time:

    (a) Certificate of Incorporation. The certificate of incorporation of Acquisition Sub (the "Certificate of Incorporation"), will become the certificate of incorporation of the Surviving Corporation, and such Certificate of Incorporation may thereafter be amended and/or restated as provided therein and by the DGCL.

    (b) Bylaws. The bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, and such bylaws may thereafter be amended or repealed in accordance with their terms and the Certificate of Incorporation and as provided by the DGCL.

    (c) Directors. The directors of Acquisition Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation and the DGCL and until the earlier of such director's resignation or removal or such director's successor is duly elected and qualified, as the case may be.

    (d) Officers. The officers of Acquisition Sub immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation and the DGCL and until the earlier of such officer's resignation or removal or such officer's successor is duly appointed and qualified, as the case may be.

    (e) Properties and Liabilities. All the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub will vest in the Surviving Corporation, and all debts, liabilities, agreements and duties of the Company and Acquisition Sub will become the debts, liabilities, agreements and duties of the Surviving Corporation.

    (f) New ICG Director. David W. Garrison, Chief Executive Officer and Chairman of the Board of Directors of the Company, will become a member of the Board of Directors of ICG to hold office in accordance with the certificate of incorporation and bylaws of ICG and the DGCL and until the earlier of Mr. Garrison's resignation or removal or his successor is duly elected and qualified.

  Section 2.2 Effective Time of the Merger. Subject to the terms and conditions of this Agreement, on the Closing Date the parties will prepare, sign and acknowledge, in accordance with the DGCL, a certificate of merger (the "Certificate of Merger") and deliver the Certificate of Merger to the Secretary of State of the State of Delaware (the "Secretary") for filing pursuant to the DGCL. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary. As used in this Agreement, the "Effective Time" means the time at which the Certificate of Merger is filed with the Secretary.

                                  ARTICLE III

                          Conversion of Capital Stock

  Section 3.1 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of ICG, Acquisition Sub, the Company or the holders of any of the following securities, the parties agree as follows:

    (a) Each share of Company Common Stock outstanding immediately prior to the Effective Time (except shares subject to Section 3.1(b)), shall be converted into the right to receive, and there shall be paid and issued as provided in this Agreement in exchange for such share, that number of shares of ICG Common Stock equal to the Exchange Ratio (as defined below), plus cash in lieu of any fractional share as provided in Section 3.4. The "Exchange Ratio" shall be determined as follows: (i) if the ICG Closing Stock Price of a share of ICG Common Stock is greater than or equal to $22.125, the Exchange Ratio shall equal 0.8628, (ii) if the ICG Closing Stock Price of a share of ICG Common Stock is greater than or equal to $19.00 but less than $22.125, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $19.0625 by the ICG Closing Stock Price of a share of ICG Common Stock, and (iii) if the ICG Closing Stock Price is less than $19.00, the Exchange Ratio shall equal 1.0078.

    (b) Each share of capital stock of the Company (the "Company Stock") issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by the Company, if any, will be canceled and retired, and no ICG Common Stock or other consideration will be delivered in exchange therefor.

    (c) Each share of common stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time (except shares subject to Section 3.1(d)) will be converted into and will thereafter evidence and become that number of validly issued, fully paid, and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation equal to the quotient of (a) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time divided by (b) the number of shares of common stock of Acquisition Sub outstanding immediately prior to the Effective Time rounded, in the case of any fractional share, down to the nearest whole number.

    (d) Each share of the capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by Acquisition Sub, if any, will be canceled and retired, and no common stock of the Surviving Corporation or other consideration will be delivered in exchange therefor.

    (e) In the event ICG changes the number of shares of ICG Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to ICG Common Stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) is after the date of this Agreement and prior to the Effective Time, the Exchange Ratio will be appropriately adjusted to reflect such stock split, stock dividend or similar recapitalization.

  Section 3.2 Exchange of Certificates.

  (a) Exchange Agent. As of the Effective Time, ICG shall enter into an agreement with a bank or trust company selected by ICG and reasonably acceptable to the Company which Person will act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates that, prior to the Effective Time, evidenced outstanding shares of Company Common Stock ("Company Stock Certificates"). Prior to the Closing Date, ICG will deposit with the Exchange Agent for exchange in accordance with this Section 3.2 certificates evidencing the shares of ICG Common Stock to be issued in the Merger ("ICG Certificates"), which shares of ICG Common Stock will be deemed to be issued at the Effective Time. At and following the Effective Time, ICG will deliver to the Exchange Agent such cash as may be required from time to time to make payments of cash in lieu of fractional shares of ICG Common Stock in accordance with Section 3.4.

  (b) Exchange. As soon as practicable after the Effective Time, ICG will cause the Exchange Agent to mail to each Person who was a holder of record of Company Common Stock at the Effective Time: (i) a letter of transmittal (which will specify that delivery will be effective, and risk of loss and title to any Company Stock Certificates will pass, only upon delivery of the Company Stock Certificates to the Exchange Agent and will be in such form and will have such other provisions that are specified by ICG and reasonably acceptable to the Company); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for

ICG Certificates (together with any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares of ICG Common Stock pursuant to Section 3.4). Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ICG, together with such letter of transmittal, duly executed, and such other documents as may be required by the Exchange Agent or such other agent, the holder of such Company Stock Certificate will be entitled to receive in exchange therefor ICG Certificates representing the number of whole shares of ICG Common Stock that such holder has the right to receive pursuant to this Agreement (together with any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares of ICG Common Stock pursuant to Section 3.4) and the Company Stock Certificate so surrendered will be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, ICG Certificates representing the proper number of shares of ICG Common Stock may be issued to a Person other than the Person in whose name the surrendered Company Stock Certificate is registered if the Company Stock Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to ICG that any applicable stock transfer tax has been paid. ICG will not directly or indirectly pay or reimburse any Person for any transfer taxes of the type referred to in the preceding sentence. If any ICG Certificates are to be delivered to a Person other than the Person in whose name the Company Stock Certificates surrendered in exchange therefor are registered, it will be a condition to the delivery of such ICG Certificates that the Company Stock Certificates so surrendered are properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise is proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

  (c) Certificates Not Exchanged. After the Effective Time, each outstanding Company Stock Certificate will, until surrendered for exchange in accordance with this Section 3.2, be deemed for all purposes to evidence ownership of the number of whole shares of ICG Common Stock into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) are converted in accordance with Section 3.1, together with the right to receive any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares of ICG Common Stock pursuant to Section 3.4.

  (d) Expenses. Except as otherwise expressly provided in this Agreement, ICG will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of ICG Common Stock for shares of Company Common Stock, except any charges or expenses that are otherwise solely the liability of one or more holders of Company Common Stock. Any ICG Certificates deposited with the Exchange Agent that remain unclaimed by the former stockholders of the Company after six months following the Effective Time will be delivered to ICG upon its demand, and any former stockholders of the Company who have not then complied with the instructions for exchanging their Company Stock Certificates will thereafter look only to ICG for exchange of Company Stock Certificates and for any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares of ICG Common Stock pursuant to Section 3.4.

  Section 3.3 Dividends and Other Distributions. No dividends or other distributions declared or made after the Effective Time with respect to shares of ICG Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of ICG Common Stock issuable upon surrender thereof until the holder of such Company Stock Certificate surrenders such Company Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable Legal Requirements, following surrender of any such Company Stock Certificate, ICG will pay or cause to be paid, without interest, to the record holder of ICG Certificates issued in exchange therefor, (a) at the time of such surrender, the amount of cash in lieu of fractional shares of ICG Common Stock to which such holder is entitled pursuant to Section 3.4 and the amount, if any, of dividends or other distributions by ICG with a record date after the Effective Time theretofore paid with respect to such whole shares of ICG Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions (if any) by ICG with a record date after the Effective Time but prior to surrender of such Company Stock Certificate and a payment date subsequent to such surrender payable with respect to such whole shares of ICG Common Stock.

  Section 3.4 No Fractional Shares.

  (a) Cash Payment in Lieu of Fractional Shares. No certificates or scrip representing fractional shares of ICG Common Stock will be issued upon the surrender of Company Stock Certificates pursuant to Section 3.2. No such fractional interest will entitle the owner thereof to any rights as a security holder of ICG. In lieu of any such fractional shares of ICG Common Stock, each holder of Company Common Stock entitled to receive shares of ICG Common Stock in the Merger, upon surrender of such Person's Company Stock Certificates for exchange pursuant to Section 3.2, will be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the fractional share interest in ICG Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held of record by such holder immediately prior to the Effective Time) by the market value of one share of ICG Common Stock at the Effective Time. The market value of one share of ICG Common Stock at the Effective Time will be the ICG Closing Stock Price.

  (b) Deposit with Exchange Agent. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of ICG Common Stock, ICG will promptly deposit with the Exchange Agent cash in the required amounts and the Exchange Agent will mail such amounts without interest to such holders; provided however, that no such amount will be paid to any holder with respect to any Company Stock Certificate prior to the surrender by such holder of such Company Stock Certificate.

  Section 3.5 No Liability. None of ICG, Acquisition Sub, the Company, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of Company Common Stock for any shares of ICG Common Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares of ICG Common Stock delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 3.6 Lost Certificates. If any Company Stock Certificate is lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the shares of ICG Common Stock (and any dividend or distribution with respect thereto made after the Effective Time and any cash payable in lieu of fractional shares of ICG Common Stock pursuant to Section 3.4) deliverable in respect thereof as determined in accordance with the terms of this Agreement, subject to the condition that the Person to whom the ICG Common Stock (and any dividend or distribution with respect thereto made after the Effective Time and any cash payable in lieu of fractional shares pursuant to Section 3.4) is to be issued shall have (a) delivered to ICG an affidavit claiming such Company Stock Certificate to be lost, stolen, or destroyed and (b) if required by ICG, given ICG an indemnity satisfactory to ICG against any claim that may be made against ICG with respect to the Company Stock Certificate alleged to have been lost, stolen or destroyed.

  Section 3.7 Treatment of Stock Options, Etc. At the Effective Time, each outstanding stock option, warrant or other right to acquire shares of Company Common Stock ("Company Options"), whether or not exercisable, as of the Effective Time will be converted into and become rights with respect to ICG Common Stock, and ICG shall assume each Company Option, in accordance with the terms and conditions of the stock option, warrant or other agreement by which it is evidenced, except that from and after the Effective Time, (i) each Company Option assumed by ICG may be exercised solely for shares of ICG Common Stock, (ii) the number of shares of ICG Common Stock subject to such Company Option will be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Company Option will be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, ICG will not be obligated to issue any fraction of a share of ICG Common Stock upon exercise of Company Options.

  Section 3.8 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and no transfer of shares of Company Common Stock will be made thereafter. In the event that, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they will be canceled and exchanged for ICG Certificates (and, if required, cash) as provided in Section 3.2(b) and
Section 3.4.

  Section 3.9 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place (i) at the offices of Sherman & Howard L.L.C., 633 Seventeenth Street, Suite 3000, Denver, Colorado, at 9:00 a.m. local time on the date that is the first Business Day after the day on which the last of the conditions set forth in Article VIII (excluding delivery of opinions and certificates) is fulfilled or waived or (ii) at such other place and time as ICG and the Company agree in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

  Section 3.10 No Repurchase Rights. The holders of ICG Common Stock received pursuant to the Merger or issuable pursuant to the Company Options shall have no right to require ICG or its Affiliates to repurchase any such shares of ICG Common Stock.

                                  ARTICLE IV

                     Representations and Warranties of ICG

  ICG represents and warrants to the Company as follows (it being understood that the representations and warranties relating to Acquisition Sub will be deemed to be made only as of the Closing Date):

  Section 4.1 Organization and Qualification. Each of ICG and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of ICG and Acquisition Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect on it.

  Section 4.2 Capitalization.

  (a) As of September 30, 1997, the authorized capital stock of ICG consisted of: (i) 100,000,000 shares of common stock, par value $.01 per share, of which 32,381,310 are issued and outstanding; (ii) 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding; (iii) 4,786,680 shares of common stock of ICG issuable upon conversion of outstanding preferred stock of ICG and its Affiliates; and (iv) 7,439,998 shares of common stock issuable with respect to all other options, warrants, convertible debt and similar rights to acquire shares of ICG Common Stock.

  (b) All shares of ICG Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

  (c) Acquisition Sub is a direct, wholly owned subsidiary of ICG. ICG will own all of the issued and outstanding stock of (i) Acquisition Sub immediately prior to the Effective Time and (ii) Surviving Corporation immediately after the Effective Time, all of which stock will be owned beneficially and of record by ICG.

  Section 4.3 Subsidiaries. A list of all of the Equity Affiliates of ICG has been delivered to the Company, which list reflects the percentage and nature of ICG's ownership of each Subsidiary and Equity Affiliate of ICG. Each of ICG's Subsidiaries is a corporation or partnership (including solely for purposes of this Section 4.3 a limited liability company) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the corporate or partnership power to carry on its business as it is now being conducted or currently proposed to be conducted. Each of ICG's Subsidiaries is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Material Adverse Effect on ICG. All the outstanding shares of capital stock of each of ICG's Subsidiaries that is a corporation are validly issued, fully paid and nonassessable. Except as set forth on the list of Equity Affiliates, the shares of capital stock or partnership or other ownership interests in each of ICG's Subsidiaries or Equity Affiliates that are owned by ICG or by a Subsidiary of ICG are owned free and clear of any Liens, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws or any other Legal Requirement. Except as set forth on the list of Equity Affiliates, there are not, as of the date hereof, and at the Effective Time there will not be, any outstanding options, warrants, calls or other rights, agreements or commitments of any character, to which ICG or any of its Subsidiaries is a party, relating to the issued or unissued capital stock, other securities or partnership or other ownership interests in any of the Subsidiaries or Equity Affiliates of ICG.

  Section 4.4 Authority Relative to this Agreement. ICG has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by ICG have been duly authorized by the Board of Directors of ICG, and no other corporate proceedings on the part of ICG (other than the approval of ICG stockholders as contemplated by this Agreement) are necessary to authorize this Agreement and the transactions contemplated by this Agreement. The Board of Directors of ICG has received the opinion of Gleacher NatWest Inc., as financial advisor to ICG, dated October 12, 1997, satisfactory to ICG and its Board of Directors to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to ICG and its stockholders. This Agreement constitutes a valid and binding obligation of ICG enforceable against it in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

  Section 4.5 No Breach; Required Consents. The execution and delivery of this Agreement by ICG does not, and the consummation of the transactions contemplated by this Agreement by ICG and Acquisition Sub will not: (a) subject to approval of holders of ICG Common Stock, violate or conflict with the certificate of incorporation or bylaws of ICG or Acquisition Sub; (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third-party right of termination, cancellation, modification or acceleration under any agreement or undertaking to which ICG or Acquisition Sub is a party or by which any of them is bound, except where such breach, default, Lien, third-party right of termination, cancellation, modification or acceleration would not have a Material Adverse Effect on ICG or Acquisition Sub; or (c) subject to obtaining the approvals and making the filings described in Section 4.6, constitute a violation of any applicable Legal Requirement, except where such violation would not have a Material Adverse Effect on ICG or Acquisition Sub.

  Section 4.6 Consents and Approvals. Neither the execution and delivery of this Agreement by ICG nor the consummation of the transactions contemplated by this Agreement by ICG and Acquisition Sub will require ICG or Acquisition Sub to make any filing or registration with, or obtain any authorization, consent or approval of, any Governmental Entity, except those required in connection, or in compliance, with the provisions of (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the Communications Act of 1934, as amended, (iii) the Securities Act of 1933, as amended (the "Securities Act"), (iv) the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (v) the corporation, securities or blue sky laws or regulations, or similar Legal Requirements, of various states of the United States, and other than such filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Material Adverse Effect on ICG or Acquisition Sub or prevent the consummation of the transactions contemplated by this Agreement.

  Section 4.7 Reports and Financial Statements.

  (a) SEC Reports. ICG has filed all required forms, reports and documents required to be filed with the SEC since December 31, 1993 (collectively, the "ICG SEC Reports"). As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the SEC prior to the date of this Agreement, none of the ICG SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading insofar as such statements relate to ICG. ICG has delivered or made available to the Company, in the forms filed with the SEC, all the ICG SEC Reports.

  (b) Financial Statements. The audited consolidated financial statements of ICG contained in the ICG SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly ICG's consolidated financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited consolidated interim financial statements of ICG contained in the ICG SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared on a basis consistent with prior interim periods (except as required by applicable changes in GAAP or in SEC accounting policies) and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of ICG's consolidated financial condition and results of operations for such periods.

  (c) Absence of Certain Changes. Since the date of the most recent consolidated balance sheet of ICG included in ICG's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 1997 (the "Most Recent ICG Balance Sheet"), there has not been any: (i) transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had, or would have, a Material Adverse Effect on ICG (other than as a result of changes in laws or regulations of general applicability or any changes resulting from general economic, financial, market or industry-wide conditions); (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of ICG; provided that dividends will be paid on shares of preferred stock issued by ICG after the date of this Agreement; or
(iii) entry into any commitment or transaction material to ICG and its Subsidiaries taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice, other than the sale of exchangeable preferred shares of ICG Funding, LLC and the pending purchase of the stock of Communications Buying Group, Inc. and the pending issuance of ICG Common Stock to shareholders of that company.

  (d) Absence of Undisclosed Liabilities. ICG does not have any indebtedness, liability or obligation required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Most Recent ICG Balance Sheet except (i) liabilities, obligations and contingencies that were incurred after the date of the Most Recent ICG Balance Sheet in the ordinary course of business and which would not, in the aggregate, have a Material Adverse Effect and (ii) other liabilities, obligations and contingencies that would not, in the aggregate, have a Material Adverse Effect on ICG.

  Section 4.8 Compliance with Law; Litigation.

  (a) ICG and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, concessions, leases, instruments, orders and approvals (the "ICG Permits") of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity") required to be held under applicable Legal Requirements, except for such ICG Permits the failure of which to hold, individually or in the aggregate, does not have and, in the future is not likely to have, a Material Adverse Effect on ICG. To ICG's Knowledge, ICG and its Subsidiaries are in compliance with the terms of the

ICG Permits, except for such failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect on ICG. To ICG's Knowledge, the businesses of ICG and its Subsidiaries are not being conducted in violation of any Legal Requirement, except for such violations which, individually or in the aggregate, would not have a Material Adverse Effect on ICG. No investigation or review by any Governmental Entity with respect to ICG or any of its Subsidiaries is pending, or, to the Knowledge of ICG, threatened, nor has any Governmental Entity indicated to ICG in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on ICG.

  (b) There is no suit, action or proceeding pending or, to the Knowledge of ICG, threatened, against or affecting ICG or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on ICG, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ICG or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on ICG.

  Section 4.9 Title to Assets. ICG and its Subsidiaries have valid title to all material assets reflected on the Most Recent ICG Balance Sheet, free and clear of any Lien except: (a) landlord's Liens and Liens for property taxes not delinquent; (b) Liens that were created in the ordinary course of business and do not materially detract from the value of such assets or materially impair the use thereof in the operation of ICG's business; (c) leased interests in property owned by others and leased interests in property leased to others; and (d) zoning, building or similar restrictions, easements, rights-of-way, reservations of rights, conditions, or other restrictions or encumbrances relating to or affecting real property that do not, individually or in the aggregate, materially interfere with the use of such real property in the operation of ICG's business.

  Section 4.10 Employee Matters. ICG and its Subsidiaries are in compliance with all applicable Legal Requirements relating to the employment of its employees, including any obligations relating to employment standards legislation, pay equity, occupational health and safety, labor relations and human rights legislation except for such failures to comply as do not have, and are not likely to have, a Material Adverse Effect on ICG.

  Section 4.11 ERISA.

  (a) Copies of all "employee benefit plans," as defined in ERISA, and all other material employee benefit arrangements, programs or payroll practices, including severance pay, sick leave, vacation pay, salary continuation for disability, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement, employee assistance and employee discounts, that ICG or any of its ERISA Affiliates maintains or has an obligation to make contributions (the "ICG Benefit Plans") have been delivered or made available to the Company.

  (b) Neither ICG nor any of its ERISA Affiliates has incurred any unsatisfied withdrawal liability, as defined in Section 4201 of ERISA, with respect to any multiemployer plan, nor has any of them incurred any liability due to the termination or reorganization of any multiemployer plan, except any such liability that would not have a Material Adverse Effect on ICG. To the Knowledge of ICG, neither ICG nor any of its ERISA Affiliates reasonably expects to incur any liability due to a withdrawal from or termination or reorganization of a multiemployer plan, except any such liability that would not have a Material Adverse Effect on ICG.

  (c) Each ICG Benefit Plan that is intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto is the subject of a favorable determination letter or notification letter issued by the Internal Revenue Service, and to the Knowledge of ICG, nothing has occurred with respect to any such plan since such determination letter or notification letter that is likely to result in the loss of such exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. To the Knowledge of ICG and its ERISA Affiliates, each ICG Benefit Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable Legal Requirements.

  (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under the ICG Benefit Plans or pursuant to applicable Legal Requirements (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension or grace period) and no accumulated funding deficiency exists with respect to any of the ICG Benefit Plans subject to Section 412 of the Code.

  (e) To the Knowledge of ICG, there have been no violations of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the ICG Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such reports, documents and notices to the participants or beneficiaries of the ICG Benefit Plans, except such violations that, individually or in the aggregate, would not have a Material Adverse Effect on ICG.

  (f) There are no pending actions, claims or lawsuits that have been asserted or instituted against the ICG Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the ICG Benefit Plans, with respect to the operation of such plans (other than routine benefit claims), nor does ICG have Knowledge of facts that reasonably could be expected to form the basis for any such action, claim or lawsuit, except any such actions, claims or lawsuits that, individually or in the aggregate, would not have a Material Adverse Effect on ICG.

  Section 4.12 Operations of Acquisition Sub. As of the Closing, Acquisition Sub will have engaged in no other business activities other than in contemplation of this Agreement and the transactions contemplated by this Agreement and will have no material assets or liabilities other than its rights and obligations under this Agreement.

  Section 4.13 No Broker. Except for the fee payable by ICG to Gleacher NatWest Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ICG or Acquisition Sub.

  Section 4.14 Taxes. ICG and each of its Subsidiaries have timely filed all Tax returns required to be filed by any of them and have timely paid or have established an adequate reserve for the payment of, all Taxes owed in respect of the periods covered by such returns, except where the failure to file such Tax returns or timely pay or establish an adequate reserve for the payment of such Taxes will not have a Material Adverse Effect on ICG. The information contained in such Tax returns is complete and accurate in all material respects. Neither ICG nor any Subsidiary of ICG is delinquent in the payment of any Tax or other amount owed to any Governmental Entity, except where the amount owed, when paid, or the delinquency in paying the amount owed will not have a Material Adverse Effect on ICG. There are no claims or investigations pending or, to ICG's Knowledge, threatened against ICG or any of its Subsidiaries for past Taxes, except claims and investigations that would not have a Material Adverse Effect on ICG and adequate provision for which has been made on the Most Recent Balance Sheet. None of ICG or its Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of any Taxes, other than state sales and use Taxes, that would be payable by ICG or such Subsidiary. For the purposes of this Agreement, the term "Tax" includes all federal, state, local and foreign income, profits, estimated, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

  Section 4.15 Environmental Laws.

  (a) Each of ICG and its Subsidiaries is in compliance in all respects with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on ICG; and

  (b) No orders, directions or notices have been issued pursuant to any Environmental Law and no Governmental Entity has submitted to any of ICG and its Subsidiaries any written request for information pursuant to any Environmental Law.

  Section 4.16 Transactions with Affiliates. Except as disclosed in the ICG SEC Reports, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding or other arrangement of any kind entered into by ICG with any officer, director or stockholder of ICG or any "affiliate" or "associate" of any of them (as those terms are defined in the Exchange Act) or of ICG, except, in each case, for compensation paid to directors and officers consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business), reimbursements of ordinary and necessary expenses incurred in connection with their employment and amounts paid or benefits granted pursuant to ICG Benefit Plans and except for transactions that are not required to be disclosed pursuant to applicable Legal Requirements.

  Section 4.17 Approval.

  (a) The Board of Directors of ICG at a meeting duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of ICG and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement; and (iii) recommended the approval of this Agreement and the Merger by the holders of ICG Common Stock and directed that the Merger be submitted for consideration by ICG's stockholders at the Meeting.

  (b) The majority vote of the total votes cast at the Meeting with respect to this Agreement and the Merger is the minimum vote required for the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement.

  Section 4.18 Contracts. Each of ICG and its Subsidiaries are in material compliance with each material contract or agreement to which it is a party, and each such contract is in full force and effect, without material monetary default by ICG or any such Subsidiary and, to the Knowledge of ICG, without any breach or default by any other party thereto, except where such breach or default would not result in a Material Adverse Effect. No written notice has been received by ICG or any such Subsidiary or, to ICG's Knowledge, threatened regarding termination, suspension or material alteration or amendment thereof. Each such contract or agreement is a valid and binding obligation of ICG or its Subsidiary, as the case may be, in accordance with its terms.

  Section 4.19 Intellectual Property. ICG and its Subsidiaries own or have the right to use all of its registered trademarks, service marks and copyrights used by ICG or its Subsidiaries. To ICG's Knowledge, ICG and its Subsidiaries own or have the legal right to use, by license or otherwise, all of its Intellectual Property which is material to the operation of its business. To ICG's Knowledge, the continued operation of the business of ICG and such Subsidiaries as currently conducted will not interfere with, infringe upon, misappropriate or conflict with any Intellectual Property of another Person.


                                   ARTICLE V

                 Representations and Warranties of the Company

  The Company represents and warrants to ICG as follows:

  Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  Section 5.2 Capitalization.

  (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, $.01 par value per share, of which 11,738,388 shares are issued and outstanding as of October 10, 1997, and

5,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding and 200,000 of which have been designated Series C Preferred Stock.

  (b) The Company has delivered to ICG a schedule of all options, warrants, calls, subscriptions or other rights, agreements or commitments of any kind (including preemptive rights), to which the Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock or other securities of the Company. Such schedule sets forth for all such options, warrants, calls, subscriptions or other rights, agreements or commitments that are outstanding (i) the number of shares of Company Common Stock issuable pursuant thereto, (ii) the exercise or conversion price, and (iii) the date of grant. Any such options, warrants, calls, subscriptions or other rights, agreements or commitments set forth on such schedule, if not exercised before the Effective Time, as of the Effective Time will be converted pursuant to
Section 3.7.

  (c) All issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to, and have not been issued in violation of, any preemptive rights, and have not been issued in violation of any federal or state securities laws or any other Legal Requirement.

  Section 5.3 Subsidiaries. A list of all the Equity Affiliates of the Company has been delivered to ICG, which list reflects the percentage and nature of the Company's ownership of each Subsidiary and Equity Affiliate of the Company. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the corporate or partnership power to carry on its business as it is now being conducted or currently proposed to be conducted. Each of the Company's Subsidiaries is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of each of the Company's Subsidiaries that is a corporation are validly issued, fully paid and nonassessable. Except as set forth on the list of Equity Affiliates, the shares of capital stock or partnership or other ownership interests in each of the Company's Subsidiaries or Equity Affiliates that are owned by the Company or by a Subsidiary of the Company are owned free and clear of any Liens, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws or any other Legal Requirement. Except as set forth on the list of Equity Affiliates, there are not, as of the date hereof, and at the Effective Time there will not be, any outstanding options, warrants, calls or other rights, agreements or commitments of any character, to which the Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock, other securities or partnership or other ownership interests in any of the Subsidiaries or Equity Affiliates of the Company.

  Section 5.4 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the holders of the Company Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Company's Board of Directors. Except for the approval of the holders of Company Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated by this Agreement. The Board of Directors of the Company has received the opinion of BT Alex. Brown Incorporated ("BT Alex. Brown") as financial advisor to the Company dated October 12, 1997 satisfactory to the Company and its Board of Directors to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company's stockholders from a financial point of view. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

  Section 5.5 No Breach; Required Consents. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement by the Company will not: (a) subject to the approval of holders of Company Stock, violate or conflict with the certificate of incorporation or bylaws of the Company; (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third-party right of termination, cancellation, modification or acceleration under any agreement or undertaking to which the Company is a party or by which it is bound, except where such breach, default, Lien, third-party right of termination, cancellation, modification, or acceleration would not have a Material Adverse Effect on the Company; or (c) subject to obtaining the consents, approvals or authorizations and making the filings or registrations described in Section 5.6, constitute a violation of any Legal Requirement, except where such violation would not have a Material Adverse Effect on the Company.

  Section 5.6 Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement by the Company will require the Company to make any filing or registration with, or obtain any authorization, consent or approval of, any Governmental Entity or any other Person, except those required in connection, or in compliance, with the provisions of (i) the HSR Act, (ii) the Communications Act of 1934, as amended, (iii) the Securities Act, (iv) the Exchange Act and (v) the corporation, securities or blue sky laws or regulations, or similar Legal Requirements, of the various states of the United States, and other than such other filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated by this Agreement.

  Section 5.7 Reports and Financial Statements.

  (a) SEC Reports. The Company has filed all required forms, reports and documents required to be filed with the SEC since December 31, 1993 (collectively, the "Company SEC Reports"). As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the SEC prior to the date of this Agreement, none of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to ICG, in the forms filed with the SEC, all the Company SEC Reports.

  (b) Financial Statements. The audited consolidated financial statements of the Company contained in the Company SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly the Company's consolidated financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited consolidated interim financial statements of the Company contained in the Company SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared on a basis consistent with prior interim periods (except as required by applicable changes in GAAP or in SEC accounting policies) and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the Company's consolidated financial condition and results of operations for such periods.

  (c) Absence of Certain Changes. Since the date of the most recent consolidated balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 1997 (the "Most Recent Company Balance Sheet"), there has not been any: (i) transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had, or would have, a Material Adverse Effect on the Company (other than as a result of changes in laws or regulations of general applicability or any changes resulting from general economic, financial, market or industry-wide conditions); (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; or
(iii) entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

  (d) Absence of Undisclosed Liabilities. The Company does not have any indebtedness, liability or obligation required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Most Recent Company Balance Sheet except (i) liabilities, obligations and contingencies that were incurred after the date of the Most Recent Company Balance Sheet in the ordinary course of business and which would not in the aggregate have a Material Adverse Effect and (ii) other liabilities, obligations and contingencies that would not, in the aggregate, have a Material Adverse Effect on the Company.

  Section 5.8 Compliance with Law; Litigation.

  (a) To the Company's Knowledge, the Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, concessions, leases, instruments, orders and approvals (the "Company Permits") of all Governmental Entities required to be held under applicable Legal Requirements, except such Company Permits the failure of which to hold, individually or in the aggregate, does not have and, in the future is not likely to have, a Material Adverse Effect on the Company. To the Company's Knowledge, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the Company's Knowledge, the businesses of the Company and its Subsidiaries are not being conducted in violation of any Legal Requirement, except for such violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on the Company.

  (b) There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on the Company nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on the Company.

  Section 5.9 Title to Assets. The Company and its Subsidiaries have valid title to all material assets reflected on the Most Recent Company Balance Sheet, free and clear of any Lien except: (a) landlord's Liens and Liens for property taxes not delinquent; (b) Liens that were created in the ordinary course of business and do not materially detract from the value of such assets or materially impair the use thereof in the operation of the Company's business; (c) leased interests in property owned by others; and leased interests in property leased to others; and (d) zoning, building or similar restrictions, easements, rights-of-way, reservations of rights, conditions, or other restrictions or encumbrances relating to or affecting real property that do not, individually or in the aggregate, materially interfere with the use of such real property in the operation of the Company's business.

  Section 5.10 Employee Matters. The Company and its Subsidiaries are in compliance with all applicable Legal Requirements relating to the employment of employees, including any obligations relating to employment standards legislation, pay equity, occupational health and safety, labor relations and human rights legislation except for such failures to comply as do not have, and are not likely to have, a Material Adverse Effect on the Company.

  Section 5.11 ERISA.

  (a) Copies of all "employee benefit plans," as defined in ERISA, and all other material employee benefit arrangements, programs or payroll practices, including severance pay, sick leave, vacation pay, salary continuation for disability, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement, employee assistance and employee discounts, that the Company or any of its ERISA Affiliates maintains or has an obligation to make contributions (the "Company Benefit Plans") have been delivered or made available to the Company.

  (b) Neither the Company nor any of its ERISA Affiliates has incurred any unsatisfied withdrawal liability, as defined in Section 4201 of ERISA, with respect to any multiemployer plan, nor has any of them incurred any liability due to the termination or reorganization of any multiemployer plan, except any such liability that would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its ERISA Affiliates reasonably expects to incur any liability due to a withdrawal from or termination or reorganization of a multiemployer plan, except any such liability that would not have a Material Adverse Effect on the Company.

  (c) Each Company Benefit Plan that is intended to qualify under Section 401 of the Code, and a form of trust that is similar in all material respects to the trust maintained pursuant thereto, have been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and to the Knowledge of the Company, nothing has occurred with respect to any such plan since such determination that is likely to result in the loss of such exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Each Company Benefit Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable Legal Requirements.

  (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under the Company Benefit Plans or pursuant to applicable Legal Requirements (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension or grace period) and no accumulated funding deficiency exists with respect to any of the Company Benefit Plans subject to Section 412 of the Code.

  (e) To the Knowledge of the Company, there have been no violations of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such reports, documents and notices to the participants or beneficiaries of the Company Benefit Plans, except such violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

  (f) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans, with respect to the operation of such plans (other than routine benefit claims), nor does the Company have Knowledge of facts that reasonably could be expected to form the basis for any such action, claim or lawsuit, except any such actions, claims or lawsuits that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

  Section 5.12 Approval.

  (a) The Board of Directors of the Company at a meeting duly called and held:
(i) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement in accordance with the provisions of Section 251 of the DGCL; (iii) recommended the approval of this Agreement and the Merger by the holders of the Company Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the Meeting; and (iv) adopted a resolution having the effect of causing the Merger not to be subject to Section 203 of the DGCL to the extent applicable, if applicable, and to the extent permitted by applicable Legal Requirements.

  (b) The vote of a majority of the outstanding shares of the Company Stock is the vote required for the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement.

  Section 5.13 Financial Advisor/Investment Banker. Except for amounts payable to BT Alex. Brown, pursuant to the letter agreement dated June 1, 1997, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. There has been delivered to ICG a true and complete copy of the agreement pursuant to which BT Alex. Brown has been retained to act as financial advisor to the Company and its Subsidiaries in connection with the Merger.

  Section 5.14 Taxes. The Company and each of its Subsidiaries have timely filed all Tax returns required to be filed by any of them and have timely paid or have established an adequate reserve for the payment of, all Taxes owed in respect of the periods covered by such returns, except where the failure to file such Tax returns or timely pay or establish an adequate reserve for the payment of such Taxes, will not have a Material Adverse Effect on the Company. The information contained in such Tax returns is complete and accurate in all material respects. Neither the Company nor any Subsidiary of the Company is delinquent in the payment of any Tax or other amount owed to any Governmental Entity, except where the amount owed, when paid, or the delinquency in paying the amount owed will not have a Material Adverse Effect on the Company. There are no claims or investigations pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries for past Taxes, except claims and investigations that would not have a Material Adverse Effect on the Company and adequate provision for which has been made on the Most Recent Balance Sheet. None of the Company or its Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of any material Taxes that would be payable by the Company or such Subsidiary.

  Section 5.15 Environmental Laws.

  (a) Each of the Company and its Subsidiaries is in compliance in all respects with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on the Company; and

  (b) No orders, directions or notices have been issued pursuant to any Environmental Law and no Governmental Entity has submitted to any of the Company and its Subsidiaries any request for information pursuant to any Environmental Law.

  Section 5.16 Transactions with Affiliates. Except as disclosed in the Company SEC Reports, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding or other arrangement of any kind entered into by the Company with any officer, director or stockholder of the Company or any "affiliate" or "associate" of any of them (as those terms are defined in the Exchange Act) or of the Company, except, in each case, for compensation paid to directors and officers consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business), reimbursements of ordinary and necessary expenses incurred in connection with their employment and amounts paid or benefits granted pursuant to Company Benefit Plans and except for transactions that are not required to be disclosed pursuant to applicable Legal Requirements.

  Section 5.17. Contracts. Each of the Company and its Subsidiaries are in material compliance with each material contract or agreement to which it is a party, and each such contract is in full force and effect, without material monetary default by the Company or any such Subsidiary and, to the Knowledge of the Company, without any breach or default by any other party thereto, except where such breach or default would not result in a Material Adverse Effect. No written notice has been received by the Company or any such Subsidiary or, to the Company's Knowledge, threatened regarding termination, suspension or material alteration or amendment thereof. Each such contract or agreement is a valid and binding obligation of the Company or its Subsidiary, as the case may be, in accordance with its terms.

  Section 5.18. Intellectual Property. The Company and its Subsidiaries own or have the right to use all of its registered trademarks, service marks and copyrights used by the Company or its Subsidiaries. To the Company's Knowledge, the Company and its Subsidiaries own or have the legal right to use, by license or otherwise, all of its Intellectual Property which is material to the operation of its business. To the Company's

Knowledge, the continued operation of the business of the Company and such Subsidiaries as currently conducted will not interfere with, infringe upon, misappropriate or conflict with any Intellectual Property of another Person.

                                  ARTICLE VI

                    Conduct of Business Pending the Merger

  Section 6.1 Conduct of Business of the Company. Prior to the Effective Time, except as contemplated, permitted or required by this Agreement:

    (a) The Company will conduct, and will cause each of its Subsidiaries to conduct, its business in the ordinary course in accordance with past practice, and will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact its present business organization and to preserve relationships with customers, suppliers and others having business dealings with them.

    (b) The Company will not, and will not permit any of its Subsidiaries to:
  (i) amend or propose to amend the certificate of incorporation or bylaws of the Company or any of its Subsidiaries; (ii) split, combine or reclassify the outstanding capital stock of, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other ownership interests in, the Company or any of its Subsidiaries; (iii) or declare, set aside or pay any dividend, distribution, or other payment to any stockholder, director or officer of the Company or any of its Subsidiaries, other than payments made in accordance with existing practices; (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of capital stock of, or other ownership interests in, the Company or any of its Subsidiaries other than existing contractual rights of repurchase at cost upon termination of employment; or (v) agree to do any of the foregoing.

    (c) Except with the written consent of ICG, which consent will not be unreasonably withheld, the Company will not, and will not permit any of its Subsidiaries to: (i) encumber, issue, deliver or sell or agree to issue, deliver or sell any shares of capital stock of, or other equity interests (including any option, warrant or other similar right to acquire any equity interest) in the Company or any of its Subsidiaries, except for shares issued under the Company's Employee Stock Purchase Plan and except for options to purchase an aggregate of up to 150,000 shares of Company Common Stock, exercisable for fair market value on the date of grant, issued consistent with past practices to employees either hired before or after October 12, 1997 and officers hired after October 12, 1997; (ii) acquire, lease or dispose of any assets other than in the ordinary course of business consistent with past practice; (iii) create, assume or incur any indebtedness except in the ordinary course of business consistent with past practice; (iv) encumber any of its assets other than in connection with equipment leases incurred in the ordinary course of business consistent with past practice; (v) enter into any other material transaction other than in each case in the ordinary course of business consistent with past practice; (vi) make any payment with respect to any indebtedness of the Company or its Subsidiaries except such payments that are scheduled to come due prior to the Effective Time; (vii) acquire by merging or consolidating with, or by acquiring assets of, or by purchase a substantial ownership interest in, or by any other method, any business or any other Person; or
  (viii) agree to do any of the foregoing.

    (d) Except with the written consent of ICG, which consent will not be unreasonably withheld, and except as required to comply with applicable Legal Requirements or existing Company Benefit Plans, the Company will not, and will not permit any of its Subsidiaries to: (i) adopt, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee; (ii) increase in any manner the compensation or benefits of any director, officer or employee (except normal increases in the ordinary course of business consistent with past practice); (iii) except as permitted under Section 6.1(c)(i), grant any award or option under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan; (iv) take any action to fund or in any other way secure the payment of compensation or benefits (including any option, warrant or other similar right to acquire any equity interest) under any employee plan, agreement, contract or arrangement or Company Benefit Plan (except in the ordinary course of business consistent with past practice); or (v) agree to do any of the foregoing.

    (e) The Company will not take or agree to take, and will cause its Subsidiaries not to take or agree to take, any action that would: (i) make any representation or warranty of the Company set forth in this Agreement untrue or incorrect so as to cause the condition set forth in Section 8.3(a) of this Agreement not to be fulfilled as of the Effective Time; or
  (ii) result in any breach of this Agreement or of the other conditions of this Agreement set forth in Section 8.1 or Section 8.3 of this Agreement not to be satisfied as of the Effective Time.

    (f) The Company will not, and will not permit any of its Subsidiaries to enter into any transaction with any officer, stockholder, director, consultant or employee of the Company of any Subsidiary thereof or any person or entity that is an "affiliate" or "associate" of any of the foregoing, as those terms are defined in Rule 12b-2 under the Exchange Act, whether or not such transaction would be in the ordinary course of business.

    (g) The Company will take no action that reasonably could be expected to adversely affect the qualification of the Merger for pooling-of-interests accounting treatment under GAAP.

    (h) The Company and its Subsidiaries will (i) not take any action to initiate, solicit or encourage, directly or indirectly, any inquires or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or other entity or group as defined in Section 13(d)(3) of the Exchange Act relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing and take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.1(h); and (iii) notify ICG immediately if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with, the Company or any of its Subsidiaries. Nothing contained in this Section 6.1(h) will prohibit the Board of Directors of the Company from (1) furnishing information to, or entering into discussions or negotiations with, any person or other entity or group that makes an Acquisition Proposal or recommending to its stockholders that they accept such Acquisition Proposal, if (A) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside counsel, that such action is consistent with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to ICG to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such other party (which the Company determines in good faith, after consultation with outside counsel, is required to be executed in order for the Board of Directors to act consistently with its fiduciary duties to stockholders imposed by law), the Company keeps ICG informed of the status (not the terms) of any such discussions or negotiations; and (2) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 6.1(h) shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 9.1(d)), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) breach any obligation of any party under this Agreement.

    (i) The Board of Directors of the Company will recommend to the stockholders of the Company the approval of the Merger, unless the Board of Directors reasonably determines in good faith, after consultation with outside counsel, that such action would be inconsistent with its fiduciary duties to stockholders as required by law and, if such determination is made, will give written notice to ICG of such determination within two Business Days of the making of such determination. Upon the issuance of such written notice to ICG, and upon the written election of ICG, the Company will negotiate in good faith with ICG for a period of two Business Days regarding such adjustments in the terms of the Merger as would enable the Board of Directors of the Company, consistent with its fiduciary duties to the stockholders, to proceed to recommend the Merger to the stockholders of the Company as contemplated in this Agreement.

    (j) Upon the request of ICG, the Company will prepare and deliver to ICG, within twenty days after such request, such financial statements (including audited financial statements) as may be required by ICG to meet its financial reporting obligations (including requirements under applicable securities laws).

    (k) The Company shall take no action that reasonably could be expected to adversely affect the qualification of the Merger as a reorganization under
  Section 368(a) of the Code.

    (l) The Company will use its reasonable best efforts to dispose of all of its interest in Internetcom do Brazil, S.A., or, alternatively, acquire and hold more than 51 percent of the equity interests of such company.

  Section 6.2 Conduct of Business of ICG. Prior to the Effective Time, except as contemplated, permitted or required by this Agreement:

    (a) ICG will conduct, and will cause each of its Subsidiaries to conduct, its business in the ordinary course in accordance with past practice, and will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact its present business organization and to preserve relationships with customers, suppliers and others having business dealings with them.

    (b) ICG will not take or agree to take, and will cause its Subsidiaries not to take or agree to take, any action that would (i) make any representation or warranty of ICG set forth in this Agreement untrue or incorrect so as to cause the condition set forth in Section 8.2(a) of this Agreement not to be fulfilled as of the Effective Time or (ii) result in any breach of this Agreement or of the other conditions set forth in
  Section 8.1 or Section 8.2 of this Agreement not to be satisfied as of the Effective Time.

    (c) Without the prior written consent of the Company, for a period ending upon the earlier of the termination of this Agreement or twelve months after the date of this Agreement, ICG will not except as provided in this Agreement (i) acquire or agree to acquire any voting securities or direct or indirect rights to acquire any voting securities of the Company or (ii)
  (1) make or participate in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the SEC) with respect to the voting of any securities of the Company, (2) form, join or in any way participate in a group within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company or (3) otherwise act, alone or with others, to seek to control the management, Board of Directors or policies of the Company. ICG has not taken any of these actions prior to the date of this Agreement.

    (d) The Board of Directors of ICG will recommend to the stockholders of ICG the approval of the Merger, unless the Board of Directors reasonably determines in good faith, after consultation with outside counsel, that such action would be inconsistent with its fiduciary duties to its stockholders as required by law and, if such determination is made, will give written notice to the Company within two Business Days of the making of such determination. Upon the issuance of such written notice to the Company, and upon the election of the Company, ICG will negotiate in good faith with the Company for a period of two Business Days regarding such adjustments in the terms of the Merger as would enable the Board of Directors of ICG, consistent with its fiduciary duties to the stockholders, to proceed to recommend the Merger to the stockholders of ICG as contemplated by this Agreement.

    (e) ICG shall take no action that reasonably could be expected to adversely affect the qualification of the Merger for pooling-of-interests accounting treatment under GAAP.

    (f) ICG shall take no action that reasonably could be expected to adversely affect the qualification of the Merger as a reorganization under
  Section 368(a) of the Code.

    (g) ICG shall not enter into any agreement with any Person for the purchase or other acquisition by such Person of more than 50 percent of the ICG Common Stock, unless such Person agrees in writing prior to the Effective Time to vote in favor of the Merger.

                                  ARTICLE VII

                             Additional Agreements

  Section 7.1 Access and Information. Each of the Company and ICG and their respective Subsidiaries will afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records and personnel.

  Section 7.2 SEC Filings.

  (a) The Company and ICG will prepare jointly, and as soon as reasonably practicable after the date of this Agreement, file with the SEC a joint proxy statement/registration statement (the "Preliminary Joint Proxy Statement/Prospectus") comprising preliminary proxy materials of the Company and ICG under the Exchange Act with respect to the Merger and a Registration Statement on Form S-4 and preliminary prospectus of ICG under the Securities Act with respect to the ICG Common Stock to be issued in the Merger, and will thereafter use their respective reasonable best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive joint proxy statement/registration statement (including all supplements and amendments thereto, the "Joint Proxy Statement/Prospectus") and proxy to be mailed to the Company's and ICG's stockholders as promptly as practicable.

  (b) As soon as reasonably practicable after the date hereof, the Company and ICG will prepare and file any other filings relating to the Merger and the other transactions contemplated hereby that are required to be filed by each under the Exchange Act and other applicable Legal Requirements (collectively "Other Filings"), and will use their reasonable best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto.

  (c) The Company, on the one hand, and ICG, on the other, will cooperate with each other and provide all information necessary to prepare the Preliminary Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus and the Other Filings (collectively "SEC Filings") and will provide promptly to the other party any information that such party may obtain that could necessitate amending any such document.

  (d) Each of the Company and ICG will notify the other promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments or supplements to any of the SEC Filings or for additional information and will supply the other with copies of all correspondence between the Company or any of its representatives or ICG or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event occurs that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, the Company and ICG promptly will prepare and file such amendment or supplement and will distribute such amendment or supplement as required by applicable Legal Requirements, including, in the case of an amendment or supplement to the Joint Proxy Statement/Prospectus, mailing such supplement or amendment to the Company's stockholders.

  (e) ICG covenants that the SEC Filings (other than any information provided by the Company for inclusion in the SEC Filings) (i) will comply in all material respects with the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

  (f) The Company covenants that the SEC Filings (other than any information provided by ICG for inclusion in the SEC Filings) (i) will comply in all material respects with the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (g) ICG will be responsible for all reasonable expenses incurred in complying with this Section 7.2, including all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel (other than counsel to the Company) and applicable blue-sky fees and expenses.

  (h) (i) ICG will indemnify, defend, and hold harmless the Company, its officers, directors, employees and agents and each other Person, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities (collectively, "Losses"), joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (A) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that such misstatement or omission was based on or omitted from information provided by ICG in writing for inclusion in the SEC Filings or was made in reliance upon and in conformity with such information. ICG promptly will reimburse the Company and each such officer, director, employee, agent and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses (or action in respect thereof).

  (ii) If this Agreement is terminated prior to the consummation of the Merger, the Company will indemnify, defend and hold harmless each of ICG and Acquisition Sub and their officers, employees and agents and directors and each other Person, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any Losses, joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (A) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (B) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the misstatement or omission was based on or omitted from information provided by the Company in writing for use in the SEC Filings or was made in reliance upon and in conformity with such information. The Company promptly will reimburse ICG and Acquisition Sub and each such officer, director, employee, agent and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses (or action in respect thereof).

  (iii) For purposes of this Section 7.2, (A) "Indemnifying Party" means the Person having an obligation hereunder to indemnify any other Person pursuant to this Section 7.2, (B) "Indemnified Party" means the Person having the right to be indemnified pursuant to this Section 7.2 and (C) any information concerning the Company that is included in any SEC Filing that is provided to the Company or its counsel for review within a reasonable period before filing or use thereof and to which the Company has not provided written notice of objection to ICG will be deemed to have been provided by the Company for inclusion in such SEC Filing. Whenever any claim for indemnification arises under this Section 7.2, the Indemnified Party will promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party so to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure materially prejudices the Indemnifying Party.

  (iv) After such notice, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party will be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend such claim, at the Indemnifying Party's cost, risk and expense, upon notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party will not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent will not be unreasonably withheld; provided however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if the settlement (A) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (B) includes a complete release of the Indemnified Party and (C) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims) and the Indemnifying Party will reimburse the Indemnified Party for all reasonable direct out-of-pocket expenses incurred by the Indemnified Party in connection with such cooperation. The Indemnified Party may, at its own expense, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If, after receipt of a claim notice pursuant to Section 7.2(h)(iii), the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but will have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party will be bound by the result obtained with respect thereto by the Indemnified Party (including the settlement thereof without the consent of the Indemnifying Party). If there are one or more defenses available to the Indemnified Party that conflict with, or are additional to, those available to the Indemnifying Party, the Indemnified Party will have the right, at the expense of the Indemnifying Party, to participate in the defense of the lawsuit or action; provided however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent will not be unreasonably withheld.

  (v) If the indemnification provided for in this Section 7.2(h) is for any reason unavailable to the Indemnified Party in respect of any Losses (or action in respect thereof) then the Indemnifying Party will, in lieu of indemnifying the Indemnified Party, contribute to the amount paid or payable by the Indemnified Party as a result of such Losses (or action in respect thereof), in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other with respect to the statement or omission that resulted in such Losses (or action in respect thereof) as well as any other relevant equitable considerations. Relative fault with respect to an untrue or alleged untrue statement or omission of a material fact will be determined by reference to whether the untrue or alleged untrue statement or omission of a material fact related to information supplied by the Indemnifying Party on the one hand or the Indemnified Party on the other, the intent of the parties and their relative Knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by the Indemnified Party as a result of the Losses (or action in respect thereof) referred to above will be deemed to include any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating, trying or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

  Section 7.3 Meetings of Stockholders. Each of the Company and ICG will take all action necessary, in accordance with the DGCL, the rules and regulations of the National Association of Securities Dealers, Inc. ("NASD") and the certificate of incorporation and bylaws of the Company or ICG, as applicable, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement (as a plan of merger under Section 251 of the DGCL), the Merger and the other transactions contemplated by this Agreement (each, individually, the "Meeting"), to the extent such approval is required by the DGCL, the NASD or the certificate of incorporation of the Company or ICG, as applicable. Each of the Company and ICG will use its best efforts to hold such meetings at the same date and time.

  Section 7.4 Compliance with the Securities Act. Prior to the Closing Date, the Company will cause to be delivered to ICG a letter from the Company, identifying all Persons who are, in its opinion, as of the date of this Agreement, "affiliates" of the Company as that term is used in paragraphs
(c) and (d) of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such Person to deliver to ICG not later than October 20, 1997, a written agreement substantially in the form of Exhibit A. The Company will, as of the date of the Meeting of its stockholders, identify other Persons who at that time are affiliates, and use its reasonable best efforts to cause each such Person to deliver to ICG on a prompt basis such a written agreement. ICG may cause the ICG Certificates evidencing shares of ICG Common Stock issued to such Persons to bear a legend referring to the applicability of paragraphs (c) and (d) of Rule 145 under the Securities Act.

  Section 7.5 Reasonable Best Efforts. Without limiting the termination and other rights of the parties under this Agreement (and subject to the parties' rights to take certain actions pursuant to Section 6.1(h), Section 6.1(i) and
Section 6.2(d) consistent with the fiduciary duties of their respective Boards of Directors) each of the parties to this Agreement will use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including the satisfaction of all conditions to the Merger.

  Section 7.6 Confidentiality and Public Announcements. Each party to this Agreement agrees that it will treat this Agreement and all negotiations and communications between them relating to this Agreement, the Merger or otherwise, and all information disclosed to a party by the other party, as confidential. No party to this Agreement will make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated by this Agreement without prior approval of the other party, which approval will not unreasonably be withheld, as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided however, that nothing contained herein will prevent any party from promptly making all filings with Governmental Entities that may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement so long as such party gives timely notice to the other parties of the anticipated disclosure and cooperates with the other party in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of all information furnished by the other party pursuant to this Agreement.

  Section 7.7 Notification. In the event of, or after obtaining Knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach or violation of any of its representations, warranties, covenants or other agreements set forth herein, each party to this Agreement promptly will give notice thereof to the other party and will use its best efforts to prevent or remedy such breach.

  Section 7.8 HSR Act Filings. ICG and the Company each will make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than 15 Business Days after the date of this Agreement. Each such filing will request early termination of the waiting period imposed by the HSR Act. The Company and ICG each will use its reasonable best efforts to respond or cause a response to be made as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Entity in connection with antitrust matters; provided however, that nothing contained herein will be deemed to preclude either the Company or ICG from negotiating reasonably with any Governmental Entity regarding the scope and content of any such requested information or documentation. The Company and ICG each will use their respective reasonable best efforts to overcome any objections that may be raised by the FTC, the Antitrust Division or any other Governmental Entity having jurisdiction over antitrust matters. Notwithstanding the foregoing, neither ICG nor the Company will be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of ICG or any of its Affiliates, or of the Company or any of its Affiliates, as the case may be, if ICG or the Company, as the case may be, determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of ICG or any of its Affiliates or the Company or any of its Affiliates, as the case may be.

  Section 7.9 Indemnification of Executives.

  (a) Indemnification. ICG will cause the Surviving Corporation to, and, should the Surviving Corporation fail or be unable to do so, ICG shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company (each, an "Executive"), against all losses, expenses, damages, liabilities, costs, judgments, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation based on or arising out of, in whole or in part, any actions or omissions of such Executive as an officer or director of the Company on or prior to the Effective Time, including actions or omissions relating to any of the transactions contemplated by this Agreement, to the fullest extent permitted under the DGCL, the certificate of incorporation and bylaws of the Company and the Indemnification Agreements, a list of which has been provided to ICG. ICG will cause the Surviving Corporation to pay expenses in advance of the final disposition of any such claim, action, suit, proceeding, or investigation to each Executive to the fullest extent permitted by applicable Legal Requirements upon receipt of any undertaking required or contemplated by applicable Legal Requirements. Without limiting the foregoing, in any case in which approval of or a determination by the Surviving Corporation is required to effectuate any indemnification, (i) the Executives will conclusively be deemed to have met the applicable standards for indemnification with respect to any actions or omissions of such Executives as an officer or director of the Company on or prior to the Effective Time relating to any of the transactions contemplated by this Agreement and (ii) ICG shall cause the Surviving Corporation to direct, at the election of any Executive, that the determination of any such approval shall be made by independent counsel selected by the Executive and reasonably acceptable to ICG. If any such claim, action, suit, proceeding, or investigation is brought against any Executive (whether arising before or after the Effective Time), (i) the Executive may retain counsel satisfactory to him or her that is reasonably acceptable, and
(ii) ICG will pay or will cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Executive, as such fees and expenses are incurred, upon receipt of a written undertaking by the Executive that the Executive will repay the amounts so paid if it ultimately is determined in a final non-appealable judgment by a court of competent jurisdiction that he is not entitled to be indemnified by the Surviving Corporation as authorized by the DGCL. Neither ICG nor the Surviving Corporation shall have any obligation hereunder to any Executive when and if a court of competent jurisdiction shall ultimately determine in a final non-appealable judgment that such Executive is not entitled to indemnification hereunder.

  (b) The Surviving Corporation shall maintain in effect for a period of one year after the Effective Time the policy of officers' and directors' liability insurance maintained by the Company on the date of this Agreement, with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage; provided that such policy shall not be required to be maintained if equivalent coverage is provided to such Persons under another policy of officers' and directors' liability insurance maintained by ICG or any of its Affiliates; and provided further that in satisfying the obligations under this provision, the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum paid by the Company in its last full fiscal year. The amount per annum of premiums paid by the Company in its last full fiscal year equaled $426,500.

  (c) Successors. If ICG or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions will be made so that the successors and assigns of ICG or the Surviving Corporation assume the obligations set forth in this Section 7.9.

  Section 7.10 Employee Benefits. For a period of at least one year after the Effective Time, ICG will cause the Surviving Corporation to make generally available to the employees of the Company employee benefits, including severance benefits and accrued vacation time, which are no less favorable than those currently afforded to the employees of the Company. On the Effective Date, the Company's employee stock purchase plan shall be terminated and any cash in participants' accounts will be refunded to them.

                                 ARTICLE VIII

                             Conditions Precedent

  Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) This Agreement, the Merger and the transactions contemplated by this Agreement shall have been duly approved, to the extent required by applicable law or rule by (i) the holders of the outstanding Company Stock entitled to vote, (ii) the holders of the outstanding ICG Common Stock entitled to vote, and (iii) ICG as the sole stockholder of Acquisition Sub.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

    (c) The Registration Statement on Form S-4 that includes the Joint Proxy Statement/Prospectus shall have become effective in accordance with the provisions of the Securities Act and any necessary state securities law approvals shall have been obtained and no stop orders with respect thereto shall have been issued by the SEC and remain in effect.

    (d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement that remains in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the transactions contemplated by this Agreement, or that questions the validity or the legality of the transactions contemplated by this Agreement and that could reasonably be expected to materially and adversely affect the value of the business of the Company, it being agreed that each party will use its reasonable best efforts to have any such injunction lifted. All material consents of Governmental Entities required to be obtained with respect to the Merger and the other transactions contemplated by this Agreement shall have been obtained.

    (e) As of the Effective Time, the shares of ICG Common Stock issued in connection with the Merger will be quoted on NASDAQ, subject to satisfaction, in each case, of applicable NASDAQ requirements upon official notice of issuance.

  Section 8.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

    (a) The representations and warranties of ICG contained in this Agreement shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and
  (iii) in all such cases, for such breaches or inaccuracies of such representations and warranties as do not have a Material Adverse Effect on ICG, and the Company shall have received a certificate of ICG to such effect signed by the Chief Executive Officer of ICG. For purposes of determining whether there has been a failure to satisfy the condition set forth in this Section 8.2(a), there shall not be considered any change in the stock price of capital stock of ICG after the date of this Agreement.

    (b) ICG shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, and the Company shall have received a certificate of ICG to such effect signed by the Chief Executive Officer of ICG.

    (c) David W. Garrison shall have been appointed to the Board of Directors of ICG effective as of the Effective Time.

    (d) The opinion of BT Alex. Brown referenced in Section 5.4 shall not have been withdrawn.

    (e) The Company shall have received a written opinion of Pillsbury Madison & Sutro LLP, or other evidence, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, counsel may rely upon representations of the parties contained herein and in certificates of officers of the Company and others.

  Section 8.3 Conditions to Obligations of ICG and Acquisition Sub to Effect the Merger. The obligations of ICG and Acquisition Sub to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

    (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and
  (iii) in all such cases, for such breaches or inaccuracies of such representations and warranties as do not have a Material Adverse Effect on the Company, and ICG shall have received a certificate of the Company to such effect signed by the Chief Executive Officer of the Company. For purposes of determining whether there has been a failure to satisfy the condition set forth in this Section 8.3(a), there shall not be considered any change in the stock price or capital stock of the Company after the date of this Agreement.

    (b) The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and ICG shall have received a certificate of the Company to such effect signed by the Chief Executive Officer of the Company.

    (c) The opinion of Gleacher NatWest, Inc. referenced in Section 4.4 shall not have been withdrawn.

    (d) Prior to the Effective Time, the Company shall have disposed of all of its interest in Internetcom do Brazil, S.A. or, alternatively, shall have acquired, and holds as of the Effective Time, more than 51 percent of the equity interests of such company.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company or ICG:

    (a) by mutual written consent of the Board of Directors of ICG and the Board of Directors of the Company;

    (b) by either ICG or the Company (i) if at the Meeting of its stockholders (including any postponement or adjournment thereof), the Merger is not approved and adopted by the affirmative vote specified herein, (ii) after March 1, 1998 or (iii) if its independent accountants advise it in writing that the Merger will not qualify for pooling-of-interests accounting treatment under GAAP;

    (c) by the Company, if it receives notice from ICG of the determination of the Board of Directors of ICG as provided in Section 6.2(d);

    (d) by ICG, if it receives notice from the Company of the determination of the Board of Directors of the Company as provided in Section 6.1(i);

    (e) by ICG, if any Person (other than ICG and any of its Affiliates) shall have acquired before the Effective Time or the termination of this Agreement 50 percent or more of the outstanding Company Stock, unless such Person shall have delivered to ICG within two Business Days of such acquisition definitive written confirmation to the effect that such Person will vote in favor of the Merger at the Meeting and take no action to prevent or delay the Merger.

  Section 9.2 Remedies.

  (a) In the event of the termination of this Agreement or breach of any provision of this Agreement by either ICG or the Company, ICG and the Company shall be entitled to all remedies available at law, provided that, subject to the specific performance remedy in the succeeding sentence, the remedies specified in Section 9.2(b) and Section 9.2(c) shall be the sole remedies allowable to ICG or the Company, as the case may be, as a result of the events specified therein. Notwithstanding anything to the contrary in this Agreement, in the event of a breach of any provision of this Agreement prior to the termination of this Agreement, the non-breaching party shall be entitled to all available equitable remedies.

  (b) Subject to Section 9.2(d), if (i)(w) ICG receives notice from the Company of the determination of the Board of Directors of the Company as provided in Section 6.1(i), (x) the Board of Directors of the Company fails to recommend to the stockholders of the Company the approval of the Merger prior to March 2, 1998, or withdraws such recommendation, (y) the Merger is not consummated as a direct result of the failure of the Company to obtain stockholder approval as provided in Section 8.1(a)(i) or (z) the condition set forth in Section 8.2(d) fails to be satisfied, and the giving of such notice or such failure or withdrawal is not the result of the failure of ICG to satisfy the conditions set forth in Section 8.2(a) or Section 8.2(b), (ii) any Person (other than ICG and any of its Affiliates) shall have acquired before the Effective Time or the termination of this Agreement 50 percent or more outstanding Company Stock and such Person fails to timely deliver the written confirmation to ICG as provided in Section 9.1(e), or (iii) if the Company fails to satisfy the conditions set forth in either Section 8.3(a) or Section 8.3(b) and in the case of Section 8.3(b) such failure prevented the consummation of the Merger prior to March 2, 1998, the Company will promptly pay to ICG by wire transfer, in immediately available funds, the Termination Fee.

  (c) Subject to Section 9.2(d), if (i)(w) the Company receives notice from ICG of the determination of the Board of Directors of ICG as provided in
Section 6.2(d), (x) the Board of Directors of ICG fails to recommend to the stockholders of ICG the approval of the Merger prior to March 2, 1998, or withdraws such recommendation, (y) if the Merger is not consummated as a direct result of the failure of ICG to obtain stockholder approval as provided in Section 8.1(a)(ii) or (z) the condition set forth in Section 8.3(c) fails to be satisfied, and the giving of such notice or such failure or withdrawal is not the result of the failure of the Company to satisfy the conditions set forth in Section 8.3(a) or Section 8.3(b), or (ii) if ICG fails to satisfy the conditions set forth in either Section 8.2(a) or Section 8.2(b) and in the case of Section 8.2(b) such failure prevented the consummation of the Merger prior to March 2, 1998, ICG shall promptly pay to the Company by wire transfer, in immediately available funds, the Termination Fee.

  (d) Notwithstanding anything to the contrary herein, no party shall have any liability under the Agreement, including Section 9.2(a), Section 9.2(b) or
Section 9.2(c), in the event the Agreement is terminated or terminable as a consequence of the nonfulfillment of any of the conditions set forth in
Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e), Section 8.2(c) or Section 8.2(e), unless such nonfulfillment is caused by that party's material breach of any of its covenants or obligations under this Agreement.

  (e) If the Company or ICG terminates the Agreement as a consequence of any failure to satisfy the conditions set forth in Section 8.2(a) or Section 8.3(a), for purposes of determining whether payment of the Termination Fee under Section 9.2(b) or Section 9.2(c) is required, the party so terminating the Agreement on that basis shall bear the burden of proof of demonstrating by clear and convincing evidence that such failure occurred and in so doing may not introduce into evidence, nor may a court consider in its deliberation, any change in the stock price of the capital stock of either party whether or not such change is in conjunction with or otherwise relates to the event giving rise to the breach or otherwise.

  Section 9.3 Amendment. This Agreement may be amended by ICG and the Company by or pursuant to action taken by their respective Boards of Directors at any time before or after approval of this Agreement by the stockholders of the Company and ICG and prior to the Effective Time, but, after either such approval, no amendment will be made that changes the Exchange Ratio as provided in Section 3.1 or changes, in any way adverse to such stockholders, the terms of the ICG Common Stock or that in any other way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of ICG and the Company.

  Section 9.4 Waiver. At any time prior to the Effective Time, subject to
Section 9.3, ICG and the Company, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for performance of any of the obligations or other acts of the other party to this Agreement, (ii) waive any inaccuracies in the representations and warranties set forth in this Agreement or in any documents delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                        General Provisions; Definitions

  Section 10.1 Non-Survival of Representations, Warranties and Agreements. No representations and warranties contained in this Agreement will survive beyond the Closing Date. This Section 10.1 will not limit any covenant or agreement of the parties to this Agreement that by its terms requires performance after the Closing Date.

  Section 10.2 Notices. All notices or other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

  If to the Company: NETCOM On-Line Communication Services, Inc.
                     Two North Second Street, Plaza A
                     San Jose, California 95113
                     Attention: David W. Garrison,
                                Chief Executive Officer and
                                Chairman of the Board
                     Telecopy No.: 408-881-3430

  With a copy to:    Pillsbury, Madison & Sutro LLP
                     2700 Sand Hill Road
                     Menlo Park, California 94028
                     Attention: Jorge A. Del Calvo
                     Telecopy No.: 415-233-4545

  If to ICG:         ICG Communications, Inc.
                     9605 East Maroon Circle
                     Englewood, Colorado 80112
                     Attention: J. Shelby Bryan,
                                President and Chief Executive
                                Officer and H. Don Teague,
                                General Counsel
                     Telecopy No.: 303-575-6278

  With a copy to:    Sherman & Howard L.L.C.
                     633 Seventeenth Street
                     Suite 3000
                     Denver, Colorado 80202
                     Attention: Robert Mintz, Esq.
                     Telecopy No.: 303-298-0940

or to such other addresses as any party may have furnished to the other parties in writing in accordance with this Section 10.2.

  Section 10.3 Fees and Expenses. Except as provided in Section 9.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

  Section 10.4 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in accordance with Section 9.2(a), the parties will be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and no party will raise any defense to the institution of such equitable relief.

  Section 10.5 Third Party Beneficiaries. The parties to this Agreement agree that the Company's stockholders, officers, directors and employees are intended third party beneficiaries of the terms of this Agreement, to the extent such terms refer expressly to such Persons, with full rights hereunder as if each of them were a party to this Agreement.

  Section 10.6 Entire Agreement; Miscellaneous. This Agreement will be of no force or effect until executed and delivered by all of the parties to this Agreement. This Agreement (including the documents and instruments referred to in this Agreement) when executed and delivered, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be executed in two or more counterparts which together will constitute a single agreement. This Agreement may be delivered by facsimile. Any certificate delivered pursuant to this Agreement will be made without personal liability on the part of the officer or employee of the Person giving such certificate.

  Section 10.7 Governing Law and Venue; Waiver of Jury Trial.

  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE UNDER, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY

MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          ICG Communications, Inc.


                                          By:       /s/ J. Shelby Bryan
                                              ---------------------------------
                                              Name: J. Shelby Bryan
                                              Title: President and Chief
                                                     Executive Officer

                                          Netcom On-Line Communication
                                           Services, Inc.


                                          By:      /s/ David W. Garrison
                                              ---------------------------------
                                              Name: David W. Garrison
                                              Title: Chief Executive Officer and
                                                     Chairman of the Board

                                   EXHIBIT A
                               TO AGREEMENT AND
                                PLAN OF MERGER

                          FORM OF AFFILIATE AGREEMENT

Gentlemen:

  The undersigned is a holder of shares of Common Stock, par value $0.01 per share ("Common Stock"), of NETCOM On-Line Communication Services, Inc., a Delaware corporation ("NETCOM"), and will be entitled to receive in connection with the merger (the "Merger") of a wholly-owned Delaware subsidiary of ICG Communications, Inc., a Delaware corporation ("ICG"), with and into NETCOM, shares of Common Stock, par value $0.01 per share, of ICG (the "Securities").

  The undersigned acknowledges that the undersigned may be deemed an "affiliate" of NETCOM within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), and/or as such term is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"), although nothing contained herein shall be construed as an admission of such status.

  If in fact the undersigned were an affiliate of NETCOM under the Act, the undersigned's ability to sell, assign or transfer any Securities received by the undersigned in exchange for any shares of NETCOM pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including instruction with respect to the applicability to the sale of such Securities of Rules 144 and 145(d) promulgated under the Act.

  The undersigned hereby represents to and covenants to ICG that the undersigned will not sell, assign or transfer any Securities received by the undersigned in exchange for shares of Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) by a transaction in conformity with the volume and other limitations of Rule 145 or Rule 144 under the Act ("Rule 144"), to the extent applicable, or any other applicable rules promulgated by the Commission or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to ICG, or as described in a "no-action" or interpretative letter from the Staff of the Commission, is not required to be registered under the Act.

  In the event of a sale of Securities pursuant to Rule 145, or, if applicable, Rule 144, the undersigned will supply ICG with evidence of compliance with such Rule, in the form of customary seller's and broker's Rule 145 or, if applicable, Rule 144, representation letters or as ICG may otherwise reasonably request. The undersigned understands that ICG may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned in a manner inconsistent with this letter.

  The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed (i) by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to ICG to the effect that such legends are no longer required for the purposes of the Act and the rules and regulations of the Commission promulgated thereunder or (ii) in the event of a sale of the Securities which has been registered under the Act.

  The undersigned further represents to, and covenants with NETCOM and ICG that the undersigned will not, during the period beginning on the date that ICG gives written notice that consummation of the Merger is reasonably expected to occur within sixty days of the date of such notice, sell, transfer or otherwise dispose of, or reduce any risk relative to, the Securities received by the undersigned in the Merger or any other shares of the capital stock of ICG until after such time as results covering at least 30 days of operations of ICG (including the

                                     EXA-1
combined operations of NETCOM) have been published by ICG in the form of a quarterly earnings report, or an annual report on Form 10-K, if such 30-day period includes the end of ICG's fiscal year, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such results of operations.

  The undersigned acknowledges that it has carefully reviewed this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities.

                                          Very truly yours,

                                          -------------------------------------
                                          [Name]
                                          [Address]

Dated: October  , 1997

  As an inducement to the above individual to deliver this letter, ICG agrees that for so long and to the extent necessary to permit such individual to sell the Securities pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, ICG shall use all reasonable efforts to file, on a timely basis, all reports and data required to be filed by it with the Commission pursuant to Section 13 of the Securities and Exchange Act of 1934.

                                          Very truly yours,

                                          ICG Communications, Inc.

                                          By:
                                              ---------------------------------
                                              Name:
                                              Title:

                                     EXA-2

                                    ANNEX B

                    OPINION OF BT ALEX. BROWN INCORPORATED

October 12, 1997

Board of Directors
NETCOM On-Line Communication Services, Inc.
Two North Second Street, Plaza A
San Jose, CA 95113

Dear Board of Directors:

  We understand that NETCOM On-Line Communication Services, Inc ("NETCOM") and ICG Communications, Inc. ("ICG") propose to enter into an Agreement and Plan of Merger dated as of October 12, 1997 (the "Agreement") pursuant to which a wholly-owned subsidiary of ICG will be merged with NETCOM (the "Merger"). The Agreement provides, among other things, that each share of NETCOM common stock issued and outstanding prior to the effective time of the Merger will be converted into .8628 shares of common stock of ICG, subject to certain adjustments as defined in the Agreement (the "Exchange Ratio"). We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax-free transaction for federal income tax purposes. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to NETCOM's stockholders.

  BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of NETCOM in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger and a portion of which becomes payable upon the delivery of this opinion. We have also acted as the lead underwriter of two public offerings of the common stock of NETCOM. BT Alex. Brown maintains a market in the common stock of NETCOM and regularly publishes research reports regarding the Internet and communications industries and the businesses and securities of NETCOM and other publicly-owned companies in the Internet and communications industries. In the ordinary course of business, BT Alex. Brown may actively trade the securities of NETCOM and ICG for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning NETCOM and ICG and certain internal analyses and other information furnished to us by NETCOM. We have also held discussions with the members of the senior managements of NETCOM and ICG regarding the businesses and prospects of their respective companies and the joint prospects of the combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both NETCOM and ICG, (ii) compared certain financial and stock market information for NETCOM and ICG with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of NETCOM and ICG, we have assumed that such information reflects the best currently available judgments and estimates of the management of NETCOM and ICG as to the likely future financial performance of NETCOM and ICG. In addition, we have not made nor been provided with an independent evaluation or B-1

Board of Directors
NETCOM On-Line Communication Services, Inc.
October 12, 1997
Page 2


appraisal of the assets of NETCOM or ICG, nor have we been furnished with any such evaluations or appraisals. In rendering this opinion, we have not been asked to consider, and we do not address, the relative merits of the Merger as compared to any alternative business transactions with third parties that might exist for NETCOM or the effect of any such other transaction in which NETCOM might engage. We are not expressing our opinion as to the value of ICG common stock when issued pursuant to the Merger of the prices at which ICG common stock will trade subsequent to such issuance. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of NETCOM and do not constitute a recommendation to NETCOM's stockholders as to how they should vote at the stockholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to NETCOM's stockholders.

                                          Very truly yours,

                                          BT Alex. Brown Incorporated

                                    ANNEX C

                       OPINION OF GLEACHER NATWEST INC.

October 12, 1997

Board of Directors
ICG Communications, Inc.
9605 East Maroon Circle
Englewood, Colorado 80112

Ladies and Gentlemen:

We understand that ICG Communications, Inc. ("ICG" or the "Company") is contemplating entering into a definitive Agreement and Plan of Merger (the "Merger Agreement") with NETCOM On-Line Communication Services, Inc. ("NETCOM") pursuant to which a new subsidiary of ICG to be formed will be merged with and into NETCOM, with NETCOM as the surviving corporation (the "Merger"). We further understand that in the Merger each share of NETCOM common stock outstanding immediately prior to the effective time of the Merger will be converted into that number of shares of ICG common stock equal to the Exchange Ratio (as defined below), plus cash in lieu of any fractional share. The "Exchange Ratio" shall be determined as follows: (i) if the ICG Closing Stock Price (as defined in the Merger Agreement) is greater than or equal to $22.125, the Exchange Ratio shall equal 0.8628, (ii) if the ICG Closing Stock Price is greater than or equal to $19.00 but less than $22.125, the Exchange Ratio shall equal a fraction determined by dividing $19.0625 by the ICG Closing Stock Price, and (iii) if the ICG Closing Stock Price is less than $19.00, the Exchange Ratio shall equal 1.0078. Furthermore, each option to purchase a share of NETCOM common stock will be converted into an option to purchase a number of shares of ICG common stock, and the number of shares and the exercise price of such options will be adjusted as determined by the Exchange Ratio.

You have asked for our opinion as to whether the Exchange Ratio is fair from a financial point of view to ICG and its stockholders.

For the purposes of the opinion set forth herein, we have:

  1.analyzed the historical publicly filed financial statements of NETCOM and ICG;

  2.discussed the past and current operations, the financial condition and the prospects of NETCOM with the management of ICG and reviewed with the management of ICG its due diligence of NETCOM;

  3.discussed with the management of ICG certain forecasts involving NETCOM and ICG, and certain estimates of financial synergies anticipated from the business combination resulting from the Merger as prepared by ICG;

  4.reviewed the historical market prices and reported trading volumes of ICG
    Common Stock and NETCOM Common Stock;

  5.compared the financial performance of NETCOM with, and reviewed the prices and reported trading activity of the common shares of, a publicly traded company whose operating characteristics and industry focus resemble those of NETCOM;

  6.reviewed the financial terms of selected precedent acquisitions of companies whose operating characteristics and/or industry focus resemble those of NETCOM;

  7.performed a discounted cash flow analysis of NETCOM based upon public estimates and the financial information provided to us as referred to above; and

  8.reviewed such other information and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon, without assuming responsibility for independent verification, the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to the financial forecasts provided to us, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of ICG and NETCOM as to the future financial performance of ICG and NETCOM. We have also assumed based upon the information which has been provided to us and without assuming responsibility for independent verification thereof that no material undisclosed or contingent liability exists with respect to ICG or NETCOM. Our opinion is based necessarily on the economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

ICG acknowledges that the opinion and any advice or materials provided by Gleacher NatWest in connection with its engagement hereunder is intended for the benefit and use of the Board of Directors of ICG in considering the transaction to which the opinion, advice or materials relate and the Company agrees that, except for references to this opinion referred to in the Merger Agreement and the Joint Proxy Statement / Prospectus to be prepared in connection with the Merger, no such opinion, advice or material shall be used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Gleacher NatWest be made by or on behalf of the Company, in each case without Gleacher NatWest's prior written consent.

Based upon and subject to the foregoing, we are of the opinion that as of the date hereof the Exchange Ratio is fair from a financial point of view to ICG and its stockholders.

Very truly yours,

GLEACHER NATWEST INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  ICG's Certificate of Incorporation provides that ICG will to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time (the "GCL"), indemnify all persons whom it may indemnify pursuant thereto. ICG's By-laws contain a similar provision requiring indemnification of ICG's directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity of such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, ICG's Certificate of Incorporation contains a provision limiting the personal liability of ICG's directors for monetary damages for certain breaches of their fiduciary duty. ICG has indemnification insurance under which directors and officers are insured against certain liability that may incur in their capacity as such.

  See Item 22 of this Registration Statement regarding the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (3) Articles of Incorporation.

      3.1: Certificate of Incorporation of ICG Communications, Inc.
           [Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4, File No. 333-4226].
      3.2: By-laws of ICG Communications, Inc. [Incorporated by reference to
           Exhibit 3.2 to Registration Statement on Form S-4, File No. 333-
           4226].

  (5) Opinion regarding legality.

      5.1: Opinion of Reid & Priest LLP. *

  (21) Subsidiaries of the Registrant.

     21.1: Subsidiaries of ICG Communications, Inc.

  (23) Consents.

     23.1: Consent of KPMG Peat Marwick LLP.
     23.2: Consent of Ernst & Young LLP, Independent Auditors
     23.3: Consent of Reid & Priest LLP (included in Exhibit 5.1).
     23.4: Consent of Connecticut Research [Incorporated by reference to Annual
           Report on Form 10-K for the year ended September 30, 1994, as filed on December 27, 1994].

  (24) Power of Attorney.

     24.2: Power of Attorney with respect to ICG Communications, Inc. (included on the signature page hereto).
--------
* To be filed by Amendment.

ITEM 22. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

    (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

    (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (5) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 ((S)230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENT OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD, STATE OF COLORADO, ON NOVEMBER 6, 1997.

                                         ICG Communications, Inc.


                                         By:       /s/ J. Shelby Bryan
                                             ----------------------------------
                                                     J. Shelby Bryan
                                            President, Chief Executive Officer
                                                       and Director

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints J. Shelby Bryan, James D. Grenfell and H. Don Teague, each as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement and any related Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                        TITLE                  DATE
             ---------                        -----                  ----
       /s/ William J. Laggett         Chairman of the          November 6, 1997
------------------------------------   Board of Directors
         WILLIAM J. LAGGETT

        /s/ J. Shelby Bryan           President, Chief         November 6, 1997
------------------------------------   Executive Officer
          J. SHELBY BRYAN              and Director
                                       (Principal Executive
                                       Officer)

       /s/ James D. Grenfell          Executive Vice           November 6, 1997
------------------------------------   President, Chief
         JAMES D. GRENFELL             Financial Officer
                                       (Principal Financial
                                       Officer)

        /s/ Richard Bambach           Vice President and       November 6, 1997
------------------------------------   Corporate Controller
          RICHARD BAMBACH              (Principal
                                       Accounting Officer)

                                      Director
------------------------------------
          HARRY R. HERBST

         /s/ Stan McLelland           Director                 November 6, 1997
------------------------------------
           STAN MCLELLAND

        /s/ Kathryn Proffitt          Director                 November 6, 1997
------------------------------------
          KATHRYN PROFFITT

                                      Director
------------------------------------
          LEONTIS TERYAZOS

                                      II-3